The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-204470

333-204470-01

Subject to Completion, dated January 18, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 27, 2015)

EMBRAER NETHERLANDS FINANCE B.V.

(a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands)

US$

        % Notes due

Fully, unconditionally and irrevocably guaranteed by

EMBRAER S.A.

(incorporated in the Federative Republic of Brazil)

Embraer Netherlands Finance B.V., or the issuer, is offering US$                      in aggregate principal amount of its         % notes due         , or the notes. The issuer is a private company with limited liability incorporated under the laws of the Netherlands. The notes will be fully, unconditionally and irrevocably guaranteed by Embraer S.A., or Embraer, a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil.

Interest on the notes will be payable semi-annually on                 and                 of each year, commencing on                     , 2017.

The issuer may, at its option, redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes and (ii) the applicable “make-whole” amount. The notes may also be redeemed by either the issuer or Embraer (as the case may be), in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian or Dutch tax law, as set forth in this prospectus supplement. See “Description of the Notes—Redemption and Repurchase.”

The notes will be senior unsecured obligations of the issuer, ranking equal in right of payment with all of its other existing and future senior unsecured debt. The guarantee will be senior unsecured obligations of Embraer, ranking equal in right of payment with all of its other existing and future senior unsecured debt.

We will apply to list the notes on the New York Stock Exchange. We cannot assure you that our listing application with the New York Stock Exchange will be approved.

Investing in the notes involves risks. See “Item 3. Key Information—D. Risk Factors” on page 8 of our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement, and “Risk Factors” beginning on page S-15 of this prospectus supplement to read the discussion of material risks you should consider before investing in the notes.

	Per Note	Total
Public Offering Price(1)%		US$
Underwriting Discount	%	US$
Proceeds before expenses to us	%	US$

(1)	Plus accrued interest, if any, from , 2017, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

ANY OFFER OR SALE OF THE NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC, AS AMENDED, OR THE PROSPECTUS DIRECTIVE, MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).

We expect the notes to be delivered to purchasers on or about                     , 2017 in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V., or Euroclear and Clearstream Banking, société anonyme, or Clearstream.

Joint Book-Running Managers

BB Securities	J.P. Morgan	Santander

The date of this prospectus supplement is                     , 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes by us. The second part, the accompanying prospectus, presents more general information about this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free writing prospectus we prepare or authorize. The issuer and Embraer have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither the issuer nor Embraer is making an offer to sell the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Embraer S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to the “issuer” or “Embraer Finance” are to Embraer Netherlands Finance B.V. References to the “guarantor” or “Embraer” are to Embraer S.A. References to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. This prospectus supplement and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, NY 10005.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 29, 2016 (File No. 001-15102), or our 2015 Form 20-F, containing our audited consolidated financial statements as at December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the notes offered by this prospectus supplement;

•	our report on Form 6-K, furnished to the SEC on January 18, 2017 (File No. 001-15102), or our Third Quarter Form 6-K, containing our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015, and certain other financial information that supersedes corresponding financial information in our 2015 Form 20-F; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference into this prospectus supplement or the accompanying prospectus.

All of the documents incorporated by reference are available at www.sec.gov under Embraer S.A., CIK number 0001355444.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Eduardo Couto

Head of Investor Relations

Embraer S.A.

Avenida Presidente Juscelino Kubitschek, 1909, 14th and 15th floors

Torre Norte—São Paulo Corporate Towers

04543-907, São Paulo, SP

Brazil

Telephone: (55) 11 3040-6874

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FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, principally in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement, “Item 3. Key Information—D. Risk Factors,” “Item 5. Operating and Financial Review and Prospects” and our audited consolidated financial statements at December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 included in our 2015 Form 20-F, and our Third Quarter Form 6-K, furnished to the SEC on January 18, 2017, containing our unaudited condensed consolidated interim financial statements at September 30, 2016 and for the nine months ended September 30, 2016 and 2015. These forward-looking statements include, but are not limited to, statements about the current conditions and future trends in the airline industry, defense and security market and the executive jet market, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.

We have based these forward-looking statements largely on our current expectations and projections about future events and industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our other markets;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•	the effects of customers canceling, modifying and/or rescheduling contractual orders;

•	the effect of changing priorities or reductions in the Brazilian federal government or international government defense budgets on our revenues;

•	continued successful development and marketing of the E-Jets family, including the development of the second generation, the E-Jets E2, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 650, Legacy 450 and Legacy 500) and our defense and security aircraft and services;

•	our level of indebtedness;

•	anticipated trends in our industry, including but not limited to the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•	our short- and long-term outlook for the 70-130 seat commercial airline market;

•	our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	the impact of volatile fuel prices and the airline industry’s response;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation;

•	our relationship with our workforce;

S-iv

•	other factors discussed in the documents incorporated by reference in this prospectus supplement, including under the heading “Risk Factors”; and

•	the risks discussed on pages S-15 to S-22 of this prospectus supplement and factors discussed in the documents incorporated by reference in the prospectus.

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the documents incorporated by reference in this prospectus supplement might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors, such as those risks described in the documents incorporated by reference in this prospectus supplement, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus.

S-v

ENFORCEMENT OF CIVIL LIABILITIES

Embraer S.A. is a corporation organized under the laws of Brazil and Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands. Substantially all of our directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil, the Netherlands or elsewhere outside the United States, and all or a significant portion of its assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or the Netherlands or to enforce against us or them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Brazil

Embraer has been advised by Soares, Bumachar, Barros Advogados, its Brazilian counsel, that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior de Tribunal Justiça). This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•	the judgment was issued by a competent court after proper service of process on the parties, which service of process, if made in Brazil; must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is final, binding and vested with all formalities necessary for execution in the place in which it has been issued and certain interlocutory decisions;

•	the judgment was authenticated by a Brazilian consulate in the State of New York;

•	the judgment was translated into Portuguese by a certified sworn translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•	civil actions may be brought before Brazilian courts in connection with the prospectus based on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action); and

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian bankruptcy, insolvency, liquidation, reorganization or similar laws. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 83 of the Brazilian Code of Civil Procedure.

S-vi

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

The Netherlands

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid or B.V.) incorporated under the laws of The Netherlands. It may be difficult for investors to enforce against Embraer Finance judgments obtained in courts outside the Netherlands. Where there is no treaty on the recognition and enforcement of judgments between a country and The Netherlands, as is the case for the United States (other than for arbitral awards), a judgment rendered by a court of such country (a “Foreign Court”) will not be enforced by the courts of the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the claim must be re-litigated before a competent Dutch court. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits if (a) that judgment results from proceedings compatible with the Dutch concept of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of the court has been based on an internationally acceptable ground and (d) the judgment by the court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands. Subject to the foregoing and provided that service of process occurs in accordance with applicable treaties, investors may be able to enforce in the Netherlands, judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that such judgments will be enforceable. In addition, it is doubtful whether a Dutch court would accept jurisdiction and impose civil liability in an original action commenced in the Netherlands and predicated solely upon U.S. federal securities laws.

S-vii

PRESENTATION OF FINANCIAL AND OTHER DATA

Financial Data

Our audited consolidated financial statements as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 are incorporated by reference in this prospectus supplement by reference to our 2015 Form 20-F, and our unaudited condensed consolidated financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 are incorporated by reference in this prospectus supplement by reference to our Third Quarter Form 6-K. Our consolidated financial statements at and for the years ended December 31, 2012 and 2011 are not incorporated by reference in this prospectus supplement. See “Introduction—Presentation of Financial and Other Data—Financial Data” in our 2015 Form 20-F.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, for each of the periods indicated.

After analyzing our operations and businesses with regard to the applicability of International Accounting Standards, or IAS, 21 – “The Effects of Changes in Foreign Exchange Rates,” particularly in relation to the factors involved in determining our functional currency, management concluded that our functional currency is the U.S. dollar. This conclusion was based on an analysis of the following factors, as set forth in IAS 21: (1) the currency that most influences sales prices of goods and services; (2) the currency of the country whose competitive forces and regulations most determine the sale prices of our goods and services; (3) the currency that most influences labor, materials and other costs of providing goods and services; (4) the currency in which the funds for financial operations are largely obtained; and (5) the currency in which revenue from operations is usually accumulated. Items included in the financial statements of each of our subsidiaries are measured using the currency of the primary economic environment in which such subsidiary operates. Our audited consolidated financial statements included in our 2015 Form 20-F and incorporated by reference into this prospectus supplement are presented in U.S. dollars, which is our presentation currency.

In our audited consolidated financial statements as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013, gains or losses resulting from the remeasurement of the monetary items and from foreign currency transactions have been reported in the consolidated statement of income as single line items.

For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários), or the CVM, and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared, and will continue to be required to prepare, financial statements in accordance with Law No. 6,404 of December 15, 1976, as amended, or the Brazilian Corporate Law.

Information in our 2015 Form 20-F is generally stated as of December 31, 2015, and our 2015 Form 20-F does not necessarily reflect subsequent information or events. The financial information included in our 2015 Form 20-F should be read in conjunction with our Third Quarter Form 6-K, which contains important information regarding events, developments and updates to certain expectations of our management that have occurred since the filing of our 2015 Form 20-F. The quarterly financial information for the nine months ended September 30, 2016, included in our Third Quarter Form 6-K, uses the U.S. dollar as the presentation currency and for that reason differs from the quarterly financial information filed with the CVM on October 31, 2016, which was prepared using the Brazilian real as the presentation currency.

S-viii

Non-GAAP Financial Information

We calculate “EBITDA” as net income plus finance income (expenses), foreign exchange gain (loss), income tax (expense) income and depreciation and amortization. EBITDA is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate EBITDA differently than us. EBITDA serves as an indicator of overall financial performance which is not affected by changes in rates of income and social contribution taxes or levels of depreciation and amortization.

Consequently, we believe that EBITDA serves as an important tool to periodically compare our operating performance, as well as to support certain administrative decisions. Because EBITDA does not include certain costs related to our business, such as interest expense, income taxes, depreciation, capital expenditures and other corresponding charges, which might significantly affect our net income, EBITDA has limitations which affect its use as an indicator of our profitability. For a reconciliation of net income to EBITDA, see “Summary Financial and Other Information” elsewhere in this prospectus supplement.

We define “net cash” as cash and cash equivalents, plus short- and long-term financial assets, minus short- and long-term loans and financings. Net cash is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate net cash differently than us. We consider net cash a useful measure of our liquidity and cash position. For a reconciliation of net cash, see “Summary Financial and Other Information” elsewhere in this prospectus supplement.

Other Data and Backlog

In this prospectus supplement:

•	some of the financial data reflects the effect of rounding;

•	aircraft ranges are indicated in nautical miles;

•	one nautical mile is equal to approximately 1.15 ordinary or “statute” miles, or approximately 1.85 kilometers;

•	aircraft speeds are indicated in nautical miles per hour, or knots, or in Mach, which is a measure of the speed of sound;

•	the term “regional jet” refers to narrow body jet aircraft with 30-60 passenger seat capacity;

•	the term “mid-capacity jet” refers to jet aircraft with 70-130 passenger seats—all of our regional and mid-capacity jet aircraft are sold in the commercial aviation segment;

•	the term “commercial aircraft,” as it applies to Embraer, refers to our regional jets and mid-capacity jets;

•	the terms “entry-level jet” and “light jet” refer to business jets that usually carry from four to eight passengers and up to nine passengers, respectively, that are designed for short take-off distances;

•	the term “mid-light” refers to business jets that usually carry up to nine passengers and can cover distances ranging from 1,700 to 3,000 nautical miles;

•	the term “midsize” refers to business jets that usually carry up to 12 passengers and can cover distances ranging from 3,000 to 3,300 nautical miles;

S-ix

•	the term “large” refers to business jets that usually carry up to 19 passengers and can cover distances ranging from 3,900 to 5,600 nautical miles;

•	the term “ultra-large jet” refers to business jets that usually have longer ranges and over-sized cabin spaces and can carry up to 19 passengers; and

•	the term “business jets,” as it applies to us, refers to our aircraft sold to companies, including fractional ownership companies, charter companies and air-taxi companies and high net-worth individuals.

We calculate our backlog as the sum of the contract values of all firm orders (i) for any aircraft that has not yet been delivered and (ii) for services and technologies contracted and not yet performed in defense and security. A firm order is a firm commitment from a customer, represented by a signed contract. Options to acquire aircraft are not considered as part of our backlog.

For additional information on our backlog and related data, see “Introduction—Presentation of Financial and Other Data—Other Data and Backlog” in our 2015 Form 20-F.

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SUMMARY

This summary highlights information presented in greater detail elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read the entire prospectus (including the documents incorporated by reference) before investing, including “Risk Factors,” and the documents incorporated by reference herein, including (1) our 2015 Form 20-F, containing our audited consolidated financial statements as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013, and (2) our Third Quarter Form 6-K, containing our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015. See “Presentation of Financial and Other Data” herein and “Introduction—Presentation of Financial and Other Data” in our 2015 Form 20-F.

We are the leading manufacturer of commercial regional and mid-capacity jets in the world, based on deliveries during the year ended December 31, 2016 and we have a franchise footprint, represented by our global customer base. Our focus is achieving customer satisfaction with a range of products and services addressing the commercial airline, executive jet and defense and security markets.

We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a publicly-held company that produces aircraft for commercial and executive aviation, and for defense and security purposes and related services. For the year ended December 31, 2015 and in the nine month ended September 30, 2016, respectively, we generated revenue of US$5,928.1 million and US$4,189.7 million, of which approximately 90.0% and 92.3% was U.S. dollar-denominated. At December 31, 2015 and September 30, 2016, respectively, we had a total firm order backlog of US$22.5 billion and US$21.4 billion, which included 513 and 479 firm orders for commercial aircraft.

Main Business Segments

Commercial Aviation. Our first regional aircraft was the Bandeirante, a 19-passenger twin-engine non-pressurized turboprop aircraft initially designed to service the transport needs of the Brazilian Air Force. This aircraft was certified in 1973. The Bandeirante was followed by the EMB 120 Brasília, which was certified in 1985 and is a high performance, pressurized turboprop commercial aircraft seating up to 30 passengers that was designed to serve the longer routes and higher passenger traffic of the growing regional aircraft market. Drawing upon the design of the EMB 120 Brasília and the jet technology acquired in our development of the AM-X, a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial use. This family comprises three aircraft, which seat up to 37, 44 and 50 passengers. The first member of the ERJ 145 family, the ERJ 145, was certified in 1996. We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to serve the aircraft market’s trend towards larger, higher volume and longer range jets. The first member of this family, the EMBRAER 170, was certified in February 2004, and its derivatives, the EMBRAER 175 and the EMBRAER 190, were certified in December 2004 and August 2005, respectively. The certification of the EMBRAER 195 was granted in June 2006. In June 2013, Embraer launched the second generation of its E-Jets family of commercial aircraft, the E-Jets E2, comprising three new airplanes, the E175-E2, E190-E2 and E195-E2. The E190-E2 is expected to enter service in the first half of 2018. The E195-E2 is slated to enter service in 2019 and the E175-E2 in 2021. Our commercial aviation business accounted for 56.5% and 59.5% of our revenue for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively.

Defense and Security. We are the leading supplier of defense aircraft for the Brazilian Air Force, based on number of aircraft sold, and have sold aircraft to armed forces in the U.S., Europe, Asia and Latin America. In the defense and security market, we offer a line of intelligence, surveillance and reconnaissance aircraft based on the ERJ 145 regional jet platform, services, systems and solutions, ground radar, transportation of authorities, tactical military transport and aerial refueling (KC-390), basic and advanced training and light attack aircraft (Super Tucano), unmanned aerial systems (UAS), and geostationary defense and communications satellites. Using our commercial aircraft platforms, we are able to offer a comprehensive range of aircraft dedicated to transportation of officials, medical evacuation and general transportation missions for the defense and security market. In May 2016, we successfully conducted the first flight of the KC-390’s second prototype and we expect to deliver the first aircraft in 2018. Prototype 001 and 002 recorded together more than 500 flight hours in the nine months ended September 30, 2016. Our defense and security business accounted for 13.7% and 14.7% of our revenue for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively. Revenues from sales to the Brazilian federal government accounted for 59.1% and 55.7% of the revenue for this segment for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively.

Executive Jet. We developed a line of business jets throughout time, first, the Legacy 600, a super mid-size jet, which was discontinued in 2016 to focus on the success of its longer-range successor, the Legacy 650, followed by the Phenom 100, an entry-level jet, and the Phenom 300, a light jet, both launched in 2005. The Lineage 1000, an ultra-large jet, was added in 2006 as the largest business jet in our business jet portfolio and an enhanced version was introduced in 2013, the Lineage 1000E. In 2008, we launched the Legacy 450 and Legacy 500, a mid-light and a mid-size jet, respectively. In 2009, we presented the Legacy 650, a large business jet that is positioned in our portfolio between the Legacy 500 and the Lineage 1000. The Legacy 500 and the Legacy 450 entered into service in October of 2014 and December 2015, respectively. In 2016, we launched the Phenom 100 EV and the Legacy 650E.

Other Related Businesses. We provide fuel systems, structural parts, and mechanical and hydraulic systems to Sikorsky Aircraft Corporation, or Sikorsky, for its production of helicopters. We provide to Sikorsky the development and manufacture of the Landing gear, fuel system and fuel tanks for the S-92 and H-92 Helibus helicopters. We also act as a risk-sharing partner for Sikorsky. These contracts were renewed in 2015 and will expire in 2020. We developed Ipanema, a crop duster aircraft pursuant to specifications of the Brazilian Ministry of Agriculture. These aircraft are produced only on demand. Through September 30, 2016, we had delivered a total of 1,371 of these aircraft. Our other related businesses, which include customer services, accounted for 0.8% and 0.5% of our revenue for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively.

Our Strengths

We believe that our primary strengths are:

Leading Commercial Aircraft Manufacturer with a Global Customer Base. Based on the number of aircraft sold, we are a leading manufacturer of jets of up to 130 seats, with a strong global customer base. Around 100 airlines from over 60 countries are flying our commercial jet aircraft on five continents. Our customers include some of the largest and most significant network, regional and low cost carriers in the world.

Aircraft Design; Technology; Cost and Operating Efficiency. We conceive, develop and manufacture aircraft to provide our customers with reduced operating, maintenance and training costs due to the similarity and efficiency in design and the commonality of parts within a jet family. These similarities enable us to significantly reduce our design, development and production costs and pass these savings along to our customers in our competitive sales prices, reducing the development time of our aircraft.

Strategic Risk-Sharing Partners. With respect to our commercial and business aircraft, we developed strategic relationships with key risk-sharing partners. These risk-sharing partners develop and manufacture significant portions of the systems and components of our aircraft and contribute their own funds to develop these systems and components, thereby reducing our development expenses. These risk-sharing partners also fund a portion of our development expenses through direct contributions of cash or materials. These strategic relationships enable us to lower our development expenses and risks, improve our operating efficiency, enhance the quality of our products and reduce the number of our suppliers, thereby providing us with flexibility of our production process. For further information on our risk-sharing arrangements, see “4. Information on the Company—C. Business Overview—Suppliers and Components; Risk-Sharing Arrangements” in our 2015 Form 20-F.

Funded Development of Defense Products. Historically, development expenditures related to defense aircraft have been funded in large part by certain of our customers, which in this business segment include the governments of different countries. These customers have had an important role in our engineering and industrial development. In addition, we use well-proven platforms developed for the commercial and business aviation segments as a solution for certain defense products.

Flexibility of Production to Meet Market Demands. We believe the flexibility of our production processes and our operating structure, including our risk-sharing partnerships, allow us to increase or decrease our production in response to market demand.

Experienced and Highly Skilled Workforce. Our employees are experienced and highly skilled. As of September 30, 2016, engineers comprised 22.8% of our workforce. Due to the high level of knowledge and skill of our employees, and our continuous training and incentive programs, we are able to efficiently pursue new programs and provide our customers with differentiated technical expertise and guidance.

Business Strategies

With a view to continue growing our business and increasing our profitability, we intend to continue to offer our customers cost-effective, high quality, and reliable aircraft and services. The key elements of our strategy are the following:

Continuing to Market Our Commercial Aircraft. We are fully committed to marketing our jets of up to 130 seats (ERJ 145 family and the E-Jets family). As of September 30, 2016, we had approximately 600 units of the ERJ 145 jet family and over 1,100 units of the EMBRAER 170/190 jet family active in service. We believe that market opportunities exist for the EMBRAER 170/190 jet family with regional airlines that are seeking to expand their fleet, as well as increase their penetration in higher density markets and add longer routes. We also believe that the EMBRAER 170/190 jet family will have opportunities with mainline and low-cost airlines that are right sizing their fleets to adjust capacity for low to mid-density markets. As of September 30, 2016, we were leaders in the segment of jets of up to 130 seats in terms of number of aircraft sold. Additionally, we believe that our commercial aircraft will provide us with significant opportunities to increase our competitiveness by offering a full range of jets of up to 130 seats to our customers.

Strengthening Our Position in the Executive Jet Market. We believe that the business jet market provides us with significant growth opportunities. We expect to offer products in nearly all executive jet categories, from the entry-level to the ultra large. We have developed the Phenom 100, an entry-level jet, the Phenom 300, a light jet, Legacy 450, a mid-light jet, Legacy 500, a mid-size jet, the Legacy 650, a large business jet and the Lineage 1000, an ultra large jet. This portfolio represents one of the broadest in the industry. We have endeavored to understand and respond to market and customer needs, in an effort to continuously improve the product and customer support for our business jets. In the last 10 years, we introduced four clean sheet design airplanes to the market: Phenom 100, Phenom 300, Legacy 500 and Legacy 450. In 2016, our customer support was ranked number one by the two independent industry leading surveys—Aviation International News (AIN) and Pro Pilot Magazine.

Continue to Pursue Market Niche Opportunities in the Defense and Security Market. We currently offer products for transportation, light attack, training, intelligence, surveillance and reconnaissance. Since our products offer multi-mission capabilities at a competitive price and are designed to be operated in any environment at low operating costs, we believe our products meet the needs of governments in countering global threats, such as terrorism, drug dealing and weapon smuggling.

Continued Focus on Customer Satisfaction and Support. We believe that our focus on customer satisfaction is fundamental to our entrepreneurial success and our business strategy. Providing high quality customer support and services is a key element of our customer focus and it is critical to our ability to maintain long-term relationships with our customers and keep our products competitive in the market. As the number of our aircraft in operation continues to grow, and our business expands, we have further increased our commitment to providing our customers with an appropriate level of after-sale support, including technical assistance, training, maintenance, spare parts and other related services. We own and manage several service centers, strategically located in various parts of the world. In addition, our customers can rely on several authorized third-party maintenance service centers around the world to comply with their maintenance needs. For further information on our support and services network, see “Item 4. Information on the Company—C. Business Overview—Commercial Aviation Business—Services and Support—Commercial Aircraft,” “Item 4. Information on the Company—C. Business Overview—Executive Aviation Business—Services and Support—Executive Jets,” and “Item 4. Information on the Company—C. Business Overview—Defense & Security Business—Services and Support—Defense & Security” in our 2015 Form 20-F.

Continue to Motivate Our Employees and Improve Our Production Processes and Managerial Practices. We are constantly seeking to exceed our customers’ expectations. In order to achieve this goal, we must, on a daily basis, continuously seek to implement the most efficient production processes and best managerial practices. Because the success of our products and services is ultimately a combination of the contribution of our employees and the production processes we have developed over the years, we recognize that we must continue to motivate our employees and refine our production processes. To that effect, we have implemented, and intend to further develop, corporate programs based on a “lean manufacturing” philosophy, such as the Embraer Enterprise Excellence Program (or P3E), that are designed to strengthen our internal culture of excellence and improve the efficiency of our operations. The P3E consists of four basic pillars—Cultural Organization, Personnel Development, Leadership Development and Corporate Efficiency.

Recent Developments

CEO succession and Other Management Changes

On June 9, 2016, we announced that we had commenced the succession process for our CEO position, continuing the work developed by Mr. Frederico Fleury Curado in the last decade. Paulo César de Souza e Silva became our CEO as of July 2016, in a transition completed by the end of 2016. Paulo César de Souza e Silva has been an Embraer senior executive since 1997, with 13 years of experience focusing and developing Embraer’s Customer Financing strategies and, from April 2010 until July 2016, was our President and CEO Commercial Aviation.

In addition to our CEO succession, during 2016 we had other changes in management. For further information, see “Recent Developments—Management.”

Resolution of Internal Investigations

On October 24, 2016 we finalized definitive agreements, or the Final Agreements, with the U.S. Department of Justice, or DOJ, and the SEC for the settlement of criminal and civil violations of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA. We also finalized a term of undertaking (termo de compromisso e de ajustamento de conduta), or TCAC, with the Brazilian Federal Public Prosecutor’s Office (Ministério Público Federal), or MPF, and the CVM for the resolution of violations of certain Brazilian laws.

Under the Final Agreements with the DOJ and the SEC:

•	We agreed to pay US$98.2 million to the SEC (of which US$20.0 million will be deducted as it was paid to the MPF and the CVM under the TCAC, as described below), as disgorgement of profits, and US$107.3 million to the DOJ, as penalty for one count of conspiracy to violate the anti-bribery and books and records provisions of the FCPA and one count of violating the internal controls provisions of the FCPA.

•	The DOJ agreed to defer prosecution for three years for the acts acknowledged by us in a deferred prosecution agreement, or DPA, after which period the charges will be dismissed if we do not violate the terms of the DPA.

•	We agreed to an external and independent monitorship for a period of three years to assess compliance with the Final Agreements, especially regarding effectiveness of controls and procedures to reduce the risk of any FCPA violations.

Simultaneously with the Final Agreements, we finalized a TCAC with the MPF and the CVM to settle any potential claims that could be brought in court (ação civil pública) or through administrative proceedings (processo administrativo sancionador) in Brazil. The TCAC has also been approved by the relevant authorities and is fully effective.

Under the TCAC, we acknowledged violations of certain Brazilian laws between 2007 and 2011 and agreed to:

•	Pay a total of R$64.0 million to a Brazilian federal fund (Fundo de Defesa dos Direitos Difusos), as disgorgement of illegal profits, damages, and as a deterrent against similar practices. The amount payable under the TCAC is to be deducted from the amount payable under the Final Agreements.

•	Cooperate with the MPF and the CVM in lawsuits and administrative proceedings against individuals arising out of the acts acknowledged in the TCAC.

Under the TCAC, the MPF and the CVM acknowledged that (i) we voluntarily conducted a broad internal investigation, which assisted in uncovering facts that were the subject of criminal and administrative investigations, and (ii) we approached the Brazilian authorities pro-actively and in good faith, and they agreed that:

•	The MPF will not file suit (ação civil pública and ação de improbidade administrativa) against us arising out of the acts we have acknowledged and will terminate proceedings now underway.

•	The CVM will end an ongoing administrative proceeding arising out of the acts we have acknowledged.

•	The MPF and the CVM will inform other Brazilian federal agencies of the terms of the TCAC and cooperate with us in seeking that these agencies take the TCAC into consideration should other proceedings regarding the acknowledged acts be brought.

The Final Agreements and the TCAC represent the conclusion of the internal investigation of allegations of noncompliance with the FCPA and certain Brazilian laws in some aircraft sales outside Brazil between 2007 and 2011.

Related proceedings and developments in other countries are ongoing and could result in additional fines, which may be substantial, and possibly other substantial sanctions and adverse consequences. We believe that there is no adequate basis at this time for estimating accruals or quantifying any contingency with respect to these matters.

We will continue to cooperate with governmental authorities, as circumstances may require.

In light of the internal investigation, we embarked on a comprehensive effort to improve and expand our compliance program worldwide. This multi-year task involved reexamining our compliance systems, and where appropriate, redesigning or adding to them. Some of the key enhancements include the creation of a Compliance Department; the appointment of a Chief Compliance Officer who is currently also our general counsel, which, for these compliance matters, reports directly to the Risk and Audit Committee of the Board of Directors; the development of a program to monitor engagement of and payments to third parties; improvements to compliance policies, procedure and controls; the enhancement of anonymous and other reporting channels; and the development of a comprehensive training and education program designed to maintain and reinforce a strong compliance culture at all levels of Embraer globally. We will continue to promote enhancements and update its compliance program.

Class Action

In August, 2016, a putative securities class action was filed in a U.S. court against us and certain of our former and current executives. In October, 2016, a federal Court in New York appointed a lead plaintiff and a lead counsel for the putative class action. In December 2016, the lead plaintiff filed an amended complaint. The amended complaint seeks to bring claims on behalf of all persons and entities who purchased or otherwise acquired Embraer securities during the period from January 11, 2012 through and including November 28, 2016 asserting violations of the U.S. federal securities laws relating to the internal investigations described above and related issues. The Court has not yet issued a briefing schedule for the motion to dismiss and other procedural aspects of the case. So far we believe that there is no adequate base to estimate provisions related to this matter.

Agreements with United Airlines and Republic Airways

In November 2016, we signed a firm sale for 24 E175 jets with United Airlines. This order represents a transfer of 24 E175 jets previously placed with Republic Airways Holdings, or Republic, which were cancelled.

The 24 aircraft ordered by United Airlines are scheduled for delivery in 2017. The contract has a total value of US$1.08 billion, at list price. This backlog movement will be reflected in our 2016 fourth-quarter results and is reflected in our current backlog.

E175 E2 Entry into Service

We revised our initial projection of certification and entry into service of the E175 E2 jet from 2020 to 2021. This rescheduling is based on the following two factors:

•	Continued interest in the current generation E175 jet in the North American market; and

•	Recent negotiations between the major U.S. airlines and their respective pilot unions during which the maximum takeoff weight restrictions for 76-seat aircraft included in the relevant scope clauses remained unchanged.

The next round of negotiations between the major US airlines and their respective pilot unions is scheduled to occur in 2019 at which time such restrictions may be revisited.

The expected timeframes of certification and entry into service for the other models of this family of aircraft, the E190 E2 and the E195 E2, continue unchanged and should occur in the first half of 2018 and in 2019, respectively. The development and certification program of these aircraft is progressing as expected.

Corporate Structure

Embraer is a corporation duly incorporated under the laws of Brazil with an indefinite term of duration. Originally formed in 1969 by the Brazilian federal government, we were privatized in 1994. Our principal executive office is located at Avenida Presidente Juscelino Kubitschek, 1909, 14th and 15th floors—Torre Norte—São Paulo Corporate Towers, 04543-907, São Paulo, São Paulo State, Brazil. Our telephone number is 55-11-3040-6874.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of or incorporated by reference in the prospectus or this prospectus supplement.

Embraer Netherlands Finance B.V.

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, a wholly owned subsidiary of Embraer and was established primarily to act as a finance subsidiary of Embraer. Its registered office is at Jachthavenweg 109 C, 1081KM, Amsterdam, The Netherlands, and registered with the Trade Register of the Dutch Chamber of Commerce under number 63376431. Its deed of incorporation and any other documents concerning Embraer Finance which are referred to in this prospectus can be inspected at Embraer Finance’s headquarters at the same address.

THE OFFERING

The following summary contains basic information about the notes and the guarantees and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes and the guarantees, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Embraer Netherlands Finance B.V.

Guarantor	Embraer S.A.

Notes Offered	US$ aggregate principal amount of % Notes due

Guarantees	Embraer will fully, unconditionally and irrevocably guarantee all of the issuer’s obligations under the notes.

Issue Price	% of the principal amount

Maturity Date

Interest Rate	The notes will bear interest at the rate of % per annum, based on a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on the notes will be payable semi-annually on and of each year, commencing on , 2017.

Ranking	The notes and guarantees will be general unsecured senior obligations and will rank equal in right of payment with all of Embraer Finance’s and Embraer’s existing and future senior unsecured indebtedness, subject to certain statutory preferences under applicable law.

The notes and the guarantees will be (i) effectively subordinated to all of Embraer Finance’s and Embraer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and (ii) structurally subordinated to all of the existing and future liabilities of its respective subsidiaries.

As of September 30, 2016, on a consolidated basis, Embraer had US$3,823.1 million of debt outstanding. Of this debt, US$381.1 million was secured debt and US$315.2 million was debt of our subsidiaries. In addition, as of September 30, 2016, Embraer had off-balance sheet exposure of US$344.0 million relating to financial guarantees.

Use of Proceeds	The net proceeds of this offering will be used for general corporate purposes. See “Use of Proceeds.”

Payment of Additional Amounts	All payments of principal and interest in respect of the notes and the guarantees, if any, will be made without withholding or deduction for any Brazilian or Dutch taxes or other governmental charges unless Embraer or Embraer Finance is compelled by law to withhold or deduct such taxes or governmental charges. In the event we are required to withhold or deduct amounts for any taxes or other governmental charges, Embraer or Embraer Finance will pay such additional amounts as are necessary to ensure that the holders of the notes and the guarantees receive the same amount as such holders would have received without such withholding or deduction, subject to certain exceptions.

Optional Tax Redemption	Either Embraer Finance or Embraer (as the case may be) may, at its option, redeem the notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to Brazilian or Dutch tax law. See “Description of the Notes—Redemption and Repurchase—Optional Tax Redemption.”

Optional Redemption	Embraer Finance may, at its option, redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes plus accrued interest and additional amounts, if any, to the date of redemption and (ii) the applicable “make-whole” amount, as described under “Description of the Notes—Redemption and Repurchase—Optional Redemption With Make-Whole Amount.”

Covenants of Embraer	The indenture governing the notes will contain restrictive covenants that, among other things, limit Embraer’s ability to:

• incur liens; and

• consolidate, merge or transfer assets.

These covenants are subject to important exceptions. See “Description of Debt Securities—Certain Covenants of Embraer.”

Covenants of Embraer Finance

The indenture governing the notes will contain restrictive covenants that, among other things, limit Embraer Finance’s ability to:

•       incur liens;

•       consolidate, merger or transfer assets; and

•       engage in certain activities and transactions.

These covenants are subject to important exceptions. See “Description of the Notes—Covenants—Additional Limitation on Embraer Finance.”

Events of Default	Holders of the notes will have special rights if an event of default occurs. These events of default are described in detail under the heading “Description of the Notes—Events of Default.”

Further Issuances	Embraer Finance reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Form and Denomination; Settlement	The notes will be issued in the form of global notes in fully registered form without interest coupons. The notes will be issued in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Settlement	The notes will be delivered in book-entry form through the facilities of DTC for the accounts of its participants, including Euroclear and Clearstream.

Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.

Listing	New York Stock Exchange

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon

Principal Paying Agent	The Bank of New York Mellon

Risk Factors	Prospective investors should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in the notes. In particular, we urge prospective investors to carefully consider the information set forth under “Risk Factors” for a discussion of risks and uncertainties relating to us, our subsidiaries, our business and an investment in the notes.

SUMMARY FINANCIAL AND OTHER INFORMATION

The following table presents summary historical consolidated financial and operating data for us, prepared in accordance with IFRS, as issued by the IASB, for each of the periods indicated. You should read this information in conjunction with the selected financial data and our consolidated financial statements and related notes included in our 2015 Form 20-F filed with the SEC on March 29, 2016, containing our audited consolidated financial statements at December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013, and our Third Quarter Form 6-K, furnished to the SEC on January 18, 2017, containing our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The results of operations for the nine-month period ended September 30, 2016 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2016.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
Consolidated Statements of Income:
Revenue	4,189.7	3,853.7	5,928.1	6,288.8	6,235.0
Cost of sales and services	(3,360.1)	(3,092.1)	(4,816.8)	(5,038.3)	(4,818.9)

Gross profit	829.6	761.6	1,111.3	1,250.5	1,416.1
Operating income (expense):
Administrative	(120.3)	(132.4)	(182.0)	(207.5)	(210.5)
Selling	(287.2)	(264.7)	(361.6)	(419.9)	(454.4)
Research	(28.8)	(26.8)	(41.7)	(47.1)	(74.7)
Other operating (expense) income, net	(463.7)	(71.5)	(194.2)	(32.6)	36.9
Equity in losses of associates	(0.2)	—	(0.3)	(0.1)	—

Operating profit before financial income (expense)	(70.6)	266.2	331.5	543.3	713.4
Financial income (expenses), net	(16.5)	(15.8)	(22.9)	(24.5)	(96.4)
Foreign exchange gain (loss), net	(5.5)	20.1	27.6	(14.9)	(14.6)

Profit before taxes on income	(92.6)	270.5	336.2	503.9	602.4
Income taxes expense (income)	64.6	(303.7)	80.8	(156.2)	(256.4)

Net income	(28.0)	(33.2)	80.8	347.7	346.0

Attributable to:
Owners of Embraer	(29.2)	(42.0)	69.2	334.7	342.0
Non-controlling interest	1.2	8.8	11.6	13.0	4.0

	As of September 30,	As of December 31
	2016	2015	2014	2013
	(in US$ millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,455.5	2,165.5	1,713.0	1,683.7
Financial assets	1,236.1	622.6	710.6	939.9
Other current assets	4,331.1	3,623.5	3,387.1	3,144.2
Property, plant and equipment	2,145.7	2,027.4	2,025.8	1,993.3
Intangible assets	1,574.4	1,405.4	1,260.9	1,109.1
Other long-term assets	1,458.2	1,825.1	1,313.6	1,272.3

Total assets	12,201.0	11,669.5	10,411.0	10,142.5

Short-term loans and financings	498.5	219.4	89.7	79.3
Other current payables	3,354.8	2,861.0	2,463.2	2,813.4
Long-term loans and financings	3,324.6	3,311.1	2,418.4	2,115.0
Other non-current liabilities	1,239.4	1,434.3	1,574.9	1,502.6

Total liabilities	8,417.3	7,825.8	6,546.2	6,510.3

Company shareholders’ equity	3,688.5	3,741.8	3,764.8	3,533.6
Non-controlling interest	95.2	101.9	100.0	98.6

Total shareholders’ equity	3,783.7	3,843.7	3,864.8	3,632.2

Total liabilities and shareholders’ equity	12,201.0	11,669.5	10,411.0	10,142.5

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
Other Consolidated Financial Data:
Net cash provided by (used in) operating activities	(219.6)	66.1	862.5	482.3	564.6
Net cash provided by (used in) investing activities	(639.7)	(726.3)	(1,417.4)	(671.5)	(764.0)
Net cash provided by (used in) financing activities	61.1	1,119.7	1,224	333.3	192.5
Depreciation and amortization	254.2	218.5	316.8	286.3	290.6

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions, except for ratios)
Certain Consolidated Financial Data:
EBITDA(4)	348.4	766.0	648.3	829.6	1,004.0
Interest and commissions on loans(5)	211.8	161.3	174.6	138.7	132.5
Certain Financial Ratios:
Total debt to EBITDA(1)(4)(6)	10.97	4.42	5.45	3.02	2.19
Net cash to EBITDA(2)(4)(6)	(1.87)	(0.84)	0.01	(0.10)	0.43
Total debt to capitalization(1)(3)	0.50	0.47	0.48	0.40	0.38
EBITDA to interest and commissions on loans(4)(5)(6)	1.64	4.75	3.71	5.98	7.58

(1)	Total debt represents short- and long-term loans and financing. Total debt does not include other obligations such as non-recourse and recourse debt associated with customer financing arrangements transacted through special purpose entities, or SPEs.
(2)	Net cash represents cash and cash equivalents, plus short- and long-term financial assets, minus short- and long-term loans and financing.
(3)	Total capitalization represents short- and long-term loans and financing, plus company shareholders’ equity, which excludes non-controlling interests.
(4)	We calculate EBITDA as net income plus finance income (expenses), foreign exchange gain (loss), income tax (expense) income and depreciation and amortization. EBITDA is not a measurement of our financial performance under IFRS. EBITDA is presented because we use it internally as a measure to evaluate certain aspects of our business, including our financial operations. We also believe that some investors find it to be a useful tool for measuring a company’s financial performance. EBITDA should not be considered as an alternative to, in isolation from, or a substitution for analysis of our financial condition or results of operations, as reported under IFRS. Other companies in our industry may calculate EBITDA differently than we have for purposes of this prospectus supplement, limiting EBITDA’s usefulness as a comparative measure.
(5)	Includes only interest and commissions on loans, which are included in financial income (expense), net presented in our consolidated income statement.
(6)	Financial ratios as of and for the nine months ended September 30, 2016 and 2015 were calculated based on the accumulated EBITDA for the previous 12-month periods (US$348.4 million and US$766.0 million, respectively) and, as to the ratio of EBITDA to interest and commissions on loans, based on the related interest and commissions on loans for such 12-month periods (US$211.8 million and US$161.3 million, respectively).

The table below sets forth the reconciliation of net income attributable to Embraer to EBITDA as well as the reconciliation of net cash, calculated, in each case, on the basis of financial information prepared in accordance with IFRS, for the periods indicated.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
EBITDA Reconciliation:
Net income	87.2	61.7	80.8	347.7	346.0
Income tax (expense) income	(112.9)	358.6	255.4	156.2	256.4
Financial income (expenses), net	23.6	38.4	22.9	24.5	96.4
Foreign exchange gain (loss), net	(2.0)	3.8	(27.6)	14.9	14.6
Depreciation and amortization	352.5	303.5	316.8	286.3	290.6

EBITDA	348.4	766.0	648.3	829.6	1,004.0

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
Net Cash Reconciliation:
Cash and cash equivalents	1,455.5	1,954.5	2165.5	1,713.0	1,683.7
(+) Financial assets (short- and long-term)	1,714.9	791	1,372.2	710.6	939.9
(-) Short-term loans and financings	498.5	311.8	219.4	89.7	79.3
(-) Long-term loans and financings	3,324.6	3,077.6	3,311.1	2,418.4	2,115.0

Net Cash	(652.7)	(643.9)	7.2	(84.5)	429.3

	For the year ended December 31,
	2016	2015	2014	2013
Other Data:
Aircraft delivered during period:
To the Commercial Aviation Segment:
EMBRAER 170	—	2	1	4
EMBRAER 175	90	82	62	24
EMBRAER 190	11	8	19	45
EMBRAER 195	7	9	10	17
To the Defense and Security Segment:
EMB 145 AEW&C/RS/MP	1	1	—	—
EMB 312 Tucano/AL-X/Super Tucano	13	19	7	6
To the Executive Aviation Segment:
Legacy 600/650	9	12	18	23
Legacy 450/500	33	23	3	—
EMBRAER 145/170/190 Shuttle	—	—	—	2
Phenom 100	10	12	19	30
Phenom 300	63	70	73	60
Lineage 1000	2	3	3	4
To the General Aviation Segment:
Light Propeller Aircraft	2	19	38	60

Total delivered	241	260	253	275

	As of December 31,
	2016	2015	2014	2013
Aircraft in backlog at end of period:
In the Commercial Aviation Segment	450	513	459	429
EMBRAER 170	3	3	5	1
EMBRAER 175	104	169	172	188
EMBRAER 190	56	55	65	73
EMBRAER 195	12	19	7	17
EMBRAER 175 – E2	100	100	100	100
EMBRAER 190 – E2	85	77	60	25
EMBRAER 195 – E2	90	90	50	25
In the Defense and Security Segment	64	74	65	38
In the Executive Aviation Segment	122	163	168	208

Total backlog (in aircraft)	636	750	692	675

Total backlog (in US$ millions)	19,622.9	22,460.7	20,920.2	18,205.5

RISK FACTORS

Prospective purchasers of notes should carefully consider the risks described below and those described in “Item 3. Key Information—D. Risk Factors” of our 2015 Form 20-F which is incorporated by reference in the prospectus, as well as the other information in this prospectus supplement, before deciding to purchase any notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of the notes could decline and you could lose all or part of your investment.

Risks Relating to Brazil

Brazilian political and economic conditions have a direct impact on our business and the trading price of our securities.

The Brazilian federal government has frequently intervened in the Brazilian economy and occasionally has made drastic changes in policy and regulations. The Brazilian federal government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition, results of operations and the trading price of our securities may be adversely affected by changes in policy or regulations at the federal, state or municipal level involving or affecting factors such as:

•	interest rates;

•	monetary policies;

•	exchange controls and restrictions on remittances abroad (such as those that were imposed in 1989 and early 1990);

•	currency fluctuations;

•	inflation;

•	liquidity of domestic capital and lending markets;

•	tax policies;

•	energy and water shortages and rationing; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian companies. These and other future developments in the Brazilian economy and governmental policies may adversely affect us and our business and results of operations and may adversely affect the trading price of our securities.

In addition and as a consequence to the above mentioned, since 2011, Brazil has been experiencing an economic slowdown. The Gross Domestic Product, or GDP, growth rates were (3.8)% in 2015, 0.1% in 2014, 2.7% in 2013 and 1.8% in 2012 and 3.9% in 2011, compared to a GDP growth of 7.5% in 2010. For 2016 and 2017, analysts forecast that the Brazilian GDP will grow (3.49)% and 0.5%, respectively.

Our results of operations and financial condition have been, and will continue to be, affected by the growth rate of the Brazilian GDP. We cannot assure you that the GDP will increase or remain stable. Developments in the Brazilian economy may affect Brazil’s growth rates and, consequently, the use of our products and services.

Brazilian markets have been experiencing heightened volatility due to the uncertainties derived from the ongoing “Carwash” investigation (Operação Lava Jato), which is being conducted by the Federal Prosecutors’ Office, and its impact on the Brazilian economy and political environment. Certain members of the Brazilian government and of the legislative branch, as well as senior officers of large state-owned and private companies are facing allegations of political corruption for officials allegedly accepting bribes by means of kickbacks on contracts granted by the government to several infrastructure, oil and gas and construction companies. Profits from these kickbacks allegedly financed the political campaigns of political parties that were unaccounted for or not publicly disclosed, and served to further the personal enrichment of the recipients of the bribery scheme. As a result, a number of senior politicians, including congressmen and officers of the major state-owned and private companies in Brazil, resigned or have been arrested and certain senior elected officials and other public officials are being investigated for allegations of unethical and illegal conduct identified during the “Carwash” investigation.

The potential outcome of these investigations is uncertain, but they have already had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. We cannot predict whether the allegations will lead to further political and economic instability or whether new allegations against government officials will arise in the future. In addition, we cannot predict the outcome of any such allegations nor their effect on the Brazilian economy. The development of those unethical conduct cases has and may continue to adversely affect our business, financial condition and results of operations and the trading price of our securities.

In addition, the Brazilian economy continues to be subject to the effects of the outcome of the impeachment proceedings against former President Dilma Rousseff. On August 31, 2016, following a trial by the Senate, the former President Dilma Rousseff was formally impeached. Vice-President Michel Temer has been sworn in as the new President of Brazil until the next presidential election, due to take place in 2018. The President of Brazil has power to determine governmental policies and actions that relate to the Brazilian economy and, consequently, affect the operations and financial performance of businesses, including us. The impeachment proceedings have adversely affected, and we expect that they will continue to adversely affect, the Brazilian markets and trading prices of securities issued by Brazilian issuers, including us. We cannot predict the effects of the recent impeachment proceedings and the current ongoing political uncertainties on the Brazilian economy.

Economic developments and investor perceptions of risk in other countries, including both in developed or emerging market economies, may adversely affect the trading price of Brazilian securities, including our securities.

The market value of securities of Brazilian issuers is affected in varying degrees by economic and market conditions in other countries, including in developed countries, such as the United States and certain European countries, and in emerging market countries. Although economic conditions in such countries may differ significantly from economic conditions in Brazil, the reaction of investors to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers. The price of shares traded in the Brazilian capital markets, for instance, has been historically subject to fluctuation of interest rates in the United States and the variation in the main U.S. stock exchanges. Moreover, crises in other emerging countries may diminish investor interest in securities of Brazilian issuers, including our securities. This could adversely affect the market price of our securities and could also make it more difficult for us to access capital markets, affecting our ability to finance our operations on acceptable terms.

Recently, heightened volatility in the Brazilian market was due to, among other factors, uncertainties regarding adjustments to the implication of U.S. elections, U.S. monetary policy, the so-called Brexit and their consequences on international financial markets, increased aversion to risk in emerging countries, and uncertainties regarding macroeconomic and political conditions. In addition, we are exposed to disruption and volatility of global financial markets due to their effects on the economic and financial environment, particularly in Brazil, such as economic downturn, increased unemployment rate, decreased purchasing power of consumers and unavailability of credit.

These disruptions or volatility in global financial markets may increase even further the negative effects on the Brazilian economic and financial environment, adversely affecting us.

Any further downgrading of Brazil’s credit rating could adversely affect the trading price of our securities.

Credit ratings affect investors’ perceptions of risk and, as a result, the yields required on future debt issuance in the capital markets. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

In September 2015, Standard & Poor’s reduced Brazil’s sovereign credit rating to below investment grade, from BBB-minus to BB-plus, citing, among other reasons, general instability in the Brazilian market caused by the Brazilian government’s interference in the economy and budgetary difficulties. Standard & Poor’s again downgraded Brazil’s sovereign credit rating in February 2016, from BB-plus to BB, and maintained its negative outlook on the rating, citing a worsening credit situation from the time of the September 2015 downgrade. In December 2015, Moody’s placed Brazil’s Baa3 issuer and bond ratings on review for a downgrade, citing negative macroeconomic trends and a deterioration of the government’s fiscal conditions. Subsequently, in February 2016, Moody’s downgraded Brazil’s issuer and bond ratings to below investment grade, to Ba2 with a negative outlook, citing the prospect for further deterioration in Brazil’s debt metrics in a low growth environment, in addition to challenging political dynamics. Rating agency Fitch also downgraded Brazil’s sovereign credit rating to BB-plus with a negative outlook, citing the country’s rapidly expanding budget deficit and worse-than-expected recession. As a result, Brazil lost its investment grade status from all three major rating agencies and consequently the trading prices of securities of the Brazilian debt and equity markets were negatively affected. An extension of the current Brazilian recession could lead to further ratings downgrades.

As a result of the Moody’s downgrade of Brazil’s issuer and bond ratings in February 2016, the rating agency also downgraded Embraer’s issuer rating from Baa3 to Ba1, below investment grade, as the rating agency largely does not rate issuers higher than one rating notch above the sovereign credit rating of the country in which issuer is located. At this time, Embraer maintains its investment grade rating from Standard and Poor’s of BBB, and Fitch Rating of BBB-.

Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, increase the future cost of debt issuance and adversely affect the trading price of our securities.

Risks Relating to the Notes

Embraer Finance has no revenue-generating operations of their own, so that holders of the notes must depend entirely on Embraer to provide Embraer Finance with sufficient funds to make payments on the notes when due.

Embraer Finance is a direct wholly-owned subsidiary of Embraer incorporated under the laws of the Netherlands on May 22, 2015. Embraer Finance was established primarily to act as a finance subsidiary of Embraer. Accordingly, the ability of Embraer Finance to pay principal, interest and other amounts due on the notes will depend entirely upon Embraer’s financial condition and results of operations. In the event of an adverse change in Embraer’s financial condition or results of operations, Embraer Finance may not have sufficient funds to repay all amounts due on or with respect to the notes.

We may not be able to generate sufficient cash to service all of our current or future indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations, including with respect to the notes and the guarantees, depends on our financial and operating performance, which is subject to prevailing economic and competitive market conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable or the lenders under our credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

The indenture governing the notes does not contain financial or other covenants restricting the incurrence of future indebtedness by us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or providing additional guarantees under the indenture. Our incurrence of additional indebtedness may have significant impacts on our operations. For example, an increase in our indebtedness and other financial obligations may increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal, of, interest on, or other amounts due, in respect of indebtedness, including the notes.

Moreover, if we incur any additional indebtedness or provide any additional guarantees ranking equally with the notes and the guarantees thereof, the holders of that debt (or beneficiaries of those guarantees) will be entitled to share ratably with you in any amounts distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company, which may reduce any amounts payable to you in connection with such proceedings.

Payments on the notes and the guarantees will be junior to our secured debt obligations and effectively junior to debt obligations of our subsidiaries.

The notes and the guarantees will constitute our unsecured unsubordinated obligations and will rank equal in right of payment with all of our other existing and future unsecured unsubordinated indebtedness. Although the holders of the notes will have a direct, but unsecured claim on our assets and property, payment on the notes will be subordinated to our secured debt to the extent of the assets and property securing such debt. In addition, under Brazilian law, our obligations under the notes are subordinated to certain statutory preferences, including claims for wages, secured obligations, social security, taxes, court fees, expenses and costs, as well as to other statutory claims specific to the aircraft industry. In the event of our liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the notes.

As of September 30, 2016, on a consolidated basis, Embraer had US$3,823.1 million of debt outstanding. Of this debt, US$381.1 million was secured debt and US$315.2 million was debt of our subsidiaries. In addition, as of September 30, 2016, Embraer had off-balance sheet exposure of US$344.0 million relating to financial guarantees, which were secured by expected proceeds from performance guarantees and sale of underlying assets that as of September 30, 2016 totaled US$506.4 million. This amount represented the aggregate result of various transactions and, on a case-by-case basis, we may face shortfalls from time to time.

Any right of the holders of the notes to participate in the assets of our subsidiaries upon any liquidation or reorganization will be subject to the prior claims of the creditors of our subsidiaries. The indenture relating to the notes includes a limitation on our ability, to create liens on our assets, although such limitation is subject to certain significant exceptions. The indenture does not restrict our subsidiaries from creating liens on their assets.

We conduct a portion of our business operations through our subsidiaries. In servicing payments to be made on the notes, we will rely, in part, on cash flows from these subsidiaries, mainly dividend payments.

The ability of our subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of the Brazilian Corporate Law and other laws, and restrictions contained in agreements entered into by or relating to these entities.

The guarantor’s obligations under the guarantee are also subordinated to certain statutory preferences.

Under Brazilian law, the guarantor’s obligations under its guarantee are also subordinated to certain statutory preferences. In the event of the liquidation, bankruptcy or judicial reorganization of a guarantor, such statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses and claims secured by collateral, among others, will have preference over any other claims, including claims by any investor in respect of the guarantee. In such a scenario, enforcement of the guarantee may be unsuccessful, and noteholders may be unable to collect amounts that they are due under the notes.

The guarantees by Embraer may not be enforceable if deemed fraudulent and declared void.

The guarantees by Embraer may not be enforceable under Brazilian law. While Brazilian law does not prohibit the granting of guarantees, in the event that we were to become subject to a reorganization proceeding or to bankruptcy, Embraer’s guarantees, if granted up to two years before the declaration of bankruptcy, may be deemed to have been fraudulent and declared void, based upon our being deemed not to have received fair consideration in exchange for the granting of the guarantees.

We hold a portion of our assets indirectly through non-guarantor subsidiaries; creditors of those non-guarantors subsidiaries have a claim to the non-guarantor subsidiary guarantors’ assets that is effectively senior to that of holders of the notes.

We hold a portion of our assets indirectly through non-guarantor subsidiaries, that are separate and distinct legal entities with no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for any of those payments. Claims of creditors of our non-guarantor subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the notes with respect to the assets and cash flows of those subsidiaries. In addition, the holders of the notes will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to other creditors or are not owned by us.

The foreign exchange policy of Brazil may affect the ability of Embraer to make money remittances outside Brazil in respect of the guarantees

Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Central Bank of Brazil, or the Central Bank, in order to make payments in U.S. dollars outside Brazil under guarantees in favor of foreign persons, such as the holders of the notes. We cannot assure you that these regulations will continue to be in force at the time Embraer is required to perform its payment obligations under the guarantees. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, Embraer would need to seek an authorization from the Central Bank to transfer the amounts under the guarantees out of Brazil or, alternatively, make such payments with funds held by Embraer outside Brazil. We cannot assure you that such an authorization will be obtained or that such funds will be available.

We cannot assure you that an active trading market for the notes will develop.

The notes constitute a new issue of securities, for which there is no existing market. We will apply to list the notes on the New York Stock Exchange. We cannot assure you that our listing application with the New York Stock Exchange will be approved. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Judgments of Brazilian courts enforcing our obligations under the notes would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce our obligations under the notes, we would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against us in Brazilian courts in respect of any payment obligations under the notes will be expressed in reais and the conversion of this amount from U.S. dollars into reais will be made considering the exchange rate published by the Central Bank on the date of the lawsuit filing and updated according to the index indicated by the court until the effective payment date. We cannot assure you that this exchange rate will afford you full compensation of the amount invested in the notes.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated by credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We would be required to pay amounts only in reais in case of bankruptcy.

Any judgment obtained against us in the courts of Brazil in respect of any of our payment obligations under the notes by reason of acceleration of the notes upon our bankruptcy will be expressed in reais equivalent to the U.S. dollar amount of such sum at the exchange rate on the date at which a judicial decision declaring our bankruptcy is rendered. Accordingly, in case of bankruptcy, all credits held against us denominated in foreign currency will be converted into reais at the prevailing exchange rate on the date of declaration of bankruptcy by the judge. In this case, authorization by the Central Bank may be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

Risks Relating to Embraer

Investigations by government authorities under the FCPA and other applicable anti-corruption laws may result in substantial fines and other adverse effects.

On October 24, 2016, we entered into the Final Agreements with the DOJ and SEC for the settlement of criminal and civil violations of the FCPA in relation to certain aircraft sales outside of Brazil. We also finalized a TCAC with the MPF and the CVM for the resolution of violations of certain Brazilian laws. Under these settlements, we agreed to pay a total of US$205.5 million to the SEC and DOJ (of which US$20.0 million will be deducted as it was paid under the TCAC), and a total of R$64.0 million to a Brazilian federal fund. See “Summary—Recent Developments—Resolution of Internal Investigations.”

We also agreed to an external and independent monitorship for a period of three years, during which time the monitor will assess compliance with the Final Agreements, including regarding effectiveness of controls and procedures to reduce the risk of any FCPA violations. The monitorship period may be extended at the DOJ’s discretion depending on our compliance with the DPA. We are in the process of retaining a monitor, whose selection is subject to the approval of the DOJ. The monitor may recommend changes to our policies and procedures that we must adopt unless they are unduly burdensome or otherwise inadvisable, in which case we may propose alternatives, which the DOJ may or may not accept. Operating under the oversight of the monitor may result in burdens on members of our management and divert their time from the operation of our business. We currently cannot estimate the costs that we are likely to incur in connection with compliance with the Final Agreements, including the retention of the monitor or implementing the changes, if any, to our policies and procedures required by the monitor. However, the costs and burdens of the monitoring process could be significant and could negatively impact us and could divert the efforts and attention of our management team from our ordinary business operations.

In addition, under the DPA the DOJ has agreed to defer prosecution for three years of the facts acknowledged by us that occurred between 2007 and 2011, after which period the charges will be dismissed with prejudice if we do not violate the terms of the DPA. If the DOJ determines that we have breached the DPA, the DOJ may commence prosecution or extend the term of the DPA for up to one year. Similarly, if we breach our obligations under the TCAC, it may also be terminated by the MPF and the CVM in which case we would be subject to sanctions. Such criminal prosecution or sanctions could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Moreover, related proceedings and developments in other countries are ongoing and could result in additional fines, which may be substantial, and possibly other substantial sanctions and adverse consequences. We currently cannot estimate the costs we are likely to incur in connection with these proceedings, nor can we predict the manner in which any proceedings will be resolved. However, such costs could be significant, and any resolution could have a material adverse effect on our business, financial condition, results of operations, or cash flows. We believe that there is no adequate basis at this time for estimating accruals or quantifying any contingency with respect to these matters.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes to be approximately US$                    million after deducting the underwriting discount and the estimated expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains the consolidated ratios of earnings to fixed charges for Embraer for the nine-month period ended September 30, 2016 and for the years ended December 31, 2015, 2014, 2013, 2012, and 2011.

For purposes of computing the following ratios, earnings are defined as income before income taxes, equity results and minority results plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consist of interest (capitalized and expensed) and that portion of rentals related to land, equipment and computers.

	September 30	December 31,
	2016	2015	2014	2013	2012	2011
	(in US$ millions)
Income before income taxes, equity results and minority results	(92.6)	336.2	503.9	602.4	613.8	247.8
Fixed charges:
Interest cost—capitalized	11.9	11.4	9.1	8.2	8.4	—
Interest cost—expensed	138.6	164.6	133.0	128.3	113.3	100.7
Rentals:
Land, equipment and computers	2.2	5.2	4.8	5.8	5.0	3.2

Total fixed charges	152.7	181.2	146.9	142.3	126.7	103.9

Amortization of capitalized interest	0.6	0.6	0.5	0.4	0.4	—
Less: Interest capitalized	(11.9)	(11.4)	(9.1)	(8.2)	(8.4)	—
Adjusted income before income taxes, equity results and minority results	48.8	506.6	642.2	736.9	732.5	351.7
Ratio of earnings to fixed charges	0.32	2.80	4.37	5.18	5.78	3.38

EXCHANGE RATES

Since 1999, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian federal government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Brazil.” included in our 2015 Form 20-F and “Risk Factors—Risks Relating to Brazil.”

The following table sets forth the selling exchange rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated:

	Exchange Rate of reais to US$1.00
Year ended December 31,	Period-end	Average(1)	Low	High
2012	2.0435	1.9588	1.7024	2.1121
2013	2.3426	2.1741	1.9528	2.4457
2014	2.6562	2.3547	2.1974	2.7403
2015	3.9048	3.3876	2.5754	4.1949
2016	3.2591	3.4813	3.1193	4.1558

	Exchange Rate of reais to US$1.00
Month/period ended,	Period-end	Average(2)	Low	High
July 31, 2016	3.2390	3.2756	3.2298	3.3388
August 31, 2016	3.2403	3.2097	3.1302	3.2733
September 30, 2016	3.2462	3.2559	3.1934	3.3326
October 31, 2016	3.1811	3.1872	3.1193	3.2359
November 30, 2016	3.3967	3.3405	3.2024	3.4446
December 30, 2016	3.2591	3.3523	3.2591	3.4650
January 2017 (through January 16, 2017)	3.2234	3.2180	3.1661	3.2729

Source: Central Bank.

(1)	Represents the average of the exchange rates on the last day of each month during the relevant periods.
(2)	Represents the average of the exchange rates during the relevant period.

CAPITALIZATION

The following table set forth our consolidated debt and capitalization as of September 30, 2016 based on our consolidated financial statements prepared in accordance with IFRS: on an actual historical basis and as adjusted to give effect to this offering. The table should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

The “as adjusted” column gives effect to the issuance of notes in this offering and the receipt of estimate net proceeds of US$                    million.

	Actual As of September 30, 2016	As adjusted as of September 30, 2016
	(in US$ millions)
Short-term debt	498.5
Long-term debt:	3,324.6
Notes offered hereby	—

Total debt	3,823.1

Company shareholders’ equity	3,688.5

Total capitalization (1)(2)	7,511.6

(1)	Total capitalization is the sum of total debt and company shareholders’ equity. Company shareholders’ equity does not include shareholders’ equity pertaining to the non-controlling interests in our subsidiaries.
(2)	After the completion of this offering, we may incur additional debt in the regular course of our business which may materially affect our total indebtedness as provided in this table.

As of September 30, 2016, on a consolidated basis, Embraer had US$3,823.1 million of debt outstanding. Of this debt, US$381.1 million was secured debt and US$315.2 million was debt of our subsidiaries. In addition, as of September 30, 2016, Embraer had off-balance sheet exposure of US$344.0 million relating to financial guarantees.

There has been no material change in our capitalization since September 30, 2016, except as disclosed above.

SELECTED FINANCIAL AND OTHER INFORMATION

The following table presents selected historical consolidated financial and operating data for us, prepared in accordance with IFRS, as issued by the IASB, for each of the periods indicated. You should read this information in conjunction with the selected financial data and our consolidated financial statements and related notes included in our 2015 Form 20-F filed with the SEC on March 29, 2016, containing our audited consolidated financial statements at December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 and our Third Quarter Form 6-K, furnished to the SEC on January 18, 2017, containing our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The results of operations for the nine-month period ended September 30, 2016 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2016.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
Consolidated Statements of Income:
Revenue	4,189.7	3,853.7	5,928.1	6,288.8	6,235.0
Cost of sales and services	(3,360.1)	(3,092.1)	(4,816.8)	(5,038.3)	(4,818.9)

Gross profit	829.6	761.6	1,111.3	1,250.5	1,416.1
Operating income (expense):
Administrative	(120.3)	(132.4)	(182.0)	(207.5)	(210.5)
Selling	(287.2)	(264.7)	(361.6)	(419.9)	(454.4)
Research	(28.8)	(26.8)	(41.7)	(47.1)	(74.7)
Other operating (expense) income, net	(463.7)	(71.5)	(194.2)	(32.6)	36.9
Equity in losses of associates	(0.2)	—	(0.3)	(0.1)	—

Operating profit before financial income (expense)	(70.6)	266.2	331.5	543.3	713.4
Financial income (expenses), net	(16.5)	(15.8)	(22.9)	(24.5)	(96.4)
Foreign exchange gain (loss), net	(5.5)	20.1	27.6	(14.9)	(14.6)

Profit before taxes on income	(92.6)	270.5	336.2	503.9	602.4
Income taxes expense (income)	64.6	(303.7)	80.8	(156.2)	(256.4)

Net income	(28.0)	(33.2)	80.8	347.7	346.0

Attributable to:
Owners of Embraer	(29.2)	(42.0)	69.2	334.7	342.0
Non-controlling interest	1.2	8.8	11.6	13.0	4.0

	As of September 30,		As of December 31
	2016	2015	2014	2013
	(in US$ millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,455.5	2,165.5	1,713.0	1,683.7
Financial assets	1,236.1	622.6	710.6	939.9
Other current assets	4,331.1	3,623.5	3,387.1	3,144.2
Property, plant and equipment	2,145.7	2,027.4	2,025.8	1,993.3
Intangible assets	1,574.4	1,405.4	1,260.9	1,109.1
Other long-term assets	1,458.2	1,825.1	1,313.6	1,272.3

Total assets	12,201.0	11,669.5	10,411.0	10,142.5

Short-term loans and financings	498.5	219.4	89.7	79.3
Other current payables	3,354.8	2,861.0	2,463.2	2,813.4
Long-term loans and financings	3,324.6	3,311.1	2,418.4	2,115.0
Other non-current liabilities	1,239.4	1,434.3	1,574.9	1,502.6

Total liabilities	8,417.3	7,825.8	6,546.2	6,510.3

Company shareholders’ equity	3,688.5	3,741.8	3,764.8	3,533.6
Non-controlling interest	95.2	101.9	100.0	98.6

Total shareholders’ equity	3,783.7	3,843.7	3,864.8	3,632.2

Total liabilities and shareholders’ equity	12,201.0	11,669.5	10,411.0	10,142.5

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
Other Consolidated Financial Data:
Net cash provided by (used in) operating activities	(219.6)	66.1	862.5	482.3	564.6
Net cash provided by (used in) investing activities	(639.7)	(726.3)	(1417.4)	(671.5)	(764.0)
Net cash provided by (used in) financing activities	61.1	1119.7	1224	333.3	192.5
Depreciation and amortization	254.2	218.5	316.8	286.3	290.6

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions, except for ratios)
Certain Consolidated Financial Data:
EBITDA(4)	348.4	766.0	648.3	829.6	1,004.0
Interest and commissions on loans(5)	211.8	161.3	174.6	138.7	132.5
Certain Financial Ratios:
Total debt to EBITDA(1)(4)(6)	10.97	4.42	5.45	3.02	2.19
Net cash to EBITDA(2)(4)(6)	(1.87)	(0.84)	0.01	(0.10)	0.43
Total debt to capitalization(1)(3)	0.50	0.47	0.48	0.40	0.38
EBITDA to interest and commissions on loans(4)(5)(6)	1.64	4.75	3.71	5.98	7.58

(1)	Total debt represents short- and long-term loans and financing. Total debt does not include other obligations such as non-recourse and recourse debt associated with customer financing arrangements transacted through SPEs.
(2)	Net cash represents cash and cash equivalents, plus short- and long-term financial assets, minus short- and long-term loans and financing.
(3)	Total capitalization represents short- and long-term loans and financing, plus company shareholders’ equity, which excludes non-controlling interests.
(4)	We calculate EBITDA as net income plus finance income (expenses), foreign exchange gain (loss), income tax (expense) income and depreciation and amortization. EBITDA is not a measurement of our financial performance under IFRS. EBITDA is presented because we use it internally as a measure to evaluate certain aspects of our business, including our financial operations. We also believe that some investors find it to be a useful tool for measuring a company’s financial performance. EBITDA should not be considered as an alternative to, in isolation from, or a substitution for analysis of our financial condition or results of operations, as reported under IFRS. Other companies in our industry may calculate EBITDA differently than we have for purposes of this prospectus supplement, limiting EBITDA’s usefulness as a comparative measure.
(5)	Includes only interest and commissions on loans, which are included in financial income (expense), net presented in our consolidated income statement.
(6)	Financial ratios as of and for the nine months ended September 30, 2016 and 2015 were calculated based on the accumulated EBITDA for the previous 12-month periods (US$348.4 million and US$766.0 million, respectively) and, as to the ratio of EBITDA to interest and commissions on loans, based on the related interest and commissions on loans for such 12-month periods (US$211.8 million and US$161.3 million, respectively).

The table below sets forth the reconciliation of net income attributable to Embraer to EBITDA as well as the reconciliation of net cash, calculated, in each case, on the basis of financial information prepared in accordance with IFRS, for the periods indicated.

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
EBITDA Reconciliation:
Net income	87.2	61.7	80.8	347.7	346.0
Income tax (expense) income	(112.9)	358.6	255.4	156.2	256.4
Financial income (expenses), net	23.6	38.4	22.9	24.5	96.4
Foreign exchange gain (loss), net	(2.0)	3.8	(27.6)	14.9	14.6
Depreciation and amortization	352.5	303.5	316.8	286.3	290.6

EBITDA	348.4	766.0	648.3	829.6	1,004.0

	For the nine months ended September 30,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in US$ millions)
Net Cash Reconciliation:
Cash and cash equivalents	1,455.5	1,954.5	2165.5	1,713.0	1,683.7
(+) Financial assets (short- and long-term)	1,714.9	791	1,372.2	710.6	939.9
(-) Short-term loans and financings	498.5	311.8	219.4	89.7	79.3
(-) Long-term loans and financings	3,324.6	3,077.6	3,311.1	2,418.4	2,115.0

Net Cash	(652.7)	(643.9)	7.2	(84.5)	429.3

	For the year ended December 31,
	2016	2015	2014	2013
Other Data:
Aircraft delivered during period:
To the Commercial Aviation Segment:
EMBRAER 170	—	2	1	4
EMBRAER 175	90	82	62	24
EMBRAER 190	11	8	19	45
EMBRAER 195	7	9	10	17
To the Defense and Security Segment:
EMB 145 AEW&C/RS/MP	1	1	—	—
EMB 312 Tucano/AL-X/Super Tucano	13	19	7	6
To the Executive Aviation Segment:
Legacy 600/650	9	12	18	23
Legacy 450/500	33	23	3	—
EMBRAER 145/170/190 Shuttle	—	—	—	2
Phenom 100	10	12	19	30
Phenom 300	63	70	73	60
Lineage 1000	2	3	3	4
To the General Aviation Segment:
Light Propeller Aircraft	2	19	38	60

Total delivered	241	260	253	275

	As of December 31,
	2016	2015	2014	2013
Aircraft in backlog at end of period:
In the Commercial Aviation Segment	450	513	459	429
EMBRAER 170	3	3	5	1
EMBRAER 175	104	169	172	188
EMBRAER 190	56	55	65	73
EMBRAER 195	12	19	7	17
EMBRAER 175 – E2	100	100	100	100
EMBRAER 190 – E2	85	77	60	25
EMBRAER 195 – E2	90	90	50	25
In the Defense and Security Segment	64	74	65	38
In the Executive Aviation Segment	122	163	168	208

Total backlog (in aircraft)	636	750	692	675

Total backlog (in US$ millions)	19,622.9	22,460.7	20,920.2	18,205.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 and the notes thereto included in our Third Quarter Form 6-K, furnished to the SEC on January 18, 2017 and incorporated herein by reference. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Forward-Looking Statements.”

Brazilian Economic Environment

The Brazilian federal government has frequently intervened in the Brazilian economy and occasionally made drastic changes in policy and regulations. The Brazilian federal government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies and incentives, price controls, currency devaluations, capital controls and limits on imports. Changes in Brazil’s monetary, credit, tariff and other policies could adversely affect our business, as could inflation, currency and interest-rate fluctuations, social instability and other political, economic or diplomatic developments in Brazil, as well as the Brazilian federal government’s response to such developments.

Rapid changes in Brazilian political and economic conditions that have occurred and may occur in the future will require a continued assessment of the risks associated with our activities and the adjustment of our business and operating strategy accordingly. Future developments in Brazilian federal government policies, including changes in the current policy and incentives adopted for financing the export of Brazilian goods, or in the Brazilian economy, over which we have no control, may have a material adverse effect on our business.

The following table shows data for real GDP growth, inflation, interest rates and the U.S. dollar exchange rate for and as of the periods indicated.

	As of and for the nine months ended September 30,						As of and for the year ended December 31,
	2016			2015			2015		2014		2013
Real growth in gross domestic product		(4.4%	)		(2.5%	)		(3.8)%		0.1%		2.3%
Inflation (IGP-M)(1)		6.5%			6.3%			10.5%		3.7%		5.5%
Inflation (IPCA)(2)		5.5%			7.6%			10.7%		6.4%		5.9%
CDI rate(3)		10.4%			9.5%			14.1%		10.8%		9.8%
LIBOR rate(4)		0.9%			0.3%			0.6%		0.3%		0.3%
Depreciation of the real vs. U.S. dollar		8.7%			40.5%			41.8%		9.0%		10.5%
Period-end exchange rate—US$1.00	R$	3.246		R$	3.973		R$	3.905	R$	2.656	R$	2.343
Average exchange rate—US$1.00(5)	R$	3.256		R$	3.907		R$	3.477	R$	2.354	R$	2.174

Sources: Fundação Getúlio Vargas, the Central Bank and Bloomberg

(1)	Inflation (IGP-M) is the general market price index measured by the Fundação Getúlio Vargas.
(2)	Inflation (IPCA) is a broad consumer price index measured by the Instituto Brasileiro de Geografia e Estatística.
(3)	The CDI rate is average of inter-bank overnight rates in Brazil (as of the last date of the respective period).
(4)	Three-month U.S. dollar LIBOR rate as of the last date of the period. The LIBOR rate is the London inter-bank offer rate.
(5)	Represents the average of the exchange rates on the last day of each month during the period.

Inflation and exchange-rate variations have had, and may continue to have, substantial effects on our financial condition and results of operations. Inflation and exchange-rate variations affect our monetary assets and liabilities denominated in reais. The value of such assets and liabilities as expressed in U.S. dollars declines when the real depreciates against the U.S. dollar and increases when the real appreciates. In periods of depreciation of the real, we report (a) a remeasurement loss on our real-denominated monetary assets and (b) a remeasurement gain on our real-denominated monetary liabilities.

Principal Operating Data

The following chart sets forth statistical data for our deliveries and backlog of our aircraft at the end of the respective periods. Deliveries consist of aircraft that have been delivered to customers and for which the corresponding revenue has been recognized. We calculate our backlog as the sum of the contract values of all firm orders (i) for any aircraft that has not yet been delivered and (ii) for services and technologies contracted and not yet performed in defense and security. A firm order is a firm commitment from a customer, represented by a signed contract. Options to acquire aircraft are not considered as part of our backlog. See “Item 5. Operating and Financial Review and Prospects—D. Trend Information” for certain information on our firm orders and options in our 2015 Form 20-F.

	At and for the year December 31,
Commercial Aviation	2016	2015
Deliveries	108	101
EMBRAER 170	—	2
EMBRAER 175	90	82
EMBRAER 190	11	8
EMBRAER 195	7	9
Defense & Security(1)
Deliveries	—	—
Executive Jets
Deliveries	117	120
Other Operating Information
Total Backlog (in US$ billions)	19.6	22.5

(1)	Includes only aircraft delivered to state-owned airlines and for government transportation and therefore, excludes deliveries of the Tucano family aircraft, as such aircraft are not for transportation purposes.

The following table summarizes our order book for our Commercial Aviation segment at December 31, 2016.

Commercial Aviation	Firm Orders	Options	Deliveries	Firm Order Backlog
E170	193	6	190	3
E175	525	244	421	104
E190	590	55	534	56
E195	166	3	154	12
175 –E2	100	100	0	100
190 -E2	85	107	0	85
195—E2	90	80	0	90

Total	1,749	595	1,299	450

The following tables set forth our commercial aviation order book as of December 31, 2016 by aircraft type, customer and country.

EMBRAER 170:

Customer	Firm Orders	Delivered	Firm Order Backlog
Airnorth (Australia)	1	1	—
Alitalia (Italy)	6	6	—
BA CityFlyer (UK)	6	6	—
Cirrus (Germany)	1	1	—
ECC Leasing (Ireland)(1)	6	6	—
EgyptAir (Egypt)	12	12	—
Finnair (Finland)	10	10	—
GECAS (USA)	9	9	—
JAL (Japan)	20	17	3
Jetscape (USA)	1	1	—
LOT Polish (Poland)	6	6	—
Petro Air (Libya)	2	2	—
Regional (France)	10	10	—
Republic Airlines (USA)	48	48	—
Satena (Colombia)	1	1	—
Saudi Arabian Airlines (Saudi Arabia)	15	15	—
Sirte Oil (Libya)	1	1	—
Suzuyo (Japan)	2	2	—
TAME (Ecuador)	2	2	—
US Airways (USA)	28	28	—
Virgin Australia (Australia)	6	6	—

Total	193	190	3

(1)	The customer is Embraer’s ECC Leasing, which delivered one aircraft to Cirrus, two to Paramount, one to Satena and two to Gulf Air.

EMBRAER 175:

Customer	Firm Orders	Delivered	Firm Order Backlog
Air Canada (Canada)	15	15	—
ECC Leasing (Ireland)(1)	1	1	—
Air Lease (USA)	8	8	—
Alitalia (Italy)	2	2	—
American Airlines (USA)	60	48	12
CIT (USA)	4	4	—
Flybe (UK)	15	11	4
GECAS (USA)	5	5	—
Horizon Air / Alaska	33	—	33
KLM (Netherlands)	17	4	13
LOT Polish (Poland)	12	12	—
Mesa (USA)	7	7	—
NAC / Aldus (Ireland)	—	—	—
NAC / Jetscape (USA)	4	4	—
Northwest (USA)	36	36	—
Oman Air (Oman)	5	5	—
Republic Airlines (USA)	117	117	—
Royal Jordanian (Jordan)	2	2	—
TRIP (Brazil)	5	5	—
United Airlines (USA)	65	41	24
Skywest (USA)	99	86	13
Suzuyo (Japan)	8	8	—
Undisclosed	5	—	5

Total	525	421	104

(1)	The customer is Embraer’s ECC Leasing, which delivered one aircraft to Air Caraibes.

EMBRAER 190:

Customer	Firm Orders	Delivered	Firm Order Backlog
Aero Republica (Colombia)	5	5	—
Aeromexico (Mexico)	12	12	—
Air Astana (Kazakhstan)	2	2	—
Air Canada (Canada)	45	45	—
Air Caraibes (Guadeloupe)	1	1	—
Air Lease (USA)	23	23	—
Air Moldova (Moldova)	1	1	—
Augsburg (Germany)	2	2	—
Austral (Argentina)	22	22	—
AZAL (Azerbaijan)	6	4	2
Azul (Brazil)	5	5	—
BA CityFlyer (UK)	9	9	—
BOC Aviation (Singapore)	14	14	—
Conviasa (Venezuela)	16	16	—
China Southern (China)	20	20	—
CIT (USA)	7	7	—
Copa (Panama)	15	15	—
Dniproavia (Ukraine)	5	5	—
ECC Leasing (Ireland)	1	1	—
Finnair (Finland)	12	12	—
GECAS (USA)	27	27	—
Guizhou / Colorful (China)	9	6	3
Hainan (China)	50	50	—
Hebei (China)	7	6	1
JAL (Japan)	11	5	6
JetBlue (USA)	88	64	24
Kenya Airways (Kenya)	10	10	—
KLM (Netherlands)	24	24	—
KunPeng (China)	5	5	—
LAM (Mozambique)	2	2	—
Lufthansa (Germany)	9	9	—
M1 Travel (Lebanon)	8	8	—
NAC / Aldus (Ireland)	24	4	20
NAC / Jetscape (USA)	9	9	—
NAS Air (Saudi Arabia)	3	3	—
NIKI (Austria)	7	7	—
Regional (France)	10	10	—
Republic (USA)	2	2	—
Taca (El Salvador)	11	11	—
TAME (Ecuador)	3	3	—
TRIP (Brazil)	3	3	—
US Airways (USA)	25	25	—
Virgin Australia (Australia)	18	18	—
Virgin Nigeria (Nigeria)	2	2	—

Total	590	534	56

EMBRAER 195:

Customer	Firm Orders	Delivered	Firm Order Backlog
Arkia (Israel)	1	1	—
Aurigny (Guernsey)	1	1	—
Azul (Brazil)	59	59	—
Belavia (Belarus)	2	2	—
BOC Aviation (Singapore)	1	1	—
Flybe (UK)	14	14	—
GECAS (USA)	12	12	—
Globalia (Spanish)	12	12	—
Hainan (China)	20	8	12
LOT Polish (Poland)	4	4	—
Lufthansa (Germany)	34	34	—
Montenegro (Montenegro)	1	1	—
NAC / Jetscape (USA)	2	2	—
Royal Jordanian (Jordan)	2	2	—
Trip (Brazil)	1	1	—

Total	166	154	12

EMBRAER 175 – E2:

Customer	Firm Orders	Delivered	Firm Order Backlog
Skywest (USA)	100	—	100

Total	100	—	100

EMBRAER 190 E2:

Customer	Firm Orders	Delivered	Firm Order Backlog
Air Costa (India)	25	—	25
Aircastle (USA)	15	—	15
Aercap (Ireland)	25	—	25
ICBC (China)	10	—	10
Hainan (China)	2	—	2
Kalstar (Indonesia)	5	—	5
Widerøe (Norway)	3		3

Total	85	—	85

EMBRAER 195 E2:

Customer	Firm Orders	Delivered	Firm Order Backlog
Air Costa (India)	25	—	25
Aircastle (USA)	10	—	10
Aercap (Ireland)	25	—	25
Azul (Brazil)	30	—	30

Total	90	—	90

Results of Operations

The following table presents statement of income data by business segment for the periods indicated:

	Nine months ended September 30,
	2016	2015
	(in US$ millions)
Revenue
Commercial aviation	2,495.2	2,233.3
Executive aviation	1,061.1	972.6
Defense & Security	614.2	611.4
Other related businesses	19.2	36.4

Total	4,189.7	3,853.7

Cost of sales and services
Commercial aviation	(1,919.9)	(1,709.6)
Executive aviation	(905.6)	(757.4)
Defense & Security	(521.5)	(609.1)
Other related businesses	(13.1)	(16.0)

Total	(3360.1)	(3092.1)

Gross profit
Commercial aviation	575.3	523.7
Executive aviation	155.5	215.2
Defense & Security	92.7	2.3
Other related businesses	6.1	20.4

Total	829.6	761.6

Operating expenses
Commercial aviation	(295.4)	(245.4)
Executive aviation	(193.6)	(160.6)
Defense & Security	(83.6)	(84.7)
Other related businesses	(4.1)	(4.7)
Unallocated	(323.5)	0.0

Total	(900.2)	(495.4)

Operating profit before finance income (expense)
Commercial aviation	279.9	278.3
Executive aviation	(38.1)	54.6
Defense & Security	9.1	(82.4)
Other related businesses	2.0	15.7
Unallocated	(323.5)	0.0

Total	(70.6)	266.2

The following table sets forth statement of income information for the periods indicated:

	Nine months ended September 30,
Consolidated Statements of Income	2016	2015
	(in US$ millions, except percentages)
Revenue	4,189.7	3,853.7
Cost of sales and services	(3,360.1)	(3,092.1)
Gross profit	829.6	761.6
Operating income (expense):
Administrative	(120.3)	(132.4)
Selling	(287.2)	(264.7)
Research	(28.8)	(26.8)
Other operating income (expense), net	(463.7)	(71.5)
Equity in losses of associates	(0.2)	0.0

Operating profit before financial income (expense)	(70.6)	266.2
Financial expenses, net	(16.5)	(15.8)
Foreign exchange gain (loss), net	(5.5)	20.1

Profit before taxes on income	(92.6)	270.5
Income taxes expense (benefit)	64.6	(303.7)

Net income(loss)	(28.0)	(33.2)

Nine months ended September 30, 2016 Compared with Nine months ended September 30, 2015

Revenue

Our revenue increased by 8.7% to US$4,189.7 million in the nine months ended September 30, 2016, from US$3,853.7 million in the corresponding period in 2015, mainly due to a higher number of jet deliveries in our Commercial Aviation segment combined with a more favorable mix of deliveries in our Executive Jets segment. Our Commercial Aviation revenues increased by 11.7% to US$2,495.2 million in the nine months ended September 30, 2016, from US$2,233.3 million in the corresponding period in 2015. Revenues in our Executive Jets segment increased 9.1% to US$1,061.1 million in the nine months ended September 20, 2016, from US$972.6 million in the corresponding period of 2015. Our Defense & Security revenues were relatively stable at US$614.2 million in the nine months ended September 30, 2016 compared to US$611.4 million in the corresponding period in 2015, and our Other Related Businesses segment revenues decreased 47.3% to US$19.2 million in the nine months ended September 30, 2016, from US$36.4 million in the corresponding period in 2015.

Our Commercial Aviation revenues increased by 11.7% to US$2,495.2 million in the nine months ended September 30, 2016, from US$2,233.3 million in the corresponding period in 2015, principally due to a higher level of deliveries during this period compared to the corresponding period in 2015. In the nine months ended September 30, 2016, our Commercial Aviation segment delivered 76 commercial aircraft, compared to 68 aircraft in the corresponding period in 2015, with a somewhat better mix of deliveries, as a result of a higher proportion of larger E190 and E195 models relative to the E175 model during the nine months ended September 30, 2016.

The increase of 9.1% in revenues in our Executive Jets segment to US$1,061.1 million in the nine months ended September 30, 2016, from US$972.6 million in the corresponding period of 2015, was largely driven by a more favorable mix of deliveries during the period, as compared to the corresponding period in 2015. During the nine months ended September 30, 2016, we delivered a total of 74 executive jets, which was a decrease of 1.3% compared to the 75 total executive jets we delivered in the corresponding period in 2015. The mix of deliveries was more favorable, as 35% of our deliveries in the nine months ended September 30, 2016 were large jets, compared to 24% of our deliveries in the corresponding period in 2015.

Our Defense & Security segment revenues are accounted for under the percentage-of-completion method. We continued to perform under our contracts with the Brazilian federal government, specifically the KC-390 development program, the Integrated Border Monitoring System (SISFRON) and the Geostationary Defense and Communications Satellite programs, as well as the Light Air Support (LAS) program with the United States Air Force (USAF). Our Defense & Security segment revenues increased 0.5% to US$614.2 million in the nine months ended September 30, 2016, from US$611.4 million in the corresponding period in 2015, driven in part by the lack of revisions of the cost bases of certain contracts in this segment related to the appreciation by 16.9% of the real against the U.S. dollar during the nine months ended September 30, 2016.

Our Other Related Business segment revenues decreased 47.3% to US$19.2 million in the nine months ended September 30, 2016, from US$36.4 million in the corresponding period in 2015.

Cost of Sales and Services

Our cost of sales and services increased by 8.7% to US$3,360.1 million in the nine months ended September 30, 2016, from US$3,092.1 million in the corresponding period in 2015. This increase in our cost of sales was in line with the 8.7% increase in our revenues during the same period, resulting in cost of sales and services as a percentage of revenues to remain stable at 80.2% in the nine months ended September 30, 2016 and ended September 30, 2015. The 8.7% increase in our cost of sales and services was largely due to the increase our revenues during the nine months ended September 30, 2016, driven by higher deliveries in the Commercial Aviation segment and a more favorable mix in the Executive Jets segment.

Cost of sales and services in our Commercial Aviation segment increased 12.3% to US$1,919.9 million in the nine months ended September 30, 2016, from US$1,709.6 million in the corresponding period in 2015. The increase in the cost of sales and services in our Commercial Aviation segment was higher than the 11.7% increase in revenues in this segment during the same period, largely due to lower fiscal benefits from export tax credits in the nine months ended September 30, 2016 as compared to the corresponding period in 2015. This impact was partially offset by a more favorable mix of deliveries in the nine months ended September 30, 2016, with 16.0% of commercial aircraft deliveries in the larger E190 and E195 models, compared to 9.0% of commercial aircraft deliveries during the nine months ended September 30, 2015. Gross margin in our Commercial Aviation segment decreased to 23.1% in the nine months ended September 30, 2016, from 23.4% in the corresponding period in 2015.

Cost of sales and services in our Executive Jets segment increased by 19.6%, to US$905.6 million in the nine months ended September 30, 2016, from US$757.4 million in the corresponding period in 2015. Cost of sales and services in our Executive Jets segment increased more than the 9.1% increase in revenues in this segment in the nine months ended September 30, 2015, due to lower margins on our executive jet models delivered in the period despite a more favorable mix of large jet deliveries in the nine months ended September 30, 2016 (35% of total deliveries) compared to the corresponding period in 2015 (24% of deliveries). The lower margins on executive jet deliveries during the nine months ended September 30, 2016 is a consequence of a depressed and highly competitive market environment, leading to increasing discounts on new jet sales. Gross margin in our Executive Jets segment decreased to 14.7% in the nine months ended September 30, 2016, from 22.1% in the corresponding period in 2015.

Cost of sales and services in our Defense & Security segment decreased by 14.4% to US$521.5 million in the nine months ended September 20, 2016, from US$609.1 million in the corresponding period in 2015. This decrease in cost of sales and services in our Defense & Security segment compares to the 0.5% increase in revenues in this segment in the nine months ended September 30, 2016, driven in large part by the relative increase of the real versus the U.S. dollar of 16.9% in the nine months ended September 30, 2016. This resulted in no negative cost base revisions related to foreign exchange variation on certain contracts in the segment compared to the nine months ended September 30, 2015, in which results were negatively impacted by negative cost base revisions on contracts as a result of the 49.6% depreciation of the real versus the U.S. dollar during this time period. Gross margin in our Defense & Security segment increased to 15.1% in the nine months ended September 30, 2016, from 0.4% in the corresponding period in 2015.

Cost of sales and services in our Other Related Businesses segment decreased by 18.1% to US$13.1 million in the nine months ended September 30, 2016, from US$16.0 million in the corresponding period in 2015, while revenues for this segment decreased by 47.3% during the same period. Gross margin in our Other Related Businesses segment decreased to 31.7% in the nine months ended September 30, 2016, from 56.0% in the corresponding period in 2015.

Gross Profit

As a result of the aforementioned factors, our gross profit increased by 8.9% to US$829.6 million in the nine months ended September 30, 2016, from US$761.6 million in the corresponding period in 2015. Our gross margin was 19.8% in the nine months ended September 30, 2016, stable compared to our gross margin of 19.8% in the corresponding period in 2015.

Operating Income (Expense)

Our operating expense increased by 81.7%, to US$900.2 million in the nine months ended September 30, 2016, from US$495.4 million in the corresponding period in 2015. Our operating expense as a percentage of our revenues increased to 21.5% in the nine months ended September 30, 2016, from 12.8% in the corresponding period in 2015, due mainly to a combination of several non-recurring provisions recognized in results during the period. The non-recurring provisions recognized in the nine months ended September 30, 2016 included a total loss contingency of US$205.5 million related to finalization of negotiations related to the FCPA, and a US$118.1 million provision related to costs for the first round of our voluntary dismissal program for employees in our Brazilian operations.

Excluding the impact of these non-recurring provisions recognized in our results in the first nine months ended September 30, 2016, our adjusted operating expense was US$576.6 million, representing an increase of 16.4% compared to the corresponding period in 2015. Our adjusted operating expense as a percentage of our revenues increased to 13.8% in the nine months ended September 30, 2016, from 12.9% in the corresponding period in 2015.

Administrative. Our administrative expenses decreased by 9.1%, to US$120.3 million in the nine months ended September 30, 2016, from US$132.4 million in the corresponding period in 2015, mainly due to the higher average exchange rate of the U.S. dollar versus the real, which was 8.7% higher as compared to the average exchange rate in the nine months ended September 30, 2015, as many of our administrative expense are incurred in reais, as well as our ongoing cost control and productivity initiatives.

Selling. Our selling expenses increased by 8.5% to US$287.2 million in the nine months ended September 30, 2016, from US$264.7 million in the corresponding period in 2015. This increase in our selling expenses resulted from a combination of higher revenues in the period, with corresponding increased expenses for sales efforts, and an increase in promotional spending in the period in part due mainly to higher expenses in connection with the exhibition for the first time of the E190-E2 and KC-390 aircraft prototypes at the Farnborough show in 2016.

Research. Our research expenses increased by 7.5% to US$28.8 million in the nine months ended September 30, 2016, from US$26.8 million in the corresponding period in 2015.

Other operating (expense) income, net. Our other operating expense, net increased 548.5% to US$463.7 million in the nine months ended September 30, 2016, from US$71.5 million in the corresponding period in 2015, mainly due to the aforementioned provisions of US$205.5 million related to the FCPA investigation agreement and US$118.1 million related to our voluntary dismissal programs in the nine months ended September 30, 2016. See notes 12, 15 and 20 to our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015.

Excluding these provisions, other operating expense, net in the nine months ended September 30, 2016 was US$140.1 million, representing a 95.9% increase from the corresponding period in 2015. The principal drivers of this increase were (i) impairments on our portfolio of used commercial aircraft, (ii) taxes related to remittances made to certain subsidiaries outside of Brazil, and (iii) expenses related to the closure of our Chinese joint venture company Harbin Aircraft Industry Co., Ltd. (HEAI). See Note 7(ii) to our unaudited condensed consolidated interim financial statements.

Equity in loss of associates. We recorded a loss of US$0.2 million in our results from equity in loss of associates in the nine months ended September 30, 2016, compared to no gain or loss recorded in the corresponding period in 2015.

Operating Profit Before Financial Income (Expense)

As a result of the aforementioned factors, our consolidated operating profit (loss) decreased to a loss of US$(70.6) million in the nine months ended September 30, 2016, from a consolidated operating profit of US$266.2 million in the corresponding period in 2015. Our operating margin decreased to -1.7% in the nine months ended September 30, 2016, from 6.9% in the corresponding period in 2015.

Excluding the aforementioned provisions explained above, our consolidated adjusted operating profit decreased by 5.0% to US$253.0 million in the nine months ended September 30, 2016, from US$266.2 million in the corresponding period in 2015. Our adjusted operating margin decreased to 6.0% in the nine months ended September 30, 2016, from 6.9% in the corresponding period in 2015.

Our operating profit (loss) by segment in the nine months ended September 30, 2016 for our Commercial Aviation, Executive Aviation, Defense & Security and Other Related Businesses segments was US$279.9 million, US$(38.1) million, US$9.1 million, and US$2.0 million, respectively, compared to US$278.3 million, US$54.6 million, US$(82.4) million, and US$15.7 million, respectively, during the corresponding period in 2015. In addition, unallocated operating loss related to the aforementioned provisions explained above was US$323.5 million in the nine months ended September 30, 2016, compared to no unallocated profit or loss in the corresponding period in 2015. See Note 23 to our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 for additional information on our operating profit by segment.

Financial income (expense), net

Our financial expense increased by 4.4% to US$16.5 million in the nine months ended September 30, 2016, from US$15.8 million in the corresponding period in 2015, mainly due to a slightly higher average net debt level over the nine months ended September 30, 2016 as compared to the corresponding period in 2015.

Foreign exchange gain (loss), net

Our foreign exchange gain (loss), net decreased to a foreign exchange loss of US$5.5 million in the nine months ended September 30, 2016, from a foreign exchange gain of US$20.1 million in the corresponding period in 2015, mainly due to the foreign exchange variation on monetary assets in our European subsidiaries, as the U.S. dollar appreciated 3.4% versus the Euro in the nine months ended September 30, 2016, compared to depreciation of the U.S. dollar of 7.6% versus the Euro in the corresponding period in 2015.

Profit (loss) before taxes on income

As a result of the aforementioned factors, our profit (loss) before taxes on income decreased to a loss of US$92.6 million in the nine months ended September 30, 2016, from a profit of US$270.5 million in the corresponding period in 2015.

Income tax benefit (expense)

Our income tax benefit (expense) moved to a benefit of US$64.6 million in the nine months ended September 30, 2016, from an expense of US$303.7 million in the corresponding period in 2015, mainly due more favorable deferred income taxes and social contribution in the nine months ended September 20, 2016, with a benefit of US$172.9 million, compared to an expense of US$284.4 million in the corresponding period in 2015. Lower deferred income taxes are explained by the impact of changes in the real to U.S. dollar exchange rate over non-monetary assets on our balance sheet (primarily inventory, intangibles, and property, plant, and equipment).

Our effective income tax rate was negative 69.8% in the nine months ended September 30, 2016, as compared to an effective tax rate of positive 112.3% in the corresponding period in 2015, primarily due to the aforementioned change in deferred income tax and social contribution.

Net income (loss)

As a consequence of the aforementioned factors, our net loss improved by 15.7% to a net loss of US$28.0 million in the nine months ended September 30, 2016, from a net loss of US$33.2 million in the corresponding period in 2015. As a percent of our revenue, our net loss was negative 0.7% in the nine months ended September 30, 2016, compared to negative 0.8% in the corresponding period in 2015.

Research

We incur research expenses related to the creation of new technologies that may be applied to our aircraft in the future. Such expenses are not associated with any particular aircraft and include the implementation of quality assurance initiatives, improvements to the productivity of production lines and studies to determine the latest developments in technology and quality standards. Under IFRS, research costs are expensed as incurred in the research line item of our statement of income.

In 2016, we expected to incur approximately US$50.0 million in our research activities, compared to US$41.7 million in research expenses incurred in 2015. During the nine months ended September 30, 2016, we had incurred US$28.8 million out of the total expected research expenses for 2016, compared to US$26.8 million research expenses incurred during the corresponding period in 2015.

Liquidity and Capital Resources

Overview

Our liquidity needs arise mainly from research, capital expenditures, principal and interest payments on our debt, working capital requirements and distributions to shareholders. We generally rely on funds provided by operations, borrowings under our credit arrangements, cash contributions from risk-sharing partners, advance payments from customers and, to a lesser extent, issuance of debt and equity securities in the capital markets in order to meet these needs. For further information, see “Item 4. Information on the Company—C. Business Overview—Suppliers and Components; Risk-Sharing Arrangements” and “Item 4. Information on the Company— C. Business Overview—Commercial Aviation Business—Production, New Orders and Options,” both in our 2015 Form 20-F and “—Credit Facilities and Lines of Credit” below.

As of the date of this prospectus supplement, we believe that our traditional sources of funds are sufficient to meet our working capital requirements for at least the next twelve months, including to (1) continue to improve the EMBRAER 170/190 jet family, the Phenom 100, the Phenom 300, the Lineage 1000 executive jets, and Legacy 450/500 executive jets, (2) further develop the E2 jet family, (3) make other planned capital expenditures and (4) pay dividends and interest on shareholders’ equity. At this point, our access to liquidity sources has not been materially impacted by the current credit environment, and we do not expect that such access will be materially impacted in the near future. However, there can be no assurance that our traditional sources of funds, or that the cost or availability of our credit facilities or future borrowing sources, will not be materially impacted by the ongoing market disruptions.

Our customers may reschedule deliveries, fail to exercise options or cancel firm orders as a result of potential economic downturns or financial volatility in the commercial airline industry. In addition, our risk-sharing partners’ cash contributions are refundable under certain limited circumstances and we may need to find replacement sources of capital.

Net Cash Generated by (Used in) Operating Activities and Adjusted Working Capital

Our net cash generated by (used in) operating activities changed to net cash usage of US$219.6 million in the nine months ended September 30, 2016 from net cash generation of US$66.1 million in the corresponding period in 2015. This was principally due to (1) an increase in financial investments as part of our cash management strategy, (2) an increase in inventories, and (3) a decrease in advances from customers as in the nine months ended September 30, 2016 we had fewer sales of aircraft as compared to the corresponding period in 2015.

We had adjusted working capital (defined as total current assets less cash and equivalents and financial investments minus total current liabilities less loans and financing) of US$976.3 million as of September 30, 2016 and US$1,419.5 million as of September 30, 2015. Our adjusted working capital as of September 30, 2016 decreased compared to the corresponding date in 2015, primarily as a result of the decrease in net cash generated by operating activities in the nine months ended September 30, 2016 compared to the corresponding period of 2015, as described above.

Net Cash Used in Investing Activities

Our net cash used in investing activities decreased by 11.9% to US$639.7 million in the nine months ended September 30, 2016, from US$726.3 million in the corresponding period in 2015, mainly due to investments in held to maturity securities in the nine month period of 2015, using proceeds of the issuance of the 2025 Bond, and funds received from a portion of these investments during the nine month period ending September 30, 2016.

We spent US$2.3 million in connection with business acquisitions or the acquisition of non-controlling interests in companies during the nine months ended September 30, 2016. In February of 2016, by way of our defense business unit Embraer Defense & Security, we purchased the remaining capital that we did not own of our controlled subsidiary Bradar Indústria S.A. Consequently, our ownership stake in Bradar Indústria S.A. increased from 95% to 100%.

In 2016, we expected to invest approximately US$600.0 million in capital expenditures for product development and property, plant and equipment. Of this amount, we expected to invest approximately US$325.0 million in our product development activities, net of contributions of risk-sharing partners, and US$275.0 million in property, plant and equipment. The US$275.0 million capital expenditures we expect to incur in connection with property, plant and equipment are primarily related to (i) improvements to our existing facilities and (ii) tooling and equipment for the E-Jets E2 family.

Net Cash Generated by (Used in) Financing Activities and Total Debt

In the nine months ended September 30, 2016, our net cash generated from financing activities decreased by 94.5% to US$61.1 million in the nine months ended September 30, 2016, from US$1,119.7 million in the corresponding period in 2015, as in the nine months of 2015 we issued US$1,000.0 million in principal value of bonds with maturity in 2025.

Credit Facilities and Lines of Credit

As of September 30, 2016, we had total debt of US$3,823.1 million, 87% of which was long-term debt and 13% of which consisted of short-term debt.

Long-term Facilities

We have several long-term loans and credit agreements with aggregate outstanding borrowings of US$3,324.6 million as of September 30, 2016. See Note 11 to our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 for further information on these financing arrangements. See also “Item 5. Operating and Financial Review and Prospects—B. Liquidity and Capital Resources—Credit Facilities and Lines of Credit” in our 2015 Form 20-F.

Some of our long-term financing agreements include customary covenants and restrictions, including those that require us to maintain: (1) a maximum leverage ratio, calculated as net debt to earnings before interest, taxes, depreciation and amortization, or EBITDA, of 3.5:1 and (2) a minimum net debt service coverage ratio, calculated as EBITDA to financial expenses, of 2.25:1. Other restrictions included in our long-term financings include negative pledge covenants and restrictions on significant changes in control, sales of substantially all of our assets, dividend payments during events of default and certain transactions with our affiliates. As of September 30, 2016, we were in compliance with all restrictive covenants contained in our financing agreements.

As of September 30, 2016, US$381.1 million of our total debt was secured by a combination of mortgages on certain of our real estate, letters of credit, liens on certain of our machinery and equipment and by an escrow account.

Short-term Facilities

We are party to several short-term loans and credit agreements with aggregate outstanding borrowings of US$498.5 million as of September 30, 2016. See Note 11 to our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 for further information on our short-term financing arrangements.

Recourse and Non-Recourse Debt

Total debt excludes non-recourse and recourse debt associated with customer financing arrangements transacted through SPEs. In structured financings, an SPE purchases an aircraft from us, pays us the full purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer. A third party financial institution facilitates the financing of an aircraft purchase through an SPE, and a portion of the credit risk remains with that third party. We may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring process.

Our unaudited condensed consolidated interim financial statements as of September 30, 2016 contain balances related to recourse and non-recourse debt associated with customer financing arrangements of US$381.7 million and collateralized accounts receivable of US$344.6 million. Of this debt, US$21.3 million is non-recourse for which we have no obligation as a debtor or guarantor, other than potential obligations under existing financial guarantees for the financed aircraft. The remaining US$360.4 million of debt is recourse to us as a result of pending equity contributions and is partially secured by a pledge of a deposit with a financial institution. Our non-recourse and recourse debt is collateralized by the collateralized accounts receivables and by the financed aircraft and, as a result, we do not anticipate a net cash outflow related to our non-recourse debt in the future. These financing transactions do not materially affect our income statement and cash flow data since the terms of the leases and the loans are substantially the same.

Off-Balance Sheet Arrangements

For a discussion of our off-balance sheet arrangements as of September 30, 2016, see Note 21.3 to our unaudited condensed consolidated interim financial statements as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015.

Trade-in Obligations

We sometimes provide trade-in options to our customers in purchase agreements for new aircraft. These options provide customers with the right to trade in aircraft upon the purchase and acceptance of a new aircraft. During the nine-month period ended September 30, 2016, we offered 20 trade-in aircraft options, with a total invoiced value of US$109.1 million, for trade-in pursuant to trade-in options. In addition, other aircraft may become subject to trade-in due to new sales agreements. The trade-in price is determined based on the new aircraft sold, as well as other factors, including a market value assessment performed by independent third party appraisers. For further information on our trade-in options, See Note 36 to our audited consolidated financial statements included in our 2015 Form 20-F.

We continue to monitor all trade-in commitments to anticipate any adverse economic impact they may have on our financial condition. We may be required to accept trade-ins at prices that are slightly above the then-market price of the aircraft, which would result in financial loss for us when we resell the aircraft. Based on our current evaluation and on third-parties appraisals, we believe that any aircraft accepted in connection with trade-in commitments may be sold or leased in the market without significant profits or losses.

Financial and Residual Value Guarantees

Financial guarantees are triggered if customers do not perform their obligation to service the debt during the term of the financing under the relevant financing arrangements. Financial guarantees provide credit support to the guaranteed party to mitigate default-related losses. The underlying assets collateralize these guarantees. The value of the underlying assets may be adversely affected by an economic or industry downturn. Upon an event of default, we are usually the agent for the guaranteed party for the refurbishment and remarketing of the underlying asset. We may be entitled to a fee for such remarketing services. Typically a claim under the guarantee shall be made only upon surrender of the underlying asset for remarketing.

Residual value guarantees provide a third party with a specific guaranteed asset value at the end of the financing agreement. In the event of a decrease in market value of the underlying asset, we shall bear the difference between the specific guaranteed amount and the actual fair market value. Our exposure is mitigated by the fact that, in order to benefit from the guarantee, the guaranteed party has to maintain the underlying assets in order to meet stringent specific return conditions.

Assuming all customers supported by financial guarantees defaulted on their aircraft financing arrangements, and also assuming we were required to pay the full aggregate amount of outstanding financial and residual value guarantees and were not able to remarket any of the aircraft to offset our obligations, our maximum unrecorded exposure under these guarantees (less provisions and liabilities) would have been US$344.0 million as of September 30, 2016. For further discussion of these off-balance sheet arrangements, see Note 36 to our audited consolidated financial statements included in our 2015 Form 20-F.

At September 30, 2016, we had US$245.9 million deposited in an escrow account as collateral for the financing of certain aircraft sold where we serve as secondary guarantor. If the initial guarantor of the debt (an unrelated third party) is required to pay the lender, the initial guarantor will be entitled to the amount in the escrow account. The amount is returned in the form of cash to us at maturity of the financing contracts (until 2021) if the aircraft purchaser does not default on the loan. The interest on the escrow account is added to the principal and recognized by us as financial income.

We allocated the deposits from the escrow account to 14-year structured notes with the depositary bank in order to earn a better interest rate. This yield enhancement was obtained through a credit default swap (CDS) transaction, which provides the right of early redemption of the note in case of a credit event by us. Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss to us of all interest accrued on such note to date. Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.

Residual value guarantees typically ensure that, at the exercise date (between 6 and 18 years after the aircraft delivery date), the relevant aircraft will have a residual market value of a percentage of the original sale price. Most of our residual value guarantees are subject to a limitation, or a cap, and, therefore, on average our guaranteed residual value is 17% of the original sale price. In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, we will bear the difference, if any, between the guaranteed residual value and the market value of the aircraft at the time of exercise, limited to a cap. Our exposure is mitigated by the fact that the guaranteed party, in order to benefit from the guarantee, must make the aircraft meet specific return conditions. See Note 11 to our audited consolidated financial statements included in our 2015 Form 20-F.

We continuously re-evaluate our risk under our guarantees and trade-in obligations based on a number of factors, including the estimated future market value of our aircraft based on third-party appraisals, including information developed from the sale or lease of similar aircraft in the secondary market, and the credit rating of customers.

The following table provides quantitative data regarding guarantees we render to third parties. The maximum potential payments represent the worst-case scenario and do not necessarily reflect the results expected by us. Estimated proceeds from performance guarantees and underlying assets represent the anticipated values of assets we could liquidate or receive from other parties to offset our payments under guarantees.

Description	As of September 30, 2016	As of December 31, 2015
	(in US$ millions)
Maximum financial guarantees	264.3	375.9
Maximum residual value guarantees	299.6	300.6
Mutually exclusive exposure(1)	(68.3)	(107.4)
Provisions and liabilities recorded(2)	(151.6)	(134.8)

Off-balance sheet exposure	344.0	434.3

Estimated proceeds from performance guarantees and underlying assets	506.4	559.6

(1)	When an underlying asset is covered by mutually exclusive financial and residual value guarantees, the residual value guarantee may only be exercised if the financial guarantee has expired without having been exercised. On the other hand, if the financial guarantee is exercised, the residual value guarantee is automatically terminated. After a financial guarantee expires without being exercised, there is an average three-month period in which a guaranteed party may exercise the residual value guarantee. This means that our exposure to mutually exclusive financial and residual value guarantees covering a single underlying asset cannot be cumulative. Therefore, the maximum exposure shown in this line item is not an aggregate amount of the combined value of mutually exclusive financial and residual value guarantees covering a single underlying asset.
(2)	Represents the sum of our financial and residual value guarantees (see Note 25 to our audited consolidated financial statements included in our 2015 Form 20-F).

As of September 30, 2016 and 2015, we maintained escrow deposits in the total amount of US$245.9 million and US$245.2 million, respectively, in favor of third parties for whom we have provided financial and residual value guarantees in connection with certain aircraft sales financing structures.

Because of a reorganization solicitation (Chapter 11) of our customer Republic, filed on February 25, 2016 with the United States of America, the Company has made a provision of US$100.9 million, to cover losses related to obligations with financial guarantees offered to the main financing agent of the ERJ 140/145 aircraft, acquired by and delivered to this customer. Management recognized a provision considering its best estimates based on the information contained in the reorganization filing document. See Note 25 to our audited consolidated financial statements included in our 2015 Form 20-F.

In November 2016, we signed a firm sale for 24 E175 jets with United Airlines. This order represents a transfer of 24 E175 jets previously placed with Republic, which were cancelled.

The 24 aircraft ordered by United Airlines are scheduled for delivery in 2017. The contract has a total value of US$1.08 billion, at list price. This backlog movement will be reflected in our 2016 fourth-quarter results and is reflected in our current backlog.

Operating Leases

Where we operate as the lessor under operating leases of aircraft through ECC Leasing, we assume a significant part of the risks and benefits of ownership, which are classified as operating leases. Payments made for operating leases are amortized to the statement of income on the straight-line method over the contract period. Our parent company operating leases refer to telephone and computer equipment, and those relating to our subsidiaries in the United States relate to non-cancelable operating leases of land and equipment. These leases expire at various dates through 2020. For more information on our operating leases, see Note 36 to our audited consolidated financial statements included in our 2015 Form 20-F.

Contractual Obligations

The following tables and discussion provide additional disclosure regarding our material contractual obligations and commercial commitments as of September 30, 2016 and December 31, 2015, respectively.

Contractual Obligations as of September 30, 2016	Total	Less than 1 year	1 — 3 years	3 — 5 years	More than 5 years
	(in US$ millions)
Loans and interest	4,921.4	678.2	840.2	819.9	2,583.1
Pension Fund	141.0	14.1	28.2	28.2	70.5
Capital lease obligations	0.1	—	0.1	—	—
Operating leases	32.4	3.3	7.4	6.1	15.6
Non-recourse and recourse debt	381.7	28.9	12.7	335.3	4.8
Customer advances	937.1	839.1	69.5	28.1	0.4
Contribution from suppliers	—	—	—	—	—
Suppliers	1,125.9	1,125.9	—	—	—
Financial guarantees	238.3	74.9	33.9	24.4	105.1
Other liabilities	252.5	7.7	91.4	101.4	52.0

Total	8,030.4	2,772.1	1,083.4	1,343.4	2,831.5

Contractual Obligations as of December 31, 2015	Total	Less than 1 year	1 — 3 years	3 — 5 years	More than 5 years
	(in US$ millions)
Loans and interest	4,740.1	377.9	983.3	580.3	2,798.6
Pension fund	109.0	10.9	21.8	21.8	54.5
Capital lease obligations	0.1	—	0.1	—	—
Operating leases	38.6	13.7	9.0	10.6	5.3
Recourse and Non-Recourse Debt	384.8	10.1	29.4	338.5	6.8
Costumer advances	907.9	748.5	121.9	36.3	1.2
Contribution from suppliers	—	—	—	—	—
Suppliers	1,034.9	1,034.9	—	—	—
Financial Guarantees	293.1	161.5	41.8	17.7	72.1
Other liabilities	266.0	3.4	120.2	85.8	56.6

Total	7,774.5	2,360.9	1,327.6	1,091.1	2,994.9

The above table shows the sum of the outstanding principal and anticipated interest due at maturity date. For fixed rate loans, the interest expenses were calculated based on the rate established in each debt contract. For floating rate loans, the interest expenses were calculated based on a market forecast for each period (LIBOR 6 months – 12 months), dated on September 30, 2016. This floating rate exposure is managed through derivatives operations. See “—Quantitative and Qualitative Disclosures About Market Risk” below.

The above table does not reflect contractual commitments related to trade-in options and financial and residual value guarantees discussed in “—Credit Facilities and Lines of Credit—Off-Balance Sheet Arrangements” above. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Embraer—Some of our aircraft sales may be subject to financial and residual value guarantees and trade-in options that may require us to make significant cash disbursements” in our 2015 Form 20-F.

Other liabilities include taxes and payroll charges payable in the total amount of US$144.0 million at September 30, 2016. The above table does not reflect any information about our derivative instruments, which are discussed more fully in “—Quantitative and Qualitative Disclosures About Market Risk,” below.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to various market risks, primarily related to potential loss arising from adverse changes in interest rates and foreign currency exchange rates. We have established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk. These procedures include the monitoring of our levels of exposure to each market risk, including an analysis based on forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities. We may also use derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce our exposure to exchange rate risk. The following sections address the significant market risks associated with our financial activities.

Interest Rate Risk

Our exposure to market risk for interest rate fluctuations principally relates to changes in the market interest rates of our U.S. dollar-denominated and real-denominated monetary assets and liabilities, principally our short- and long-term debt obligations. Increases and decreases in prevailing interest rates generally translate into increases and decreases in interest expense. Additionally, the fair values of interest rate-sensitive instruments are also affected by general market conditions.

Our short and long-term debt obligations totaled US$3,823.1 million at September 30, 2016 and were denominated in U.S. dollars, Brazilian reais and Euros. Of the total amount of debt denominated in U.S. dollars (i.e., US$2,917.5 million), US$2,364.6 million was subject to fixed rates. The remaining floating rate U.S. dollar-denominated debt was indexed to LIBOR. Of our US$888.0 million Brazilian real-denominated debt at September 30, 2016, US$19.7 million bears interest at a variable rate based on the Brazilian Long-term Interest Rate (Taxa de Juros de Longo Prazo), or the TJLP, and US$868.3 million bears interest at a fixed rate of 3.65% per annum. The TJLP was 7.5% per annum at September 30, 2016. Our Euro-denominated debt totaled US$17.6 million at fixed rate at September 30, 2016.

The table below provides information about our short-term debt obligations as of September 30, 2016 that are sensitive to changes in interest rates and foreign currency exchange rates.

	Weighted Average Interest Rate as of September 30, 2016	Total Amount Outstanding	Total Fair Value
Short-Term Debt	(%)	(in US$ millions)
U.S. dollars (fixed rate)	5.4%	268.7	268.7
U.S. dollars (LIBOR indexed)	2.3%	12.8	12.8
Euro (fixed rate)	1.8%	2.8	2.8
Euro (EURIBOR indexed)	0.0%	—	—
Reais (fixed rate)	6.1%	203.4	203.4
Reais (CDI indexed)	0.0%	—	—
Reais (TJLP indexed)	7.5%	10.8	10.8

Total short-term debt		498.5	498.5

The table below provides information about our long-term debt obligations as of September 30, 2016 that are sensitive to changes in interest rates and foreign currency exchange rates:

	Weighted Average Interest Rate as of September 30, 2016	Total Amount Outstanding	2017	2018	2019	2020	2021 and there- after	Total Fair Value
Long-Term Debt	(%)		(in US$ millions)
U.S. dollars (fixed rate)	5.4%	2,365.9	12.5	0.4	0.3	163.1	2,189.6	2,512.5
U.S. dollars (LIBOR indexed)	2.3%	270.1	0.6	2.0	20.1	2.1	245.3	270.3
Euro (fixed rate)	1.8%	14.8	1.5	9.5	1.0	2.8	—	14.8
Euro (EURIBOR indexed)	0.0%	—	—	—	—	—	—	—
Reais (fixed rate)	6.1%	664.9	69.4	277.9	135.3	79.5	102.8	664.9
Reais (CDI indexed)	0.0%	—	—	—	—	—	—	—
Reais (TJLP indexed)	7.5%	8.9	2.8	4.0	0.6	0.6	0.9	8.9

Total long-term debt		3,324.6	86.8	293.8	157.3	248.1	2,538.6	3,471.4

In order to manage our interest rate risk on our monetary liabilities, we have entered into a number of swaps, which effectively convert US$831.2 million of our fixed interest rate, Brazilian real-denominated debt into floating interest rate, Brazilian real-denominated obligations and convert US$6.4 million of our floating interest rate, U.S. dollar-denominated debt to fixed interest rate, U.S. dollar-denominated obligations.

The table below provides information about our short-term debt obligations as of September 30, 2016, after considering the effects of the above mentioned derivative transactions.

	Weighted Average Interest Rate as of September 30, 2016	Total Amount Outstanding	Total Fair Value
Short-Term Debt	(%)	(in US$ millions)
U.S. dollars (fixed rate)	5.4%	266.2	266.2
U.S. dollars (LIBOR indexed)	2.5%	15.3	15.3
Euro (fixed rate)	1.8%	2.8	2.8
Euro (EURIBOR indexed)	0.0%	—	—
Reais (fixed rate)	3.7%	23.4	23.4
Reais (CDI indexed)	5.2%	180.0	180.0
Reais (TJLP indexed)	7.5%	10.8	10.8

Total short-term debt		498.5	498.5

The table below provides information about our long-term debt obligations as of September 30, 2016, after considering the effects of the above mentioned derivative transactions.

	Weighted Average Interest Rate as of September 30, 2016	Total Amount Outstanding	2017	2018	2019	2020	2021 and There- after	Total Fair Value
Long-Term Debt	(%)	(in US$ millions)
U.S. dollars (fixed rate)	5.4%	2,369.1	12.7	0.8	0.8	163.6	2,191.2	2,515.6
U.S. dollars (LIBOR indexed)	2.5%	266.9	0.4	1.6	19.6	1.6	243.7	267.2
Euro (fixed rate)	1.8%	14.8	1.5	9.5	1.0	2.8	—	14.8
Euro (EURIBOR indexed)	0.0%	—	—	—	—	—	—	—
Reais (fixed rate)	3.7%	13.6	5.8	7.8	—	—	—	13.6
Reais (CDI indexed)	5.2%	651.7	63.7	270.1	135.3	79.5	103.1	651.3
Reais (TJLP indexed)	7.5%	8.6	2.8	4.0	0.6	0.6	0.6	8.9

Total long-term debt		3,324.6	86.8	293.8	157.3	248.1	2,538.6	3,471.4

Foreign Exchange Rate Risk

In managing our foreign currency risk, we focus on balancing our non-U.S. dollar-denominated assets against our non-U.S. dollar-denominated liabilities plus shareholders’ equity in relation to our forecasts of future cash flows. Beyond the foreign currency exposure related to our debt obligations as summarized above, we also have other assets and liabilities denominated in currencies other than the U.S. dollar. These monetary assets and liabilities are primarily cash and cash equivalents, financial assets, accounts receivable and payable, deferred income taxes, dividends and certain other assets and liabilities and are primarily denominated in Brazilian reais. The effects on such assets and liabilities of the appreciation or devaluation of other foreign currencies against the U.S. dollar result in foreign exchange gains (losses) recognized as interest income (expense), net. The translation gains and losses arising from the remeasurement of our financial statements to U.S. dollars are recognized on our Statement of Income as foreign exchange gain (loss), net.

As of September 30, 2016, our cash flow exposure comes as a result of the fact that approximately 7.7% of our net revenues and 14.8% of our total costs are denominated in reais. Having more real denominated costs than revenues generates such exposure. For further information on our hedges and derivate instruments, see Note 28 to our audited consolidated financial statements included in our 2015 Form 20-F.

The table below provides information about our assets and liabilities exposed to foreign currency risk as of September 30, 2016, as well as the derivative transactions outstanding at the same date.

	Total Outstanding Amount	Outstanding Amount by Year of Maturity						Total Fair Value
		2016	2017	2018	2019	2020	Thereafter
	(in US$ millions, except percentages)
ASSETS
Cash and cash equivalents and financial investments
In reais	1,294.5	1,294.5	—	—	—	—	—	1,294.5
In Euro	62.0	62.0	—	—	—	—	—	62.0
In Other Currencies	33.6	33.6	—	—	—	—	—	33.6
Trade accounts receivable
In reais	90.9	22.7	68.2	—	—	—	—	90.9
In Euro	104.1	26.0	78.1	—	—	—	—	104.1
In Other Currencies	0.1	0.1	—	—	—	—	—	0.1
Deferred income tax assets
In reais	—	—	—	—	—	—	—	—
In Euro	5.8	0.5	0.5	0.5	0.5	0.5	3.3	5.8
In Other Currencies	3.9	0.4	0.4	0.4	0.3	0.4	2.0	3.9
Other assets
In reais	312.7	42.0	270.7	—	—	—	—	312.7
In Euro	41.0	9.1	31.9	—	—	—	—	41.0
In Other Currencies	0.3	0.3	—	—	—	—	—	0.3
Total Assets in reais	1,698.1	1,359.2	338.9	—	—	—	—	1,698.1
Total Assets in Euro	212.9	97.6	110.5	0.5	0.5	0.5	3.3	212.9
Total Assets in Other Currencies	37.9	34.4	0.4	0.4	0.3	0.4	2.0	37.9

	Total Outstanding Amount	Outstanding Amount by Year of Maturity						Total Fair Value
		2016	2017	2018	2019	2020	Thereafter
	(in US$ millions, except percentages)
LIABILITIES
Loans
In reais	888.0	73.7	212.5	282.0	136.0	80.1	103.7	888.0
In Euro	17.6	1.8	2.5	9.5	1.0	2.8	—	17.6
In Other Currencies	—	—	—	—	—	—	—	—
Accounts payable to suppliers
In reais	68.3	17.1	51.2	—	—	—	—	68.3
In Euro	73.3	18.3	55.0	—	—	—	—	73.3
In Other Currencies	2.5	0.6	1.9	—	—	—	—	2.5
Customer advances
In reais	260.5	65.1	195.4	—	—	—	—	260.5
Other accounts payable & accrued liabilities
In reais	738.4	157.3	581.1	—	—	—	—	738.4
In Euro	33.6	7.2	26.4	—	—	—	—	33.6
In Other Currencies	6.4	1.6	4.8	—	—	—	—	6.4
Taxes and payroll charges payable
In reais	135.5	28.7	31.9	21.8	11.8	7.3	34.0	135.5
In Euro	4.5	4.5	—	—	—	—	—	4.5
In Other Currencies	—	—	—	—	—	—	—	—
Accrued taxes on income
In reais	90.9	90.9	—	—	—	—	—	90.9
In Euro	4.6	4.6	—	—	—	—	—	4.6
In Other Currencies	—	—	—	—	—	—	—	—
Deferred income tax liabilities
In reais	708.4	64.3	64.2	64.2	60.8	65.6	389.3	708.4
In Euro	—	—	—	—	—	—	—	—
In Other Currencies	2.0	0.2	0.2	0.2	0.2	0.2	1.0	2.0
Accrued dividends
In reais	5.7	5.7	—	—	—	—	—	5.7
Contingencies
In reais	36.3	11.8	2.3	2.3	2.3	2.3	15.3	36.3
In Euro	3.5	0.1	0.3	0.3	0.3	0.3	2.2	3.5
Total liabilities in reais	2,932.0	514.6	1,138.6	370.3	210.9	155.3	542.3	2,932.0
Total liabilities in Euro	137.1	36.5	84.2	9.8	1.3	3.1	2.2	137.1
Total liabilities in Other Currencies	10.9	2.4	6.9	0.2	0.2	0.2	1.0	10.9
Total exposure in reais	(1,233.9)	844.6	(799.7)	(370.3)	(210.9)	(155.3)	(542.3)	(1,233.9)
Total exposure in Euro	75.8	61.1	26.3	(9.3)	(0.8)	(2.6)	1.1	75.8
Total exposure in Other Currencies	27.0	32.0	(6.50)	0.20	0.10	0.20	1.00	27.00

Credit Risk

We may incur losses if counterparties to our various contracts do not pay amounts that are owed to us. In that regard, our primary credit risk derives from the sales of aircraft, spare parts and related services to customers, including the financial obligations related to those sales in the cases where we provide guarantees for the benefit of the providers of finance to the aircraft purchases of our customers. We are also exposed to the credit risk of the counterparties to our financial derivative contracts.

Financial instruments which may potentially subject us to credit risk concentration include (1) cash and cash equivalents, (2) trade and other accounts receivable, (3) customer commercial financing, (4) advances to suppliers, and (5) financial derivative contracts. We seek to limit our credit risk associated with cash and cash equivalents by placing the investments we make with those instruments with investment grade-rated institutions in short-term securities and mutual funds. With respect to trade accounts receivable and customer commercial financing, we seek to limit our credit risk by performing ongoing credit evaluations. All such customers are currently meeting their commitments with us, are operating within the established credit limits that we assign to them and are considered by management to represent an acceptable credit risk level to us. Advances to suppliers are made only to select, long-standing suppliers. The financial condition of those suppliers is analyzed on an ongoing basis with a view to limiting credit risk. We address credit risk related to derivative instruments by restricting the counterparties of such derivatives to major financial institutions.

We may also have credit risk related to the sale of aircraft during the period in which their purchasers are finalizing the financing arrangements for their aircraft purchases from us. In order to try to minimize these risks, customer credit analyses are continuously monitored and we work closely with financial institutions to facilitate customer aircraft financing.

RECENT DEVELOPMENTS

Management

Board of Directors

On April 14, 2016, Mr. Antonio Franciscangelis Neto resigned from our Board of Directors and, pursuant to our by-laws, Mr. José Magno Resende de Araújo replaced him until our next annual shareholders’ meeting.

Set forth below are the names, ages, positions, the year first elected and brief biographical descriptions of the current members of our Board of Directors:

Name	Age	Position	Year First Elected
Alexandre Gonçalves Silva	71	Chairman of the Board of Directors	2011
Sérgio Eraldo de Salles Pinto	52	Member of the Board of Directors	2009
Alexandre Magalhães Filho	64	Member of the Board of Directors	2015
José Magno Resende de Araújo	57	Member of the Board of Directors	2013	(1)
Cecília Mendes Garcez Siqueira	59	Member of the Board of Directors	2015	(2)
Herbert Claros da Silva	35	Member of the Board of Directors	2015
Israel Vainboim	72	Member of the Board of Directors	2009
João Cox Neto	53	Member of the Board of Directors	2011
Josué Christiano Gomes da Silva	54	Member of the Board of Directors	2011
Pedro Wongtschowski	70	Member of the Board of Directors	2015
Samir Zraick	75	Member of the Board of Directors	2006

(1)	Elected as an alternate member to Mr. Antonio Franciscangelis Neto.
(2)	Cecília Mendes Garcez Siqueira was also a member of our board from April, 2009 until April, 2011.

José Magno Resende de Araújo. On March 31, 2016, Mr. Araújo was appointed economic and finance secretary of the Brazilian Air Force (Secretaria de Economia e Finanças da Aeronáutica). He served as chief of staff for the Brazilian Air Force command from April 20, 2012 through April 8, 2016, as commander of the Brazilian Air Force training and adaptation center (Centro de Instrução e Adaptação da Aeronáutica), from April 7, 2011 through April 12, 2012 and head of the Brazilian Air Force congressional support (Assessoria Parlamentar da Aeronáutica), from July 17, 2008 through April 7, 2011. Among the main academic courses completed by Mr. Araújo are the Official Training Course Airmen in the Brazilian Air Force Academy, in Pirassununga, SP in 1980, MBA—Strategic Institutional Management in 2006, the Aerospace Policy and Strategy Course and Command and Staff Course.

For the biographical descriptions of our other board members, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Board of Directors” in our 2015 Form 20-F.

Executive Officers

On June 9, 2016, we announced that we had commenced the succession process for our CEO position, continuing the work developed by Mr. Frederico Fleury Curado in the last decade. Paulo César de Souza e Silva became our CEO as of July 2016, in a transition completed by the end of 2016.

Paulo César de Souza e Silva has been an Embraer senior executive since 1997, with 13 years of experience focusing and developing Embraer’s Customer Financing strategies and, from April 2010 until July 2016, was our President and CEO Commercial Aviation. As Embraer’s representative at Aviation Working Group, an international industry organization dedicated to developing initiatives to foster and facilitate advanced aviation financing, Mr. Silva contributed to the development and implementation of the Cape Town Treaty and the Aircraft Sector Understanding (ASU), which regulates the terms and conditions for Export Credit Agencies support. Both are key instruments to the airlines gaining access to efficient aircraft financing. Mr. Silva is a member of the Conquistadores Del Cielo and Wings Club. Prior to joining Embraer, Mr. Silva held many executive positions within the international bank industry. Mr. Silva holds a bachelor’s degree in economics from Mackenzie University (São Paulo—Brazil) and a MBA in Switzerland.

Set forth below are the names, ages, positions, the year first elected and brief biographical descriptions of our current Executive Officers:

Name	Age	Position	Year First Elected
Paulo Cesar de Souza e Silva	61	President and Chief Executive Officer	2016
Mauro Kern Junior	55	Executive Vice President – Chief Operating Officer	2015
John Stephen Slattery	48	Executive Vice President – Commercial Aviation	2016
Jackson Medeiros de F. Schneider	52	Executive Vice President – Defense and Security	2014
José Antonio de Almeida Filippo	56	Executive Vice President – Chief Financial and Investor Relations Officer	2012
Marco Tulio Pellegrini	58	Executive Vice President – Executive Aviation	2013
Fabiana Klajner Leschziner	45	Executive Vice President – General Counsel & Chief Compliance Officer	2016

John Stephen Slattery. Mr. Slattery has been Executive Vice-President—Commercial Aviation since June 2016. He joined Embraer in early 2011 as non-executive Vice President, responsible for Customer Finance; Asset & Risk Management. The following year Mr. Slattery was appointed SVP and Chief Commercial Officer, taking on broader executive responsibilities incorporating worldwide sales of commercial aircraft and services. Since joining Embraer, he has been a board director at ECC Leasing, Embraer’s wholly owned leasing company. Prior to joining Embraer, Mr. Slattery spent fifteen years in executive and leadership roles at various commercial aerospace advisory, leasing, and banking organizations. In 2001, Mr. Slattery was a co-founder of RBS Aviation Capital (now SMBC Aviation Capital) and the firm’s Managing Director in New York, responsible for leading the bank’s commercial aircraft leasing and asset-backed lending to airline customers across the Americas. He is a Fellow of The Royal Aeronautical Society, President Emeritus of The Wings Club and Director Emeritus of ORBIS International. An AMP graduate of Harvard Business School, John was awarded an M.B.A. from the University of Limerick, and a BA from the University of South Wales.

Fabiana Klajner Leschziner. Mrs. Leschziner is our Executive Vice President, General Counsel & Chief Compliance Officer since June 2016. She worked at DuPont in Brazil from September 2002 to December 2015 as the Chief Legal Officer and Government Affairs for Brazil and from January 2016 to June 2016 as Legal Director for Brazil and the Andean Region, responsible for the legal aspects of all business of DuPont in Brazil, Colombia, Venezuela, Peru, Ecuador and Bolivia. Fabiana is graduated by the São Paulo University School of Law, in 1993, and holds an LL.M. from Cornell Law School, Ithaca, USA, in 1998. She is specialized in corporate law, corporate finance, capital markets, antitrust and international trade and was an associate at Davis Polk & Wardwell office in New York from July 1998 to December 2001.

For the biographical descriptions of our other executive officers, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Executive Officers” in our 2015 Form 20-F.

Fiscal Council (Conselho Fiscal)

On April 13, 2016, our shareholders elected the current members of our Fiscal Council. Set forth below are the names, ages, positions and the year first elected of the current members of our Fiscal Council:

Name	Age	Position	Year First Elected
Ivan Mendes do Carmo(1)	53	Effective member	2008
Tarcísio Luiz Silva Fontenele	54	Alternate	2001
José Mauro Laxe Vilela(2)	68	Effective member	2011
Wanderley Fernandes da Silva	43	Alternate	2011
Wilsa Figueiredo	53	Effective member	2016
Luiz Cláudio Moraes	54	Alternate	2016
Otávio Ladeira de Medeiros	48	Effective member	2016
William Baghdassarian	44	Alternate	2016
Taiki Hirashima	76	Effective member	2004
Maurício Rocha Alves de Carvalho	55	Alternate	2016

(1)	President of the Fiscal Council
(2)	Vice-President of the Fiscal Council

Resolution of Internal Investigations

On October 24, 2016 we finalized the Final Agreements with the DOJ and the SEC for the settlement of criminal and civil violations of the FCPA. We also finalized the TCAC with the MPF and the CVM for the resolution of violations of certain Brazilian laws.

Under the Final Agreements with the DOJ and the SEC:

•	We agreed to pay US$98.2 million to the SEC (of which US$20.0 million will be deducted as it was paid to the MPF and the CVM under the TCAC, as described below), as disgorgement of profits, and US$107.3 million to the DOJ, as penalty for one count of conspiracy to violate the anti-bribery and books and records provisions of the FCPA and one count of violating the internal controls provisions of the FCPA.

•	The DOJ agreed to defer prosecution for three years for the acts acknowledged by us in the DPA, after which period the charges will be dismissed if we do not violate the terms of the DPA.

•	We agreed to an external and independent monitorship for a period of three years to assess compliance with the Final Agreements, especially regarding effectiveness of controls and procedures to reduce the risk of any FCPA violations.

Simultaneously with the Final Agreements, we finalized a TCAC with the MPF and the CVM to settle any potential claims that could be brought in court (ação civil pública) or through administrative proceedings (processo administrativo sancionador) in Brazil. The TCAC has also been approved by the relevant authorities and is fully effective.

Under the TCAC, we acknowledged violations of certain Brazilian laws between 2007 and 2011 and agreed to:

•	Pay a total of R$64.0 million to a Brazilian federal fund (Fundo de Defesa dos Direitos Difusos), as disgorgement of illegal profits, damages, and as a deterrent against similar practices. The amount payable under the TCAC is to be deducted from the amount payable under the Final Agreements.

•	Cooperate with the MPF and the CVM in lawsuits and administrative proceedings against individuals arising out of the acts acknowledged in the TCAC.

Under the TCAC, the MPF and the CVM acknowledged that (i) we voluntarily conducted a broad internal investigation, which assisted in uncovering facts that were the subject of criminal and administrative investigations, and (ii) we approached the Brazilian authorities pro-actively and in good faith, and they agreed that:

•	The MPF will not file suit (ação civil pública and ação de improbidade administrativa) against us arising out of the acts we have acknowledged and will terminate proceedings now underway.

•	The CVM will end an ongoing administrative proceeding arising out of the acts we have acknowledged.

•	The MPF and the CVM will inform other Brazilian federal agencies of the terms of the TCAC and cooperate with us in seeking that these agencies take the TCAC into consideration should other proceedings regarding the acknowledged acts be brought.

The Final Agreements and the TCAC represent the conclusion of the internal investigation of allegations of noncompliance with the FCPA and certain Brazilian laws in some aircraft sales outside Brazil between 2007 and 2011.

Related proceedings and developments in other countries are ongoing and could result in additional fines, which may be substantial, and possibly other substantial sanctions and adverse consequences. We believe that there is no adequate basis at this time for estimating accruals or quantifying any contingency with respect to these matters.

We will continue to cooperate with governmental authorities, as circumstances may require.

In light of the internal investigation, we embarked on a comprehensive effort to improve and expand our compliance program worldwide. This multi-year task involved reexamining our compliance systems, and where appropriate, redesigning or adding to them. Some of the key enhancements include the creation of a Compliance Department; the appointment of a Chief Compliance Officer who is currently also our general counsel, which, for these compliance matters, reports directly to the Risk and Audit Committee of the Board of Directors; the development of a program to monitor engagement of and payments to third parties; improvements to compliance policies, procedure and controls; the enhancement of anonymous and other reporting channels; and the development of a comprehensive training and education program designed to maintain and reinforce a strong compliance culture at all levels of Embraer globally. We will continue to promote enhancements and update its compliance program.

Class Action

In August, 2016, a putative securities class action was filed in a U.S. court against us and certain of our former and current executives. In October, 2016, a federal Court in New York appointed a lead plaintiff and a lead counsel for the putative class action. In December 2016, the lead plaintiff filed an amended complaint. The amended complaint seeks to bring claims on behalf of all persons and entities who purchased or otherwise acquired Embraer securities during the period from January 11, 2012 through and including November 28, 2016 asserting violations of the U.S. federal securities laws relating to the internal investigations described above and related issues. The Court has not yet issued a briefing schedule for the motion to dismiss and other procedural aspects of the case. So far we believe that there is no adequate base to estimate provisions related to this matter.

Agreements with United Airlines and Republic Airways

In November 2016, we signed a firm sale for 24 E175 jets with United Airlines. This order represents a transfer of 24 E175 jets previously placed with Republic, which were cancelled.

The 24 aircraft ordered by United Airlines are scheduled for delivery in 2017. The contract has a total value of US$1.08 billion, at list price. This backlog movement will be reflected in our 2016 fourth-quarter results and is reflected in our current backlog.

E175 E2 Entry into Service

We revised our initial projection of certification and entry into service of the E175 E2 jet from 2020 to 2021. This rescheduling is based on the following two factors:

•	Continued interest in the current generation E175 jet in the North American market; and

•	Recent negotiations between the major U.S. airlines and their respective pilot unions during which the maximum takeoff weight restrictions for 76-seat aircraft included in the relevant scope clauses remained unchanged.

The next round of negotiations between the major US airlines and their respective pilot unions is scheduled to occur in 2019 at which time such restrictions may be revisited.

The expected timeframes of certification and entry into service for the other models of this family of aircraft, the E190 E2 and the E195 E2, continue unchanged and should occur in the first half of 2018 and in 2019, respectively. The development and certification program of these aircraft is progressing as expected.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and modifies the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the heading “Description of Debt Securities,” which you should read in conjunction with this prospectus supplement. If the description of the terms of the notes in this prospectus supplement differs in any way from that in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You will find the definitions of capitalized terms used in this section under “Description of Debt Securities—Certain Defined Terms” in the accompanying prospectus. In this description and in the related section entitled “Description of Debt Securities” in the accompanying prospectus, references to “Embraer” mean Embraer S.A. only and “Embraer Finance” means Embraer Netherlands Finance B.V. only and, in each case, do not include any of its subsidiaries.

These descriptions are a summary of the material terms of the notes and the Indenture (as defined below), including a supplement to that Indenture concerning the notes. This summary does not restate the terms of the notes or the Indenture in their entirety. We urge you to read the notes and the Indenture because they, and not this description, define your rights as investors. You may obtain a copy of the Indenture and the form of the supplemental indenture and the notes by contacting us as described in the accompanying prospectus under “Where You Can Find More Information.”

General

Embraer Netherlands Finance B.V. (“Embraer Finance”) will issue the notes pursuant to an indenture, dated as of June 15, 2015 (the “Indenture”), among Embraer Finance, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee (which term includes any successor as trustee under the Indenture), registrar, transfer agent and paying agent, and a second supplemental indenture, to be dated the delivery date of the notes, among Embraer Finance, Embraer, as guarantor, and The Bank of New York Mellon, as trustee, registrar, transfer agent and paying agent.

The notes:

•	will be a series of Embraer Finance’s debt securities described in the accompanying prospectus;

•	will be senior unsecured obligations of Embraer Finance;

•	will initially be issued in an aggregate principal amount of US$ million (subject to our right to issue additional notes of this series as described under “—Further Issuances”);

•	will mature at 100% of their principal amount on , 20 ;

•	will be subject to optional redemption or tax redemption as described under “—Redemption and Repurchase”;

•	will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof;

•	will be represented by one or more registered notes in global form and may be exchanged for notes in definitive form only in limited circumstances; and

•	will be unconditionally guaranteed on a senior unsecured basis by Embraer.

Interest on the notes:

•	will accrue at the rate of % per annum;

•	will accrue from the date of issuance or from the most recent interest payment date;

•	will be payable in cash semi-annually in arrears on and of each year, commencing on , 2017;

•	will be payable to the holders of record on the and immediately preceding the related interest payment dates; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, interest (including additional interest, if any) and any additional amounts on, the notes will be payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notes will be registrable at the office of the trustee and registrar and at the offices of the transfer agents. If and for so long as the notes are listed on the New York Stock Exchange and the rules of that securities exchange will so require, we will maintain a paying agent and transfer agent in New York.

Embraer Guarantee

Embraer will unconditionally guarantee Embraer Finance’s payment obligations under the notes and the indenture. The guarantee will constitute the direct, senior unsecured obligation of Embraer.

Ranking

The notes will constitute the direct senior unsecured obligations of Embraer Finance. The notes will rank at least pari passu in priority of payment with all other existing and future senior unsecured indebtedness of Embraer Finance.

The obligations of Embraer under the guarantees will rank:

•	equal in right of payment to all other existing and future senior, unsecured debt of Embraer, subject to certain statutory preferences under applicable law, including labor and tax claims;

•	senior in right of payment to Embraer’s subordinated debt; and

•	effectively subordinated to debt and other liabilities (including subordinated debt and trade payables) of Embraer’s subsidiaries, to secured debt of Embraer to the extent of the value of the assets securing such debt, and to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs. See “Risk Factors—Risks Relating to the Notes—Payments on the notes and the guarantees will be junior to our secured debt obligations and effectively junior to debt obligations of our subsidiaries.”

As of September 30, 2016, on a consolidated basis, Embraer had US$3,823.1 million of debt outstanding. Of this debt, US$381.1 million was secured debt and US$315.2 million was debt of our subsidiaries. In addition, as of September 30, 2016, Embraer had off-balance sheet exposure of US$344.0 million relating to financial guarantees.

Certain of Embraer’s operations are, and in the future may be, conducted through its subsidiaries, which subsidiaries may issue debt without any limitation or restrictions.

Redemption and Repurchase

Embraer Finance will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that Embraer Finance will not deposit money on a regular basis into any separate account to repay the notes.

Optional Tax Redemption

Subject to the limitations and exceptions described in “Description of Debt Securities—Optional Tax Redemption” in the accompanying prospectus, either Embraer or Embraer Finance will have the option to redeem, in whole but not in part, the notes, upon giving not less than 30 nor more than 60 days’ notice to the holders, at 100% of the principal amount thereof, plus accrued and unpaid interest and any additional amounts payable with respect thereto where as a result of a change in or amendment to the laws of any Relevant Taxing Jurisdiction (as defined under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus) (or rules and regulations thereunder or the official interpretation, administration or application thereof), which change or amendment becomes effective on or after the issue date, in the case of Brazil or the Netherlands, or in the case of any other Relevant Taxing Jurisdiction, which change or amendment is first publicly announced and becomes effective after the date it first becomes a Relevant Taxing Jurisdiction (a “Change in Tax Law”):

•	Embraer or any successor has or will become obligated to pay additional amounts with respect to the guarantee, other than additional amounts attributable to Brazilian Taxes (as defined under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus) imposed at a rate (1) ranging from 15% to 22.5%, generally, or (2) of 25% in case of taxes imposed on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 17% or where the laws of that country or location impose restrictions on the disclosure of (x) shareholding composition; (y) the ownership of the investment; or (z) the beneficial ownership of income paid to non-resident persons, pursuant to Law No. 9,779, dated January 19, 1999; or

•	Embraer Finance or any successor has or will become obligated to pay additional amounts with respect to the notes.

No such notice of redemption will be given earlier than 90 days prior to the earliest date on which Embraer or Embraer Finance, but for such redemption, would be obligated to pay such additional amounts if a payment in respect of such notes were then due. In the case of a global certificate, notice will be given in accordance with the applicable procedures of the depositary.

Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, Embraer or Embraer Finance, as applicable, or a successor to either, will deliver to the trustee (a) an officer’s certificate to the effect that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that Embraer or Embraer Finance cannot avoid its obligation to pay additional amounts by Embraer or Embraer Finance taking reasonable measures available to it and (b) an opinion of independent tax counsel of recognized standing to the effect that Embraer or Embraer Finance has or will become obligated to pay additional amounts as a result of a Change in Tax Law.

Optional Redemption With Make-Whole Amount

The notes will be redeemable, at the option of Embraer Finance, in whole or in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus basis points (the “Make-Whole Amount”), plus in each case accrued interest (including additional interest, if any), and any additional amounts, on the principal amount of the notes to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC or its affiliates, which is primary United States government securities dealer and no less than four other leading primary United States government securities dealer in New York City reasonably designated by us; provided, however, that, if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Embraer Finance will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Open Market Purchases

We or our affiliates may at any time purchase notes in the open market or otherwise at any price. Any such purchased notes may be cancelled or resold, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, and the exceptions described below, Embraer or Embraer Finance will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes imposed by a Relevant Taxing Jurisdiction (as defined in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus) will equal the amounts that would have been payable in the absence of such withholding or deduction. However, no additional amounts shall be payable on account of (a) any tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implemented with respect to the foregoing, or (b) any payment on a note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Payments

We will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

Embraer Finance will make payments of principal upon surrender of the relevant notes at the specified office of the trustee or any of the paying agents. Payments of principal and interest in respect of each note will be made by the trustee and the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of the trustee, with a copy to Embraer Finance or any paying agent not less than 10 business days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City. Payments will be made by wire transfer to the registered holders of the global certificates.

Subject to applicable law, the trustee and the paying agents will pay to Embraer Finance upon written request, any monies held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to Embraer Finance for payment as general creditors. After the return of such monies by the trustee or the paying agents to us, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Defeasance and Discharge

Full defeasance and discharge and covenant defeasance and discharge, as described in the accompanying prospectus, will apply to the notes, provided that Embraer Finance must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the notes, money or U.S. government or U.S. government agency debt securities or bonds or a combination thereof that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest and any other payments, including additional amounts, on the notes on their maturity date. See “Description of Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “Description of Debt Securities—Certain Covenants of Embraer” in the accompanying prospectus.

Additional Limitation on Embraer Finance

The indenture governing the notes limits and restricts Embraer Finance from taking the following actions or engaging in the following activities or transactions:

(1)	engaging in any business or entering into, or being a party to, any transaction or agreement except for:

(a)	the issuance, sale and redemption of notes and other indebtedness (including syndicated loans) and any activities incidentally related thereto;

(b)	the incurrence of indebtedness to make inter-company loans to Embraer and its Subsidiaries to finance the acquisition of supply materials by Embraer and its Subsidiaries, and activities reasonably related thereto;

(c)	any cash management measures and short-term investments;

(d)	the entering into hedging agreements relating to the debt securities;

(e)	any transaction in the ordinary course of business of Embraer Finance; and

(f)	any other transaction required by applicable law;

(2)	entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except, in each case, with or into Embraer or one of its Subsidiaries and which is otherwise permitted under “—Certain Covenants of Embraer—Mergers and Similar Transactions” (substituting “Embraer Finance” for “Embraer” therein) under the heading “Description of Debt Securities—Certain Covenants of Embraer” in the accompanying prospectus; provided, however, if Embraer Finance enters into such a transaction with a Subsidiary, and it results in the successor person becoming organized in or considered to be resident in a jurisdiction other than the Netherlands, then such transaction will only be permitted if such transaction will not result in the payment of additional amounts as described under “—Payment of Additional Amounts” (as provided by the provisions of the fourth bullet under “—Certain Covenants of Embraer—Merger and Similar Transactions” under the heading “Description of Debt Securities—Certain Covenants of Embraer” in the accompanying prospectus) in connection with the next payment in respect of the notes;

(3)	entering into any transaction which would cause it to be deemed an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended; and

(4)	creating any lien in favor of any person other than (a) any lien incurred in connection with the entering into any hedging agreement permitted under clause (1)(d) above or (b) any permitted lien.

Events of Default

Holders of the notes will have special rights if an event of default occurs and is not cured or waived. “Events of Default” with respect to the notes are defined to include: (i) certain failures by Embraer or its subsidiaries to make payment on principal (including premium, if any) and interest of the notes; (ii) failure by Embraer or its subsidiaries to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods; (iii) failure by Embraer or its subsidiaries to make payment at maturity of indebtedness in a total aggregate principal amount of US$50 million or more or the acceleration of maturity of Embraer or its subsidiaries’ indebtedness in a total aggregate principal amount of US$50 million or more; (iv) final judgments or decrees for payment of money in excess of US$50 million are not paid by Embraer or its subsidiaries; (v) commencement by Embraer or its significant subsidiaries of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings; (vi) a final judgment determines the guarantees of the notes to be unenforceable or invalid; and (vii) occurrence of certain illegality events. These events of default are described in detail under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Further Issuances

Embraer Finance may from time to time, without notice to or consent of the noteholders, create and issue an unlimited principal amount of additional notes having the same terms and conditions as the initial notes in all respects, except that the issue date, the issue price and the first payment of interest thereon may differ; provided, however, that unless such additional notes are issued under a separate CUSIP, such additional notes will be fungible with the initial notes for U.S. federal income tax purposes or, if such additional notes are not fungible with the initial notes for U.S. federal income tax purposes, neither the initial notes nor the additional notes are issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Any such additional notes will form a single series and vote together with the previously outstanding notes for all purposes hereof.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

The following description of the operations and procedures of DTC supplements the description contained under the heading “Legal Ownership of Debt Securities” in the accompanying prospectus and is provided to you solely as a matter of convenience. You should read this section in conjunction with the information provided in the accompanying prospectus. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. We take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

We will make an application to DTC for acceptance in its book-entry settlement system of the notes, which will be in global form. The notes will be deposited with the trustee, as custodian, for the nominee of DTC. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in DTC.

Ownership of beneficial interests in the notes will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the notes with DTC’s custodian, DTC will credit portions of the principal amount of the notes to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in the notes will be shown on, and transfer of ownership of those interests will be effected only through records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

As long as DTC or its nominee is the registered holder of the notes, DTC or its nominee will be considered the sole owner and holder of the notes for all purposes under the indenture and the notes. Except as described above, if you hold a book-entry interest in the notes in global form, you:

•	will not have notes registered in your name;

•	will not receive physical delivery of notes in certificated form; and

•	will not be considered the registered owner or holder of an interest in the notes under the indenture or the notes.

As a result, each investor who owns a beneficial interest in the notes must rely on the procedures of DTC to exercise any rights of a holder under the indenture (and, if the investor is not a participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of the principal of, and interest on, the notes registered in the name of DTC’s nominee will be to the order of its nominee as the registered owner of such notes. It is expected that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the notes as shown on the records of DTC or the nominee. We also expect that payments by DTC participants to owners of beneficial interests in the notes held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC participants. Neither we nor the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including, without limitation, the presentation of notes for exchange as described above) only at the direction of one or more participants in whose account with DTC interests in notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, in the circumstances described below, DTC will surrender the notes for exchange for individual definitive notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC is available to others, such as banks, securities brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly.

The foregoing information about DTC has been provided for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of the trustee’s agents will have any responsibility for the performance by DTC or its respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

While a note in global form is lodged with DTC or the custodian, notes represented by individual certificated form will not be eligible for clearing or settlement through DTC.

Beneficial interests in the global notes will be subject to certain restrictions on transfer and must be made in accordance with the procedures set forth in the indenture and the global notes will bear the applicable legends regarding the restrictions set forth under the transfer restrictions set in the indenture.

Notes in Certificated Form

Registration of title to notes in a name other than DTC or its nominee will not be permitted unless (i) DTC has notified us that it is unwilling or unable to continue as depositary for the notes in global form or the depositary ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days or (ii) we decide in our sole discretion to allow some or all book-entry notes to be exchangeable for notes in certificated form in registered form. In such circumstances, we will cause sufficient notes in certificated form to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to notes in certificated form may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the securities registrar and we may require to complete, execute and deliver such notes in certificated form.

If we issue notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the trustee, registrar or at the offices of the transfer agents. We will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Regarding the Trustee

We may maintain banking relationships in the ordinary course of business with the trustee.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

We will submit to the non-exclusive jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. We have appointed National Corporate Research, Ltd., 10 East 40th Street, 10th Floor, New York, New York 10016, as our authorized agent upon which process may be served in any such action.

CERTAIN MATERIAL TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes certain material Brazilian, United States federal income and Dutch tax considerations relating to your ownership and disposition of notes. This discussion does not purport to be a complete analysis of all material tax considerations in Brazil, the United States and the Netherlands and does not address tax treatment of holders of notes under the laws of other countries. Holders of notes who are resident in countries other than Brazil, the United States or the Netherlands, along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Brazilian Tax Considerations

The following discussion is a general description of certain Brazilian tax aspects of the notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes, or a Non-Brazilian Holder.

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003. Since the notes will not be sold publicly in Brazil and will be listed on the New York Stock Exchange, we believe that the notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the Brazilian courts (administrative or judicial).

As a result, gains recognized by a Non-Brazilian Holder from the sale or other disposition of the notes (i) to a non-resident of Brazil in case the tax authorities and/or the courts determine that the notes are considered assets located in Brazil or (ii) to a resident in Brazil, could be subject to source income tax at a progressive rate ranging from 15% to 22.5%, or 25% if the Non-Brazilian Holder is located in a country or location which does not impose income tax or which imposes it at a maximum rate lower than 17%, or a Low or Nil Tax Jurisdiction. In the latter case, assuming the notes are transferred to a Brazilian resident, it is also possible that Brazilian tax authorities consider that any capital gains arising from the sale or other disposition of the notes should be treated as if they were interest, as described below.

As a general rule, a Non-Brazilian Holder is taxed in Brazil whenever income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Payments of interest under the notes made by us to a Non-Brazilian Holder are not subject to withholding taxes in Brazil, unless (i) either the tax authorities or the courts determine that the notes are deemed to be assets located in Brazil, as discussed above; and/or (ii) the payments are made by Embraer pursuant to its guarantee. In the latter case, there is also a chance that payment of the guarantee is not treated as interest under the Brazilian Tax Law, in which case it could also be argued that the income is not sourced in Brazil.

According to the Brazilian Tax Law, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of 25%. Concerning interest payments, Decree No. 3,000/99 provides for a rate of 15%. In that sense, article 10 of the Normative Act No. 1,455 of March 6, 2014 states that the withholding income tax rate is generally 15% for payments made to non-residents in connection with securities issued abroad, even if the payment recipient is domiciled in a Low or Nil Tax Jurisdiction, provided that the issuance is previously registered at the Brazilian Central Bank.

In case (i) tax authorities and/or the courts determine that the notes are deemed to be assets located in Brazil, as discussed above; and/or (ii) Embraer makes payments pursuant to its guarantee, the payment of interest under the notes will be subject to withholding income tax at a 15% rate with respect to payments made to non-residents. However, it should be mentioned that pursuant to Article 8 of Law No. 9,779 of January 19, 1999, if the relevant average term of credit instruments such as the notes is lower than 96 months, the applicable rate to the beneficiary domiciled in a Low or Nil Tax Jurisdiction is 25%. Accordingly, there is a risk that tax authorities may change the understanding above and apply the rate of 25% in the event that the average term of the notes is lower than 96 months and the beneficiary is domiciled in a Low or Nil Tax Jurisdiction. A lower income tax rate may be applicable by a tax treaty between Brazil and the other country where the recipient of the payment is domiciled.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by us to Non-Brazilian Holders. Although the argument that such payments made by us do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position and it is not possible to assure that such argument would prevail in court. This is especially relevant in the case of payments made by Embraer pursuant to its guarantee, since tax authorities and/or the courts may treat the payments either as (i) interest, in which case there will be taxation at a rate ranging from 15% to 22.5% or as (ii) other income, in which case such payment would be subject to income tax withheld at source, at a rate of 15%. In both cases payments will be levied at a 25% rate whenever the Non-Brazilian Holder is located in a Low or Nil Tax Jurisdiction.

In addition, conversion of Brazilian currency into foreign currency, as well as the conversion of foreign currency into Brazilian currency, are subject to the Tax on Foreign Exchange Transactions, or the IOF/Exchange. Currently, the applicable rate of IOF/Exchange for the entrance of amounts in Brazil as loans, including loans from disposition of notes on foreign markets, is 0%, provided that the term of such loan is greater than 180 days; otherwise, a 6% rate of IOF/Exchange would apply. In case we decide not to bring the proceeds of the offering to Brazil and to make payments under the notes from Brazil, we need previously to register the transaction before the Central Bank and formalize a symbolic exchange agreement to register the availability of such funds for us abroad. The symbolic exchange transaction will be subject to IOF/Exchange tax at the rate of 0.38% of the amount registered as available for us abroad. Pursuant to IOF/Exchange applicable to the remittance of interests abroad arising from a foreign loan, the applicable tax rate is 0.38%. In any case, the Brazilian federal government may reduce such rate or increase it up to 25%, but only with respect to future transactions.

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing in those Brazilian states.

Material United States Federal Income Tax Considerations

The following is a general discussion based upon present law of the material U.S. federal income tax consequences for prospective purchasers of the notes. This discussion addresses only persons that purchase notes in the original offering at their initial offering price, that hold the notes as capital assets, and that use the U.S. dollar as their functional currency. The discussion does not consider the circumstances of particular purchasers, some of which (such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers, traders who elect to mark their investment to market, and persons holding the notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. The discussion does not address any state, local or foreign taxes, the Medicare tax on net investment income or the federal alternative minimum tax. Special rules also apply to individuals, certain of which may not be discussed below. Prospective investors should note that no rulings have been, or are expected to be, sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING CONSEQUENCES UNDER THE STATE AND LOCAL LAWS OF THE UNITED STATES, THE NETHERLANDS, BRAZIL, AND THE LAWS OF ANY OTHER JURISDICTION WHERE THE PURCHASER MAY BE SUBJECT TO TAXATION.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to its source or (iv) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court or that has validly elected to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes other than a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

The tax treatment of partners in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that owns notes may depend on the status of such partners and the activities of the partnership. Prospective purchasers that are partnerships should consult their own tax advisors about the consequences of an investment in the notes.

Potential Contingent Payment Debt Instrument Treatment

In certain circumstances we may be required to make payments on a note that would change the yield of the note. See “Description of the Notes—Redemption and Repurchase—Optional Redemption With Make-Whole Amount.” This obligation may implicate the provisions of Treasury regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. The issuer intends to take the position that the notes are not CPDIs. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a holder may be required to accrue income on the notes that such holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes before the resolution of the contingency. If the notes are not CPDIs but such contingent payments were required to be made, it would affect the amount and timing of the income that a U.S. Holder recognizes. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the CPDI rules and other rules above and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs.

Payments of Interest

Stated interest paid to a U.S. Holder on the notes, including any Brazilian or Dutch taxes withheld therefrom, will be includible in the U.S. Holder’s gross income as ordinary interest income at the time the interest is received or accrued in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes. In addition to interest on the notes, a U.S. Holder will be required to include in income any additional amounts paid in respect of any such Brazilian or Dutch withholding tax. It is expected, and the remainder of this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Interest on the notes generally will be treated as foreign source income for U.S. federal income tax purposes and generally will constitute “passive category” income for most U.S. Holders. Subject to generally applicable restrictions and conditions (including a minimum holding period requirement), a U.S. Holder generally will be entitled to a foreign tax credit in respect of any foreign income taxes withheld on interest payments on the notes. Alternatively, the U.S. Holder may be entitled to deduct such taxes in computing taxable income for U.S. federal income tax purposes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit or a deduction for foreign taxes paid under their particular circumstances.

Sale, Exchange or Other Taxable Disposition

A U.S. Holder generally will recognize gain or loss on the sale, exchange, or other taxable disposition (including redemption) of a note equal to the difference, if any, between the amount realized on the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. A U.S. Holder’s adjusted tax basis in a note generally will be its U.S. dollar cost. Any gain or loss generally will be U.S. source capital gain or loss, and will be treated as long-term capital gain or loss if, at the time of the sale, exchange or other taxable disposition, the U.S. Holder held the note for more than one year. A U.S. Holder may not be able to claim a foreign tax credit for any Brazilian or Dutch tax imposed upon such sale, exchange, or other taxable disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from sources outside the United States. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion of backup withholding below, interest on a note paid to a Non-U.S. Holder is not subject to U.S. federal income tax, including withholding tax, provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain from the sale, exchange or other taxable disposition (including redemption) of a note, unless that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Non-U.S. Holders that are eligible for the benefits of a tax treaty between the United States and their country of residence may be subject to different rules, and Non-U.S. Holders are urged to consult their own tax advisors in this regard.

Information Reporting and Backup Withholding

Payments of principal and interest on, and the proceeds of sale, exchange, or other disposition of, notes by a U.S. paying agent or other U.S. intermediary to a U.S. Holder will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding (currently at a 28% rate) may be required on reportable payments if the U.S. Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. A holder of notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

“Specified Foreign Financial Asset” Reporting

U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S. $50,000 (and in some circumstances, a higher threshold) may be required to file an information statement with respect to such assets with their U.S. federal income tax returns, currently on IRS Form 8938. The notes generally are expected to constitute “specified foreign financial assets” unless they are held in accounts maintained by financial institutions. U.S. Holders are urged to consult their own tax advisors regarding the application of this legislation to their ownership of the notes.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”), a “foreign financial institution” may be required to withhold U.S. tax on certain pass-thru payments made on or after January 1, 2019 to the extent such payments are treated as attributable to certain U.S. source payments. Obligations issued on or prior to the date that is six months after the date on which applicable final regulations defining “foreign passthru payments” are filed generally will be “grandfathered” and exempt from withholding unless the obligations are materially modified after that date. Accordingly, even if the issuer were treated as a foreign financial institution, FATCA would apply to payments on the notes only if there was a significant modification of the notes for U.S. federal income tax purposes after the expiration of this grandfathering period. Many non-U.S. governments have entered into agreements with the United States to implement FATCA in a manner that alters the rules described above. Holders should therefore consult their own tax advisors on how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, no additional amounts will be paid to compensate for the withheld amount.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE NOTES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

Material Netherlands Tax Considerations

This summary solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of the notes and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the issuance to a particular holder of notes will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the issuance to him, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that the issuer is organized, and that its business will be conducted, in the manner outlined in this prospectus supplement. A change to such organizational structure or to the manner in which the issuer conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus supplement. The tax law upon which this summary is based is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Material Netherlands Tax Considerations section does not address the Dutch tax consequences for a holder of the notes who:

•	is a person who may be deemed an owner of the notes for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

•	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from the notes;

•	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

•	owns the notes in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role; or

•	has a substantial interest in the issuer or a deemed substantial interest in the issuer for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of the issuer, or rights to acquire, directly or indirectly, such an interest in the shares of the issuer or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of the issuer, or (b) such person’s shares, rights to acquire shares or profit participating certificates in the issuer are held by him following the application of a non-recognition provision.

Withholding tax

All payments under the notes may be made free from withholding or deduction of or for any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority of or in the Netherlands.

Taxes on income and capital gains

Resident holders of the notes

A holder of the notes who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with the notes that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 52%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with the notes that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 52%.

An individual may, inter alia, derive or be deemed to derive benefits from or in connection with the notes that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of the notes is an individual whose situation has not been discussed before in this section “Material Netherlands Tax Considerations—Taxes on income and capital gains – Resident holders of the notes”, the value of his notes forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is determined on the basis of progressive rates starting from 2.87% up to 5.39% per annum of this yield basis, is taxed at the rate of 30%. Actual benefits derived from or in connection with his notes are not subject to Dutch income tax.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with the notes that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of the notes will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of the notes or the performance by the issuer of its obligations under such documents or under the notes.

Non-resident holders of the notes

Individuals

If a holder of the notes is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with the notes, except if:

•	he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his notes are attributable to such permanent establishment or permanent representative; or

•	he derives benefits or is deemed to derive benefits from or in connection with the notes that are taxable as benefits from miscellaneous activities performed in the Netherlands.

Corporate entities

If a holder of the notes is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with the notes, except if:

•	it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative which is taxable in the Netherlands, and to which permanent establishment or permanent representative its notes are attributable; or

•	it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its notes are attributable.

General

If a holder of the notes is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issue of the notes or the performance by the issuer of its obligations under such documents or under the notes.

Gift and inheritance taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of the notes by way of gift by, or upon the death of, a holder of the notes who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of the notes becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of the notes made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of the notes, the performance by the issuer of its obligations under such documents or under the notes, or the transfer of the notes, except that Dutch real property transfer tax may be due upon an acquisition, in connection with notes, of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement dated as of June 8, 2015, as amended and supplemented by the Terms Agreement dated the date of this prospectus supplement, among us and BB Securities Ltd., J.P. Morgan Securities LLC and Santander Investment Securities Inc., we have agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from us, the respective principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
BB Securities Ltd.	US$
J.P. Morgan Securities LLC
Santander Investment Securities Inc.

Total	US$

BB Securities Ltd. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Ltd. intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters are obligated to purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The notes will initially be offered at the public offering price indicated on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be US$                    and will be payable by us.

New Issue of Notes

There is currently no public trading market for the notes. We will apply to list the notes on the New York Stock Exchange, however, we cannot provide any assurance that our listing application will be approved. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

No Sales of Similar Securities

We have agreed that we will not, for a period of 30 days after the date of this prospectus supplement, without the prior written consent of the underwriters, issue, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year, provided that we will not be prevented from (i) prepaying any existing indebtedness of the issuer, (ii) entering into any export financing transaction with multilateral agencies, or (iii) entering into any financing from Financiadora de Estudos e Projetos – FINEP or the Banco Nacional de Desenvolvimento Econômico e Social – BNDES.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and/or their affiliates may acquire the notes for their own property accounts. Such acquisitions may have an effect on demand for and the price of the notes.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

Notice to Prospective Investors in Brazil

The notes have not been, and will not be, registered with the CVM. The notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Chile

Pursuant to Law No. 18,045 of Chile (the Chilean Securities Market Law) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Chilean Securities and Insurance Commission (Superintendencia de Valores y Seguros), or the SVS, the notes may be privately offered in Chile to certain “qualified investors” identified as such by SVS Rule 336 (which in turn are further described in Rule No. 216, dated June 12, 2008, of the SVS).

SVS Rule 336 requires the following information to be provided to prospective investors in Chile:

1.	Date of commencement of the offer: , 2017. The offer of the notes is subject Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS.

2.	The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS, due to the Notes not being subject to the oversight of the SVS.

3.	Since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile.

4.	The notes shall not be subject to public offering in Chile unless registered with the relevant Securities Registry of the SVS.

Información a los Inversionistas Chilenos

De conformidad con la ley N° 18.045, de mercado de valores y la Norma de Carácter General N° 336 (la “NCG 336”), de 27 de junio de 2012, de la Superintendencia de Valores y Seguros de Chile (la “SVS”), los bonos pueden ser ofrecidos privadamente a ciertos “inversionistas calificados”, a los que se refiere la NCG 336 y que se definen como tales en la Norma de Carácter General N° 216, de 12 de junio de 2008, de la SVS.

La siguiente información se proporciona a potenciales inversionistas de conformidad con la NCG 336:

1.	La oferta de los bonos comienza el de del 2017, y se encuentra acogida a la Norma de Carácter General N° 336, de fecha 27 de junio de 2012, de la SVS.

2.	La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que tales valores no están sujetos a la fiscalización de esa Superintendencia.

3.	Por tratarse de valores no inscritos en Chile no existe la obligación por parte del emisor de entregar en Chile información pública sobre los mismos.

4.	Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Notice to Prospective Investors in Colombia

The notes will not be authorized by the Superintendencia Financiera de Colombia (Colombian Superintendency of Finance) and will not be registered with the Colombian National Registry of Securities and Issuers, and, accordingly, the notes will not be offered or sold to persons in Colombia except in circumstances which do not result in a public offering pursuant to Section 6.11.1.1.1 of Decree 2555 of 2010, as amended, or an exemption therefrom under Colombian law.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, and each, a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of the notes which are the subject to the offering contemplated in this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

No approved prospectus within the meaning of the Prospectus Directive is required to be made generally available in connection with the offer.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or the SFO, and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Italy

The offering of the notes has not been cleared by the Commissione Nazionale per la Società e la Borsa, or the CONSOB, pursuant to Italian securities legislation. Accordingly, each underwriter has represented and agreed that it has not offered, sold or delivered, directly or indirectly, any notes to the public in the Republic of Italy. For the purposes of this provision, the expression “offer of notes to the public” in Italy means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, including the placement through authorized intermediaries.

Each underwriter has represented and agreed that it will not offer, sell or deliver, directly or indirectly, any note or distribute copies of this prospectus supplement or the accompanying prospectus, or of any other document relating to the notes in the Republic of Italy except: (i) to qualified investors (investitori qualificati), as defined under Article 100 of the Legislative Decree No. 58 of February 24, 1998, as amended, or the Italian Financial Act, as implemented by Article 26, paragraph 1(d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”), pursuant to Article 34-ter, first paragraph, letter b), of CONSOB Regulation No. 11971 of May 14, 1999, as amended, or the Regulation No. 11971; or (ii) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Italian Financial Act and its implementing CONSOB regulations including Regulation No. 11971.

Any such offer, sale or delivery of the notes or distribution of copies of the Prospectus or any other document relating to the notes in the Republic of Italy must be in compliance with the selling restriction under (i) and (ii) above and:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the relevant provisions of the Italian Financial Act, Regulation No. 16190, Legislative Decree No. 385 of September 1, 1993 as amended, or the Banking Act, and any other applicable laws or regulation;

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy or by Italian persons outside of Italy; and

(c)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or any other Italian authority.

Any investor purchasing the notes is solely responsible for ensuring that any offer, sale, delivery or resale of the notes by such investor occurs in compliance with applicable Italian laws and regulations.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act, as amended, or the FIEA. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in the Netherlands

For selling restrictions in respect of the Netherlands, see “Notice to Prospective Investors in the European Economic Area” above and in addition:

(a)	Specific Dutch selling restriction for exempt offers: the notes (including the rights representing an interest in the notes in global form) which are the subject of this prospectus, have not been and shall not be offered, sold, transferred or delivered in the Netherlands other than to qualified investors (gekwalificeerde beleggers) within the meaning of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

(b)	Regulatory capacity to offer the notes in the Netherlands: Each underwriter which did and does not have the requisite Dutch regulatory capacity to make offers or sales of financial instruments in the Netherlands has represented and agreed with the Issuers that it has not offered or sold and will not offer or sell any of the notes issued by the relevant Issuer in the Netherlands, other than through one or more investment firms acting as principals and having the Dutch regulatory capacity to make such offers or sales.

No approved prospectus within the meaning of the Prospectus Directive is required to be made generally available in connection with the offer.

Notice to Prospective Investors in Peru

The notes and the information contained in this offering memorandum are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the notes and therefore, the disclosure obligations set forth therein will not be applicable to us or the sellers of the notes before or after their acquisition by prospective investors. The notes and the information contained in this offering memorandum have not been and will not be reviewed, confirmed, approved or in any way submitted to the Peruvian Securities Market Superintendency (Superintendencia del Mercado de Valores), or SMV, nor have they been registered under the Peruvian Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, the notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein.

The notes may be registered with the Foreign Investment and Derivatives Instruments Registry (Registro de Instrumentos de Inversión y de Operaciones de Cobertura de Riesgo Extranjeros) of the Peruvian Superintendency of Banks, Insurance and Private Pension Funds Administrators (Superintendencia de Bancos, Seguros y Administradoras Privadas de Fondos de Pensiones) in order to make the notes eligible for investment by Peruvian Private Pension Funds Administrators.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in United Arab Emirates

Notice to Prospective Investors in the United Arab Emirates (Excluding the Dubai International Financial Centre)

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the Dubai International Financial Centre.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility.

Settlement

We expect that delivery of the notes will be made to investors on or about                    , 2017, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

EXPENSES RELATING TO THE GLOBAL OFFERING

We estimate that the expenses in connection with the global offering, other than underwriting discounts, commissions and fees, will be as follows:

Expenses	Amount
(In US$)
SEC registration fee
Printing and engraving expenses	35,000
Legal fees and expenses	260,000
Accountant fees and expenses	250,000
The New York Stock Exchange listing fees
Miscellaneous costs and “road show” expenses	85,000

Total

All amounts in the table are estimated except the SEC registration fee.

LEGAL MATTERS

The validity of the notes under the law of the state of New York and the U.S. federal laws, will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, NY, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, NY. Certain legal matters of Brazilian law relating to the notes will be passed upon for us by Soares, Bumachar, Barros Advogados, and for the underwriters by Bocater, Camargo, Costa e Silva, Rodrigues Advogados, São Paulo, Brazil. Certain legal matters of Dutch law relating to the notes will be passed upon by Loyens & Loeff N.V.

EXPERTS

The consolidated financial statements of Embraer S.A. as of and for the years ended December 31, 2015, 2014 and 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG Auditores Independentes, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Embraer S.A.

Debt Securities and Guarantees

Embraer Netherlands Finance B.V.

Guaranteed Debt Securities

Embraer S.A. may offer from time to time debt securities, and Embraer Netherlands Finance B.V. may offer debt securities guaranteed by Embraer S.A. from time to time. This prospectus describes the general manner in which these securities may be offered using this prospectus. An accompanying prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Investing in the securities involves risks. See “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2015.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, in one or more offerings, we may sell from time to time the debt securities described in this prospectus.

This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Embraer S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Embraer” are to Embraer S.A. References to “Embraer Finance” are to Embraer Netherlands Finance B.V. References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to the “prospectus” are to this prospectus and the applicable prospectus supplement taken together. References to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

ii

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our other markets;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•	the effects of key customers canceling, modifying and/or rescheduling contractual orders;

•	the effect of changing priorities or reductions in the Brazilian federal government or international government defense budgets on our revenues;

•	continued successful development and marketing of the EMBRAER 170/190 jet family, including the development of the new EMBRAER 170/190 generation, the E2, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 650, Legacy 600, Legacy 450 and Legacy 500) and our defense and security aircraft and services;

•	our level of indebtedness and other financial obligations as well as our ability to obtain additional financing when required and on reasonable terms;

•	anticipated trends in our industry, including, but not limited to, the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•	our short- and long-term outlook for the 30-130 seat commercial airline market;

•	our capacity to implement our operational strategy and our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	the impact of volatile fuel prices and the airline industry’s response;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation;

•	our relationship with our workforce; and

•	other factors discussed in the documents incorporated by reference in this prospectus, including under the heading “Risk Factors.”

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the documents incorporated by reference in this prospectus might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors, such as those risks described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Embraer S.A. is a corporation organized under the laws of Brazil and Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands. Substantially all of our directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil, the Netherlands or elsewhere outside the United States, and all or a significant portion of its assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or the Netherlands or to enforce against us or them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Brazil

Embraer has been advised by Marcia Sato Davoli de Araujo, its Associate General Counsel, that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior de Tribunal Justiça). This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•	the judgment was issued by a competent court after proper service of process on the parties, which service of process, if made in Brazil, must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment was authenticated by a Brazilian consulate in the State of New York;

•	the judgment was translated into Portuguese by a certified sworn translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•	civil actions may be brought before Brazilian courts in connection with the prospectus based on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action); and

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian bankruptcy, insolvency, liquidation, reorganization or similar laws. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

The Netherlands

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid or B.V.) incorporated under the laws of The Netherlands. It may be difficult for investors to enforce against Embraer Finance judgments obtained in courts outside the Netherlands. Where there is no treaty on the recognition and enforcement of judgments between a country and The Netherlands, as is the case for the United States (other than for arbitral awards), a judgment rendered by a court of such country (a “Foreign Court”) will not be enforced by the courts of the Netherlands. In order to obtain a judgment which is enforceable in The Netherlands, the claim must be relitigated before a competent Dutch court. However, a final judgment obtained in a Foreign Court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in United States may be submitted to a Dutch court. If the Dutch court finds that the jurisdiction of the Foreign Court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, uphold such final judgment and regard it as conclusive evidence, without substantive re-examination or re-litigation on the merits of the subject matter thereof, unless the contents and enforcement of such judgment conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature. In case of concurrent proceedings in more than one jurisdiction, the courts in the Netherlands have the authority to stay concurrent proceedings if these were brought elsewhere.

EMBRAER

We are one of the leading manufacturers of commercial aircraft (i.e., regional and mid-capacity aircraft) in the world, based on revenue from sales of commercial aircraft in 2014 and we have a global customer base. Our focus is achieving customer satisfaction with a range of products and services addressing the commercial airline, executive jet and defense and security markets.

We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a publicly-held company that produces aircraft for commercial and executive aviation and for defense and security purposes. As part of our evolution, we have obtained, developed and enhanced our engineering and technological capabilities through our development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects. We have applied our know-how and capabilities from our defense business to develop our commercial and executive aviation businesses.

Main Business Segments

Commercial Aviation. Our first regional aircraft was the Bandeirante, a 19-passenger twin-engine non-pressurized turboprop aircraft initially designed to service the transport needs of the Brazilian Air Force. This aircraft was certified in 1973. The Bandeirante was followed by the EMB 120 Brasilia, a high performance, pressurized turboprop commercial aircraft seating up to 30 passengers and designed to service the longer routes and higher passenger traffic of the growing regional aircraft market. The EMB 120 Brasilia was certified in 1985 by the U.S. Federal Aviation Administration, or FAA. Drawing upon the design of the EMB 120 Brasilia and the jet technology acquired in our development of the AM-X, a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial aviation. This family comprises three aircraft, which seat up to 37, 44 and 50 passengers. The first member of the ERJ 145 family, the ERJ 145, was certified by the Brazilian Aviation Authority (Agência Nacional de Aviação Civil – ANAC) and the FAA in 1996. We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to serve the commercial aviation market’s trend towards larger, higher volume and longer range jets. The first member of this family, the EMBRAER 170, was certified by the FAA and the European Aviation Safety Agency, or the EASA, in February 2004 and its derivatives, the EMBRAER 175, the EMBRAER 190 and the EMBRAER 195, were certified by the Brazilian Aviation Authority in December 2004, August 2005 and June 2006, respectively. In June 2013, we launched the second generation of our E-Jets family of commercial aircraft, the E2, comprising three new airplanes, the E175-E2, E190-E2 and E195-E2. The E190-E2 is expected to enter service in the first half of 2018, the E195-E2 in 2019 and the E175-E2 in 2020.

Defense and Security. We are the leading supplier of defense aircraft for the Brazilian Air Force, based on number of aircraft sold, and have sold aircraft to armed forces in Europe, Asia and Latin America. In the defense and security market, we offer a line of intelligence, surveillance and reconnaissance aircraft—each based on the ERJ 145 regional jet platform—and the Super Tucano, a light attack and an advanced trainer aircraft. Using our commercial aircraft platforms, we are able to offer a comprehensive range of aircraft dedicated to transportation of officials, medical evacuation and general transportation missions for the defense and security market. In February 2015, we successfully conducted the first flight of the KC-390, a mid-size military transport aircraft. We expect to deliver the first KC-390 in 2016. Revenues from sales to the Brazilian Federal government accounted for 68.9% and 69.7% of the revenue for this segment for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

Executive Jet. We have developed a line of executive jets: the Legacy 600, a super mid-size jet, followed by the Phenom 100, an entry-level jet, and the Phenom 300, a light jet. The Lineage 1000, an ultra-large jet, was later added as the largest executive jet in our portfolio, and during 2008, we launched the Legacy 450 and Legacy 500, a mid-light and mid-size jet, respectively, that we believe will establish our executive jet portfolio as one of the most comprehensive in the executive aviation industry. The Legacy 500 entered into service in October of 2014 and the Legacy 450 development program continues on track, with the first delivery scheduled for the fourth quarter of 2015. In 2009, we introduced the new Legacy 650, a large executive jet that will be positioned in our executive jet portfolio between the Legacy 600 and the Lineage 1000. The Legacy 650 received its certification from the Brazilian Aviation Authority and the EASA in 2010 and began operating in November 2010.

Other Related Businesses. We provide structural parts and mechanical and hydraulic systems to Sikorsky Corporation for its production of helicopters. We provide subcontracting services to Sikorsky Corporation in connection with the development and manufacture of the landing gear, fuel system and fuel tanks for their S-92 Helibus helicopter. We also act as a risk-sharing partner for Sikorsky Corporation for these parts. We also developed and manufactured a crop duster aircraft pursuant to specifications of the Brazilian Ministry of Agriculture. We produce this aircraft only on demand. Through December 31, 2014, we had delivered a total of 1,353 of these aircraft, including 38 in 2014. Our other related businesses, which include customer services, accounted for 1.2% and 1.3% of our revenue in 2014 and for the three months ended March 31, 2015, respectively.

Embraer is a joint-stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Originally formed in 1969 by the Brazilian federal government, we were privatized in 1994. In connection with our privatization, we were transformed into a publicly-held corporation in 2000 and we are subject to the provisions of Brazilian Corporate Law. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil. Our telephone number is +55-12-3927-4404.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of or incorporated by reference in this prospectus.

EMBRAER FINANCE

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, a wholly owned subsidiary of Embraer, and was established primarily to act as a finance subsidiary of Embraer. Its registered office is at Evert van de Beekstraat, 47, 1118CL, Schiphol, The Netherlands, and its deed of incorporation and any other documents concerning Embraer Finance which are referred to in this prospectus can be inspected at Embraer Finance’s headquarters at the same address. No financial statements have been produced for Embraer Finance as of the date of this prospectus .Embraer Finance’s principal executive offices are located at Evert van de Beekstraat, 47, 1118CL, Schiphol, The Netherlands, and its telephone number is +31 20 206-6866.

USE OF PROCEEDS

Embraer

Unless otherwise indicated in the applicable prospectus supplement, Embraer intends to use the net proceeds from the sale of the securities for general corporate purposes.

Embraer Finance

Unless otherwise indicated in the applicable prospectus supplement, Embraer Finance intends to on-lend the net proceeds from the sale of the debt securities to Embraer or Embraer’s subsidiaries and affiliates.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other terms that will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary is subject to, and qualified in its entirety by reference to, the provisions of such indenture, the debt securities and the prospectus supplement relating to each series of debt securities. In this summary, references to “Embraer” means Embraer S.A. only and do not include any of its subsidiaries.

Indenture

Any debt securities that Embraer or Embraer Finance issue will be governed by an indenture. The indenture will be entered into between the issuer, the guarantor, if applicable, and The Bank of New York Mellon, as trustee, which we refer to as the indenture. The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against Embraer or Embraer Finance, as applicable, if it defaults on its obligations under the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”

•	Second, the trustee performs administrative duties for Embraer and Embraer Finance, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Embraer will issue debt securities under an indenture we refer to as the “Embraer indenture.” Embraer Finance will issue debt securities guaranteed by Embraer under an indenture we refer to as the “Embraer Finance indenture.”

Each of the Embraer and Embraer Finance indentures contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of Embraer and Embraer Finance indentures with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York.

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series of debt securities and to each of the Embraer and Embraer Finance indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series of debt securities.

The material terms of a particular series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the applicable prospectus supplement.

We may issue original issue discount debt securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed debt securities or debt securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the applicable prospectus supplement will state whether we will list the debt securities of the series on any securities exchanges.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. We may also arrange for additional transfer offices, and may cancel or change these offices. These offices are called “transfer agents.” We may also choose to act as our own transfer agent.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.

Beneficial interests in the debt securities will be subject to certain restrictions on transfer and must be made in accordance with the procedures set forth in the applicable indenture and the debt securities will bear the applicable legends regarding the restrictions set forth under the transfer restrictions set in the applicable indenture.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York, New York. We may also choose to pay interest by mailing checks. Upon application by a holder to the specified office of the trustee or any paying agent not less than 10 business days before the due date for any payment in respect of a debt security, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us or (if then held by us) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to registered holders of certificated notes, using their addresses as listed in the registrar’s records. If the debt securities of a series are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange. In addition, if debt securities are held in global form, notices will be delivered in accordance with the applicable procedures of the depositary.

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities issued under that indenture. Such changes may or may not require the consent of the holders, as described below.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. These types of changes are:

•	a change in the stated maturity for any principal or interest payment on the debt securities;

•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the debt securities;

•	a change in the place of any payment due on the debt securities;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt securities;

•	a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•	in the case of the Embraer Finance indenture, a change in the provisions related to payment obligations under guarantees in a manner that would materially and adversely affect the holders; and

•	a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities.

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of debt securities under the indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

Each indenture provides that other changes to that indenture and the outstanding debt securities under such indenture must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change. The required approval must be given by written consent.

Each indenture provides that the same majority approval would be required for us to obtain a waiver of any covenants in the applicable indenture. The covenants in the applicable indenture include covenants made by Embraer about mergers and similar transactions and incurrence of liens on our assets, which are described below under “—Certain Covenants of Embraer—Mergers and Similar Transactions” and “—Certain Covenants of Embraer—Limitation on Liens.” If the holders approve a waiver of a covenant, we will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indenture, as it affects any security, that we cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Voting Mechanics

Debt securities will not be considered outstanding, and therefore the holders of those debt securities will not be eligible to vote or take other action under the applicable indenture, if we have deposited or set aside in trust for the holders money for their payment or redemption. Debt securities will also not be eligible to vote or take other action under the applicable indenture if they have been defeased as described under “—Defeasance and Discharge.” Debt securities held by Embraer, Embraer Finance or their Affiliates are not considered outstanding.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Embraer or Embraer Finance, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its maturity.

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed at any time, (1) the particular debt securities to be redeemed will be chosen by the trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which debt securities of the applicable series are listed or if such securities exchange has no requirement governing redemption or the debt securities of the applicable series are not then listed on a securities exchange, on a pro rata basis or by lot (or, in the case of debt securities issued in global form, subject to the applicable procedures of the depositary), and (2) the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If debt securities of any series are redeemed in part, the remaining outstanding amount of any debt security of that series must be at least equal to U.S.$2,000 and be an integral multiple of U.S.$1,000.

In the event that we exercise an option to redeem any debt securities of a series, we will give to the trustee and the holders written notice of the principal amount of the debt securities to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “—Notices.”

Optional Tax Redemption

Unless otherwise indicated in the applicable prospectus supplement, we will have the option to redeem, in whole but not in part, any series of debt securities if:

•	as a result of a change in or amendment to the laws of a Relevant Taxing Jurisdiction (as defined below) (or rules and regulations thereunder or the official interpretation, administration or application thereof), which change or amendment becomes effective on or after the issue date in the case of Brazil or the Netherlands or in the case of any other Relevant Taxing Jurisdiction, which change or amendment is first publicly announced and becomes effective after the date it first becomes a Relevant Taxing Jurisdiction (a “Change in Tax Law”):

•	in the case of a series of debt securities issued by Embraer under the Embraer indenture or guaranteed by Embraer under the Embraer Finance indenture, Embraer or any successor has or will become obligated to pay additional amounts, as described below under “—Payment of Additional Amounts,” with respect to that series of debt securities or the related guarantee, other than additional amounts attributable to Brazilian Taxes (as defined under “—Payment of Additional Amounts”) imposed at a rate of equal to or less than (1) 15% generally in case of any taxes imposed by Brazil, or (2) 25% in case of taxes imposed by Brazil on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 17% or where the laws of that country or location impose restrictions on the disclosure of (x) shareholding composition; (y) the ownership of the investment; or (z) the beneficial ownership of income paid to non-resident persons, pursuant to Law No. 9,779, dated January 19, 1999; or

•	in the case of a series of debt securities issued by Embraer Finance under the Embraer Finance indenture, Embraer Finance or any successor has or will become obligated to pay additional amounts (as defined under “—Payment of Additional Amounts”);

and in either case, the payment of such excess amounts cannot be avoided by the use of any reasonable measures available to Embraer or Embraer Finance, as the case may be.

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such debt securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given.

Embraer or Embraer Finance shall pay all present or future stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Brazil, the Netherlands or any other governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the applicable indenture or the issuance of the debt securities.

Open Market Purchases

Subject to any restrictions that will be described in the applicable prospectus supplement, Embraer or its Affiliates may at any time purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in Embraer’s discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

Unless otherwise indicated in the applicable prospectus supplement, all payments in respect of the debt securities issued thereunder and the related guarantee, if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of (i) Brazil (“Brazilian Taxes”), (ii) the Netherlands (in the case of securities issued under the Embraer Finance indenture) (“Dutch Taxes”), or (iii) any other jurisdiction or political subdivision thereof having power to tax in which Embraer Finance (in the case of securities issued under the Embraer Finance indenture), Embraer or any successor thereto is organized or incorporated or is a resident for tax purposes, as applicable (each such jurisdiction, a “Relevant Taxing Jurisdiction”), unless Embraer or Embraer Finance, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Embraer or Embraer Finance, as applicable, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay to each holder such additional amounts as may be necessary in order that every net payment made by Embraer or Embraer Finance, as applicable, on each debt security of that series or the related guarantee after deduction or withholding for or on account of any Brazilian Taxes or Dutch Taxes, as the case may be, will equal the respective amounts of principal of, or premium, if any, or interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Embraer nor Embraer Finance will have to pay additional amounts:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with a Relevant Taxing Jurisdiction other than the mere holding of the debt security and the receipt of payments with respect to the debt security or the related guarantee;

•	in respect of debt securities surrendered (if surrender is required) more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such debt security would have been entitled to such additional amounts on surrender of such debt security for payment on the last day of such period of 30 days;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction, if (a) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, duty, assessment or other governmental charge and (b) Embraer or Embraer Finance, as applicable, has given the holders at least 30 days’ notice that holders will be required to comply with such requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, or premium, if any, or interest on the debt security or by direct payment by Embraer or Embraer Finance in respect of claims made against it; or

•	in respect of any combination of the above.

The applicable prospectus supplement may describe additional circumstances in which we would not be required to pay additional amounts.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Embraer nor Embraer Finance will be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the debt securities are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Embraer or Embraer Finance, as the case may be.

Any reference in this prospectus or the applicable prospectus supplement, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

Certain Covenants of Embraer

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Embraer will covenant that it will not, without the consent of the holders of a majority in aggregate principal amount of the debt securities of each series outstanding under the indenture, consolidate with or merge into any other corporation or convey or transfer all or substantially all of its properties or assets to any other person, unless:

•	the person formed by such consolidation or into which Embraer is merged or the person which acquires by conveyance or transfer all or substantially all of the properties or assets of Embraer, which we refer to as the “successor person,” will expressly assume via a supplemental indenture the due and punctual payment of the principal of and interest on all the debt securities issued or guaranteed under the applicable indenture and all other obligations of Embraer under the applicable indenture and the debt securities or guarantees, as the case may be, and, in case such consolidation, merger, conveyance or transfer involves Embraer Finance, Embraer will expressly reaffirm its obligations under the indenture and the debt securities;

•	immediately after giving effect to such transaction, no event of default with respect to any debt security issued under the applicable indenture will have occurred and be continuing;

•	Embraer has delivered to the trustee under the indenture an (i) officers’ certificate of Embraer stating that such consolidation, merger, conveyance or transfer and the supplemental indenture complies with this section and that all relevant conditions precedent provided in the applicable indenture, which relate to such transaction, have been complied with and (ii) an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions, which relate to the transaction, have been complied with; and

•	the successor person will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by a Relevant Taxing Jurisdiction as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the debt securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the debt securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the debt securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction.

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Embraer under the debt securities or guarantee of Embraer, as applicable, with the same effect as if the successor person had been named as the issuer or guarantor, as applicable, of the debt securities issued under the applicable indenture. If a successor person is organized in or considered to be resident in a jurisdiction other than Brazil or the Netherlands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor person will have the right to redeem the debt securities unless Embraer or Embraer Finance, as applicable, would have been entitled to redeem the debt securities in similar circumstances.

If the conditions described above are satisfied, Embraer will not need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties or assets to any other person. Also, Embraer will not need to satisfy these conditions if Embraer enters into other types of transactions, including the following:

•	any transaction in which Embraer acquires the stock or assets of another person;

•	any transaction that involves a change of control of Embraer, but in which Embraer does not merge or consolidate; and

•	any transaction in which Embraer sells or otherwise disposes of less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Embraer will covenant that for so long as any debt securities remain outstanding, Embraer will not, create, incur, issue or assume any Indebtedness (as defined below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding debt securities equally and ratably therewith or prior thereto. The (1) giving of a guarantee that is secured by a Lien upon or in respect of any of Embraer’s assets, and (2) creation of a Lien upon or in respect of any of Embraer’s assets to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the incurrence of Indebtedness in an amount equal to the principal amount of such Indebtedness secured by such Lien.

For purposes of this covenant, “Permitted Liens” means any Lien:

a)	granted upon or with regard to any property acquired after the date of the indenture by Embraer to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

b)	in existence on the date of the indenture and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the indenture;

c)	arising in the ordinary course of business of Embraer in connection with the financing of any aircraft owned by us that is leased to another person; provided, however, that such Lien is limited to such aircraft;

d)	arising by operation of law, such as tax, merchants’, maritime or other similar Liens arising in the ordinary course of business of Embraer;

e)	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions by Embraer;

f)	granted upon or with regard to any present or future asset or property related in respect of Indebtedness which is owed to (1) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A. (“BNDESPAR”), Financiadora de Estudos e Projetos (“FINEP”) and Agência Especial de Financiamento Industrial (“FINAME”), (2) any international official export-import bank or official export-import credit insurer, or (3) the International Finance Corporation or any international multilateral or government-sponsored agency;

g)	existing with respect to any assets of a person at the time such person is merged or consolidated with or into Embraer (and such Lien is not incurred in anticipation of such transaction), provided that such Lien is not extended to any asset of Embraer other than the assets of such person affected thereby prior to giving effect to such merger or consolidation, (2) existing on any assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), and (3) to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancing, refunding or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to above, provided that such liens do not extend to any other property;

h)	created pursuant to any order of attachment or similar legal process arising in connection with court proceedings which are being contested by Embraer in good faith and by appropriate proceedings;

i)	on any property or assets in connection with Indebtedness related to any regulated program for industrial or defense development related to the activities performed by Embraer imposed or entered into as a result of the regulations or requirements of an applicable governmental authority; provided, however, that such lien is limited to such property or assets associated with such regulated program;

j)	existing on any asset prior to the acquisition thereof by Embraer and not created in contemplation of such acquisition;

k)	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of debt securities issued by Embraer or guaranteed by Embraer under the applicable indenture;

l)	arising from Capitalized Lease Obligations entered into by Embraer in the ordinary course of business; or

m)	granted after the date of the indenture upon or in respect of any assets of Embraer other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Embraer’s stockholders’ equity (calculated on the basis of Embraer’s latest quarterly unaudited or annual audited consolidated financial statements, whichever is the most recently prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and currency exchange rates prevailing on the last day of the period covered by such financial statements).

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if we choose to apply them to that series, in which case we will so state in the applicable prospectus supplement.

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Embraer and Embraer Finance (in the case of debt securities issued under the Embraer Finance indenture) will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Embraer or Embraer Finance, as applicable, in addition to other actions, put in place the following arrangements for you to be repaid:

•	Embraer or Embraer Finance, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other holders of the debt securities of the applicable series a combination of money and (unless otherwise specified in the applicable prospectus supplement) U.S. government or U.S. government agency debt securities or bonds that in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities of the applicable series on their various due dates.

•	Embraer or Embraer Finance must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then-current U.S. federal income tax law, Embraer or Embraer Finance, as applicable, may make the above deposit without causing you to be taxed on the debt securities of the applicable series any differently than if Embraer or Embraer Finance, as applicable, did not make the deposit and instead repaid the debt securities itself of the applicable series.

If Embraer or Embraer Finance ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities of the applicable series. You could not look to Embraer or Embraer Finance for repayment in the unlikely event of any shortfall. However, even if Embraer or Embraer Finance takes these actions, a number of obligations relating to the debt securities or guarantees, if any, will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series of debt securities, Embraer or Embraer Finance can make the same type of deposit described above and be released from all or some of the restrictive covenants, if any, that apply to the debt securities of that particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and (unless otherwise specified in the applicable prospectus supplement) debt securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Embraer or Embraer Finance would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in U.S. federal income tax laws or a ruling from the U.S. Internal Revenue Service.

If Embraer or Embraer Finance were to accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities of the applicable series would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•	the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is An Event of Default?”.

If either Embraer or Embraer Finance accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities of the applicable series if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities of the applicable series become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Ranking

The debt securities and the guarantees, if any, will rank equally with all of Embraer’s other unsecured and unsubordinated Indebtedness.

Events of Default

Each indenture provides that you will have special rights if you hold debt securities issued under that indenture and an event of default occurs under that indenture and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “Event of Default” with respect to any series of debt securities means any of the following:

•	failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•	Embraer or Embraer Finance (in the case of securities issued under the Embraer Finance indenture) fail to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after Embraer or Embraer Finance, as applicable, receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•	the maturity of any Indebtedness of Embraer Finance, Embraer or any Subsidiary in a total aggregate principal amount of US$50 million (or the equivalent in other currencies) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by Embraer Finance, Embraer or any Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness);

•	one or more final judgments or decreases for the payment of money in excess of US$50 million (or the equivalent in other currencies) in the aggregate are rendered against Embraer Finance, Embraer or any Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (i) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 60 days following commencement of such enforcement proceedings or (ii) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•	Embraer Finance, Embraer or a Significant Subsidiary: (i) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (ii) applies for or consents to the entry of an order for relief against it in an involuntary case; (iii) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (vi) files for a reorganization of its debts (judicial or extrajudicial recovery);

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against Embraer Finance, Embraer or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of Embraer Finance, Embraer or any Significant Subsidiary or for any substantial part of the property of Embraer Finance, Embraer or any Significant Subsidiary; (iii) orders the winding up or liquidation of Embraer Finance, Embraer or any Significant Subsidiary; (iv) adjudicates Embraer Finance, Embraer or any Significant Subsidiary as bankrupt or insolvent; (v) ratifies an accord or composition in bankruptcy between Embraer Finance, Embraer or any Significant Subsidiary and the respective creditors thereof; or (vi) grants a judicial or extrajudicial recovery to Embraer Finance, Embraer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

•	a final judgment or judgments (not subject to appeal) determines the guarantees of such debt securities to be unenforceable or invalid, such guarantees cease for any reason to be valid and binding or enforceable against Embraer, or any person acting on its behalf denies or disaffirms its obligations under such guarantees; or

•	an Illegality Event shall have occurred and be continuing.

The trustee shall not be charged with knowledge of any default or event of default with respect to the debt securities unless a written notice of such default or event of default shall have been given to an officer of the trustee with direct responsibility for the administration of the indenture and the debt securities, by Embraer or Embraer Finance or any holder of the applicable series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee may, or at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will, declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Embraer or Embraer Finance, as applicable, the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Embraer or Embraer Finance, as applicable, has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the debt securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts Embraer or Embraer Finance, as applicable, owe the trustee; and provided, further, that all other defaults with respect to the debt securities of that series have been cured or waived.

The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee under the indenture written notice of a continuing event of default;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•	they or other holders must offer to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.

Under the indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security on or after its due date and which was not paid in full by Embraer or Embraer Finance.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of debt securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Certain Defined Terms

The following terms have the specified meanings for purposes of the indenture and the debt securities:

“Indebtedness” means, with respect to any person, any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a Capitalized Lease Obligation; provided, however, that, as used in the cross-acceleration provision described in the third bullet point under “Events of Default—What is an Event of Default?”, “Indebtedness” will not include any payment made by us on behalf of an Affiliate, upon any Indebtedness of such Affiliate becoming immediately due and payable as a result of a default by such Affiliate, pursuant to a guarantee or similar instrument provided by us in connection with such Indebtedness, provided that such payment made by us is made within five business days of notice being provided to us that payment is due under such guarantee or similar instrument.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capitalized Lease Obligation” means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with IFRS; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with IFRS; and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.

“Illegality Event” means an event as a result of which it becomes and continues to be unlawful for Embraer or Embraer Finance, as applicable, to perform or comply with any one or more of its obligations under the debt securities, the guarantees, if any, or the indenture.

“Significant Subsidiary” means any Subsidiary of Embraer which, at the time of determination, either (a) had assets which, as of the date of Embraer’s most recent unaudited quarterly or audited annual consolidated balance sheet, constituted at least 10% of Embraer’s total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Embraer’s most recent unaudited quarterly or audited annual consolidated statement of income which constituted at least 10% of Embraer’s total revenues on a consolidated basis for such period.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Embraer, (b) Embraer and one or more Subsidiaries or (c) one or more Subsidiaries.

Regarding the Trustee

The Bank of New York Mellon will serve as the trustee under the applicable indenture. The Bank of New York Mellon may from time to time have other business relationships with Embraer and its Affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities by Embraer Finance. When Embraer Finance sells a series of its debt securities, Embraer will execute and deliver a guarantee of that series of debt securities under the indenture.

Pursuant to any guarantee, Embraer will irrevocably and unconditionally agree, upon the failure of Embraer Finance to make the required payments under the applicable series of debt securities and the indenture, to make any required payment. The amount to be paid by Embraer under the guarantee will be an amount equal to the amount of the payment Embraer Finance fails to make.

Group Financing Company Exemption

Embraer Finance relies on the group financing company exemption of article 3:2 of the Dutch financial supervision act, as amended from time to time (Wet op het financieel toezicht) for the issuance of debt securities. In order to be exempt from the requirement of a banking license under Dutch law, Embraer Finance and Embraer must ensure the following conditions are met during the term of the debt securities and the term of the guarantee: (i) Embraer, as the parent company, unconditionally and irrevocably guarantees any obligations and any debt incurred in connection with the debt securities; (ii) Embraer maintains at all times a positive consolidated shareholders’ equity (geconsolideerd vermogen); (iii) Embraer at all times ensures that Embraer Finance complies with its obligations with obligations (including any payment obligations) under or in connection with the debt securities; (iv) Embraer Finance extends at least 95% of the proceeds of the issuance of the debt securities within the corporate group of which Embraer Finance forms part; and (v) the main activity of Embraer Finance’s corporate group is not the business of granting credits for its own account outside the corporate group of which Embraer Finance forms part, which includes, but is not limited to, granting financial leases. Embraer Finance must on an ongoing basis be able to demonstrate that the above conditions are met. If at any time Embraer Finance cannot demonstrate that the conditions are met, this will be qualified as breach of the group financing company exemption of article 3:2 of the Dutch financial supervision act, as amended from time to time (Wet op het financieel toezicht).

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and any applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in this prospectus and any applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in our debt securities to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We, the trustee, any paying agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any paying agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	any of the notes has become immediately due and payable in accordance with “Description of Debt Securities—Events of Default.”

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any paying agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

EXPERTS

The consolidated financial statements of Embraer S.A. as of and for the years ended December 31, 2014, 2013 and 2012 and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014 are incorporated in this prospectus by reference to the Form 20-F for the year ended December 31, 2014 and have been so incorporated in reliance on the reports of KPMG Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Milbank, Tweed, Hadley & McCloy LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York state and U.S. federal law and Marcia Sato Davoli de Araújo, our Associate General Counsel, will provide an opinion regarding certain legal matters under Brazilian law relating to the debt securities and guarantees, if applicable, of Embraer. Baker & McKenzie Amsterdam N.V. will provide an opinion regarding legal matters under Dutch law relating to the debt securities of Embraer Finance.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 27, 2015 (File No. 001-15102), containing our audited consolidated financial statements as at December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our report on Form 6-K, furnished to the SEC on May 27, 2015 (File No. 001-15102), containing our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014, and certain other financial information that supersedes corresponding financial information in our 2014 Form 20-F; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to our Investor Relations Department located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil (+55-12-3927-4404).

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

EMBRAER NETHERLANDS FINANCE B.V.

(a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands)

US$

            % Notes due

Fully, unconditionally and irrevocably guaranteed by

EMBRAER S.A.

(incorporated in the Federative Republic of Brazil)

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BB Securities	J.P. Morgan	Santander

                    , 2017